UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CVS Health Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022

Notice of Annual
Meeting of Stockholders
and Proxy Statement

May 11, 2022

Virtual Meeting at 8:00 a.m., Eastern Time
www.virtualshareholdermeeting.com/CVS2022

CVS Health Corporation
One CVS Drive
Woonsocket, Rhode Island 02895

The Annual Meeting will be held solely by means of remote communication for the health and safety of our stockholders and employees. This Notice of 2022 Annual Meeting and Proxy Statement is being mailed or transmitted beginning on or about April 1, 2022 to stockholders of record at the close of business on March 14, 2022

Healthy 2030 charts our course for
this decade in four key areas

For more information about our Environmental, Social and Governance strategy and achievements, see the back pages of this proxy statement.

Message from Our Chair and Chief Executive Officer

Dear Fellow Stockholders:

2021 marked another successful year for CVS Health, at a pivotal time for America. We advanced our bold, consumer-centric health care strategy, exceeded our financial goals and continued to help lead our nation’s response to COVID-19 by administering millions of tests and vaccinations at our local community health destinations across the country. Our accomplishments are a testament to our dedicated workforce of approximately 300,000 colleagues and trusted partners. As CVS Health becomes a bigger part of everyday health, we are delivering meaningful health care solutions that are personalized, connected and increasingly digital.

Our 2021 Financial Performance

For full year 2021, we exceeded our financial goals, reporting record total revenues and cash flow from operations which reflect robust growth across all business segments and focused improvements across the Company. We also returned more than $2.6 billion to our stockholders through cash dividends, while remaining committed to our investment grade ratings through net repayments of long-term debt. Please review our Annual Report to Stockholders, which is being delivered with this proxy statement, for more details on our financial performance.

Our 2021 performance demonstrates our ability to anticipate, deliver and exceed consumers’ expectations for health care. Consumers are a major force driving change in health care and CVS Health continues to engage with them when, where and how they want – virtually, in the home, or in their local community. This convenience drives engagement, which in turn helps improve outcomes.

Bold Shifts

Our vision is to become the leading health solutions company for consumers, delivering a superior health care experience while driving improved health outcomes, lower costs, higher engagement levels and broader access to quality care. We will further unify our business around the consumer health experience and scale new sources of value, primarily by focusing on five strategic pillars:

1)	Advance all-payer primary care delivery capabilities;

2)	Optimize the retail portfolio to serve as community health destinations;

3)	Diversify our growth portfolio with new health services;

4)	Drive a digital-first, technology-forward approach; and

5)	Enhance omnichannel health experiences.

We have been thoughtful and deliberate in formulating our vision and strategy for the future. You can expect CVS Health to deliver sustainable growth in our foundational businesses and additional growth from our new initiatives that place the consumer at the center of all that we do. We will also seek to drive meaningful cost improvements, generate strong cash flow and deploy a balanced capital allocation strategy.

Environmental, Social and Governance Focus

Environmental, Social and Governance (“ESG”) matters are embedded in our culture and reflected through our actions to increase access to health care, support diversity and inclusion, invest in local communities and reduce our environmental impact. Our strategy leverages a strong stakeholder engagement process to maximize the benefits we can bring to our communities, our country, our planet and future generations.

Our ten-year ESG roadmap, newly renamed “Healthy 2030,” sets long-term goals to guide our focus on key topics and we have aligned to eight of the seventeen United Nations Sustainable Development Goals. Our targets over this decade include commitments to address health equity, social determinants of health and our environmental impact. Thus far, we are pleased to have been recognized by the highly-regarded S&P Dow Jones Sustainability World Index for a third consecutive year as well as being named to the North American Index for the ninth consecutive year. We were also one of the first seven companies globally to have science-based net zero Green House Gas emissions targets validated by the Science Based Targets initiative and have been placed on the Carbon Disclosure Project A List for the third year for our commitment to climate action.

Corporate Governance and Stockholder Engagement

Over the course of each year, our management team and our Board of Directors work closely together on the advancement of the Company’s strategic plan. This year was no exception. We continue to proactively engage with our stockholders to enhance our understanding and to be responsive of your perspectives and needs.

Effective with the 2022 Annual Meeting, Dave will be retiring as a director and Independent Chair of the Board. In addition, Tony White will not stand for re-election as he has reached the Board’s mandatory retirement age, so the Board will be reduced to 11 members. Following a thorough evaluation of its leadership structure the Board has appointed Roger Farah to become its new Independent Chair of the Board following the Annual Meeting, subject to Roger’s re-election to the Board.

Annual Meeting of Stockholders

For health and safety reasons, and to allow our stockholders to more easily participate regardless of their geographic location, our 2022 Annual Meeting will again be held virtually on Wednesday, May 11, 2022, at 8:00 a.m., Eastern Time. We ask you to please vote at your earliest convenience. Your vote is important.

Thank you for your continued interest and investment in CVS Health. We appreciate your support as we continue to reimagine health care for all consumers to meet their changing needs throughout their entire lifetime.

Sincerely,

David W. Dorman Chair of the Board	Karen S. Lynch President and Chief Executive Officer

2022 Proxy Statement	i

ii	CVS Health

Notice of Annual Meeting of Stockholders

May 11, 2022

8:00 a.m. Eastern Time

The Annual Meeting will be held exclusively online at www. virtualshareholdermeeting. com/CVS2022

How to Vote

Your vote is important to the future of CVS Health. You are eligible to vote if you were a stockholder of record at the close of business on March 14, 2022. Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand:

USE THE INTERNET www.proxyvote.com

USE A MOBILE DEVICE Scan this QR Code

CALL TOLL-FREE 1-800-690-6903

MAIL YOUR PROXY CARD Follow the instructions on your voting form

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 11, 2022:

The proxy statement and 2021 Annual Report to Stockholders (the “2021 Annual Report”), which includes our Annual Report on Form 10-K and our audited financial statements, are available at www.cvshealthannualmeeting.com and at www.proxyvote.com.

Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials.

You are cordially invited to join our 2022 Annual Meeting of Stockholders, to be held on Wednesday, May 11, 2022, at 8:00 a.m. Eastern Time. Our Annual Meeting will be conducted exclusively online.

Items to be Voted

●	Elect 11 director nominees named in this proxy statement;

●	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022;

●	Say on pay, an advisory vote to approve the Company’s executive compensation;

●	Act on five stockholder proposals, if properly presented; and

●	Conduct any other business properly brought before the Annual Meeting.

Eligibility to Vote

Stockholders of record at the close of business on March 14, 2022 may vote at the Annual Meeting.

By Order of the Board of Directors,

Colleen M. McIntosh

Senior Vice President, Corporate Secretary and Chief Governance Officer
CVS Health Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
(principal executive office)
April 1, 2022

Your vote is important.

Our proxy statement and proxy card are being mailed or transmitted to stockholders entitled to vote at the Annual Meeting beginning on or about April 1, 2022. Whether or not you plan to attend the Annual Meeting, please vote your shares. In addition to voting by mail or during the Annual Meeting by following the instructions available on the Annual Meeting website, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your voting instructions to see which of these options are available to you. Even if you are attending the Annual Meeting virtually, we encourage you to vote in advance by Internet, phone or mail.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, beginning on or about April 1, 2022, we are mailing a notice of Internet availability to many of our stockholders instead of paper copies of our proxy statement and our 2021 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2021 Annual Report and proxy card.

The Annual Meeting will be accessible only at www.virtualshareholdermeeting.com/ CVS2022 (the “Annual Meeting website”). We encourage you to access the Annual Meeting website prior to the start time and allow ample time to log into the Annual Meeting webcast and test your computer system. To be admitted to the Annual Meeting, you must enter the 16-digit control number found on the proxy card, Notice of Internet Availability or voting instruction form that accompanied your proxy materials when requested by the Annual Meeting website. You may vote during the Annual Meeting by following the instructions available on the Annual Meeting website.

2022 Proxy Statement	1

The Value We Create

Financials

Total Revenues

in billions of dollars

Diluted EPS from continuing operations

in dollars per common share

Adjusted EPS*

in dollars per common share

Cash Flow from Operations

in billions of dollars

2021 Highlights

We delivered strong performance during a challenging year

●	Total revenues increased to $292.1 billion, up 8.7% compared to prior year

●	GAAP diluted earnings per share (“EPS”) from continuing operations of $5.95 and Adjusted EPS* of $8.40

●	Generated cash flows from operations of $18.3 billion

●	Net repayments of long-term debt of $8.8 billion

CVS Health announced its strategy at its 2021 Investor Day and is positioned for growth

●	Bold shifts to unify our business around the consumer health experience

●	Strong foundational businesses well positioned for future growth

●	Unique collection of assets and capital generation power

●	Closest to the consumer with our trusted brand and presence in communities across America

●	Have the right people and deep health care expertise to deliver on our strategy

●	Growing to become the nation’s leading health solutions provider with assets and strategy to achieve low double-digit adjusted EPS growth by 2024

Continuing to lead the nation’s COVID-19 response

●	>32 million tests administered in 2021

●	>59 million vaccines administered in 2021

Delivering new digital capabilities

●	Over 2 billion visits to CVS.com, up nearly 55% over the prior year, and now serving over 40 million customers digitally

Emphasizing sustainability

●	Included in the 2021 S&P Dow Jones Sustainability Indices

	●	North American Index (9th consecutive year)

	●	World Index (3rd consecutive year)

Our foundational businesses create opportunities to drive deeper engagement with consumers today

*	Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.

2	CVS Health

Our Purpose: Bringing our heart to every moment of your health™

It’s a purpose only we can own because we deliver health care in ways no one else can. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications, or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day.

Our purpose is our North Star, not just for how we serve our customers but how we all work together at CVS Health. We want to bring our hearts to every moment of interaction – in how we collaborate, how we care for and support each other, how we serve our communities, how we better understand colleagues’ needs and how we strive to make our Company one of the world’s best places to work.

Our Heart At Work Behaviors™ describe how we seek to fulfill our purpose and shape the culture we want at CVS Health. When we demonstrate the right principles and practices in our interactions with one another and with customers, it highlights our inherent values as a company. To put our purpose into action and unify our culture, we adopted five key Heart At Work Behaviors:

HeartAtWork Behaviors	These behaviors accelerate our strategy by keeping the customer and colleague at heart

Put people first

We are customer obsessed. We walk in others’ shoes to improve the customer and colleague experience. We create an engaging and inclusive work environment where our colleagues reflect the diversity of our customers.

Rise to the challenge

We boldly innovate to care for our customers. We act swiftly and adapt to feedback. We think big and are willing to take smart risks to innovate. We welcome different points of view and learn from mistakes.

Join forces

We unite around our goal of serving the customer. We work across teams to provide the best care possible. We listen and learn from each other. We are conscious of our impact on customers, colleagues and the company.

Create simplicity

We design for our customers. We continuously simplify by removing extra steps and innovating to create streamlined solutions. We focus on what matters most to our customers and empower those colleagues closest to the work to make the right call.

Inspire trust

We work to earn the trust of our customers and colleagues by meeting our commitments and acting with integrity. We bravely do the right thing, even when it is hard. We speak up to challenge ideas and do so with heart.

2022 Proxy Statement	3

Proxy Statement Highlights

This summary highlights selected information in this proxy statement – please review the entire document before voting.

All of our Annual Meeting materials are available at www.cvshealthannualmeeting.com. There, you can download electronic copies of our Annual Report and proxy statement and use the link to vote.

Voting Items

ITEM 1 Election of directors Our 11 continuing directors are seasoned leaders who bring a mix of skills and qualifications to our Board of Directors	FOR each director nominee 12-18

ITEM 2

Ratify the appointment of the Company’s independent registered public accounting firm for 2022

Based on its recent evaluation, our Audit Committee believes that the retention of Ernst & Young LLP is in the best interests of the Company and its stockholders

FOR 36-37

ITEM 3

Say on pay - an advisory vote on the approval of the Company’s executive compensation

Our executive compensation program reflects our unwavering commitment to paying for performance and reflects feedback received from stockholder outreach

FOR 38-39

ITEMS 4 – 8 Stockholder proposals See the Board of Directors’ statement of opposition AGAINST each stockholder proposal	AGAINST 91-103

4	CVS Health

Proxy Statement Highlights

The CVS Health Board

David W. Dorman, the current Independent Chair of the Board, and Tony L. White, an independent director of the Board who has reached our mandatory retirement age, are retiring from the Board at the 2022 Annual Meeting. The Board has selected Roger N. Farah to become Independent Chair of the Board effective May 11, 2022, subject to his re-election at the Annual Meeting. Upon the retirement of Messrs. Dorman and White, the size of the Board will be reduced to 11 directors.

You are asked to vote on the election of the following 11 nominees to serve on the Board of Directors (the “Board” or “our Board”) of CVS Health Corporation (“CVS Health” or the “Company”). All directors are elected by a majority of votes cast, and all presently serve on the Board. The information below reflects the expected membership and leadership of each of the Board’s committees after the Annual Meeting.

	Director		Other Public	Committees
Name	Since	Independent	Company Boards	A	I&F	MP&D	N&CG	MA	E
Fernando Aguirre, 64 Former Chairman, President and CEO of Chiquita Brands International, Inc.	2018	YES	2
C. David Brown II, 70 Partner and Former Member of Executive Committee of Nelson Mullins Riley & Scarborough LLP	2007	YES	None
Alecia A. DeCoudreaux, 67 President Emerita of Mills College and Former Executive at Eli Lilly and Company	2015	YES	2
Nancy-Ann M. DeParle, 65 Managing Partner and Co-Founder of Consonance Capital Partners, LLC and Former Director of White House Office of Health Reform	2013	YES	1
Roger N. Farah, 69 Former Chairman of the Board of Tiffany & Co. and Former Executive at Tory Burch and Ralph Lauren	2018	YES	1						[1]
Anne M. Finucane, 69 Chairman of the Board of Bank of America Europe DAC and Former Vice Chairman of Bank of America Corporation	2011	YES	1
Edward J. Ludwig, 70 Former Chairman and CEO of Becton, Dickinson and Company	2018	YES	1
Karen S. Lynch, 59 President and CEO of CVS Health Corporation	2021	NO	1
Jean-Pierre Millon, 71 Former President and CEO of PCS Health Systems, Inc.	2007	YES	None					[2]	[2]
Mary L. Schapiro, 66 Vice Chair of Public Policy and Special Advisor to the Chairman of Bloomberg L.P. and Former Chairman of the Securities and Exchange Commission	2017	YES	1
William C. Weldon, 73 Former Chairman and CEO of Johnson & Johnson	2013	YES	1

Key
Member	A	Audit	MP&D	Management Planning and Development	MA	Medical Affairs
Committee Chair	I&F	Investment and Finance	N&CG	Nominating and Corporate Governance	E	Executive

[1]	Subject to his re-election at the Annual Meeting, Mr. Farah will be Chair of the Executive Committee, replacing Mr. Dorman.
[2]	Subject to his re-election at the Annual Meeting, Mr. Millon will be Chair of the Medical Affairs Committee and a member of the Executive Committee, replacing Mr. White.

2022 Proxy Statement	5

Proxy Statement Highlights

Our Directors Nominated for Election at the Annual Meeting

Director Independence	Director Tenure

10 directors, including our next Chair, are independent of the Company and management. Ms. Lynch, our President and CEO, is our only non-independent director nominee.	Our directors bring a balance of experience and fresh perspective to our boardroom. The average tenure of our director nominees is ~7 years.

Financial Expertise	Diversity of Gender and Background

Four members of our Audit Committee are designated Audit Committee Financial Experts. Four other Board members have qualifications to be financial experts, and the remainder are financially literate.	Approximately 45% of our director nominees are women. Two of our committees are chaired by female directors.	Our director nominees come from varied backgrounds, including two who identify as racially or ethnically diverse and two who were born outside of the U.S.

Director Nominee Expertise, Skills and Experience

Our director nominees possess relevant experience, skills and qualifications that allow the Board to effectively oversee the Company’s strategy and management. Our directors’ principal areas of expertise include:

6	CVS Health

Proxy Statement Highlights

Board and Corporate Governance Highlights

The Board continues to evaluate the Company’s corporate governance policies and practices to ensure that the right mix of individuals are present in our boardroom to best serve the stockholders we represent by ensuring effective oversight of our strategy and management. We are committed to maintaining the highest standards of corporate governance and have established a strong and effective framework by which the Company is governed and reviewed.

Further Information
2021-2022 Board and Corporate Governance Developments
●	On February 1, 2021, Karen S. Lynch became President and Chief Executive Officer (“CEO”) and joined the Board of Directors and the Executive Committee, bringing a relentless focus on the customer, a strong track record of driving growth and innovation, and proven transformational leadership.	page 44
●	In March 2022, in connection with the pending retirement of David W. Dorman, the Independent Chair of the Board, the Nominating and Corporate Governance Committee (“N&CG Committee”) of the Board of Directors reviewed the Board’s governance structure. The N&CG Committee recommended, and the Board approved, the appointment of Roger N. Farah as the new Independent Chair of the Board, effective immediately following the Annual Meeting, subject to Mr. Farah’s re-election to the Board.	page 26
●	With the retirement of Mr. Dorman and Tony L. White at the time of the Annual Meeting, our Board size will decrease to 11 directors following the Annual Meeting. The N&CG Committee, with the assistance of an outside search firm that it retained, is conducting a search to identify, evaluate and conduct due diligence on potential director candidates to further strengthen our Board.	pages 19, 20, 26
●	Jean-Pierre Millon has been appointed Chair of the Medical Affairs Committee and will become a member of the Executive Committee following the Annual Meeting, upon the retirement of Mr. White, subject to Mr. Millon’s re-election to the Board. Mr. Millon’s extensive experience in the pharmacy benefit management, pharmaceutical and life science industries makes him well qualified to serve as Chair.	page 33
●	Upon recommendation of the N&CG Committee, the Board formed an Ad Hoc Technology Committee, for purposes of reviewing two specific initiatives of the Company: digital strategy and investments by the newly formed CVS Health Ventures.	pages 34-35
●	Our Board remains committed to ensuring that we are developing solutions to prescription opioid misuse and abuse through expanded education, safe prescription drug disposal, utilization management, funding for treatment and recovery programs and advocating for legislative and regulatory changes. Within the Board, the Audit Committee, the Medical Affairs Committee, the N&CG Committee and the Management Planning and Development Committee (“MP&D Committee”) each plays a significant role in the Board’s oversight efforts. Details on the Board’s Role in Our Opioid Action Plan are available on our website at https://cvshealth.com/sites/default/files/cvs-health-boards-role-in-opioid-action-plan.pdf.	page 24
●	In December 2021, the Board increased the Company’s annual cash dividend by 10%, from $2.00 to $2.20, effective with the dividend distribution on February 1, 2022. It also authorized a $10 billion share repurchase program, which will be used to at least offset share count dilution in 2022. This marks the first time CVS Health has increased its dividend or repurchased stock since 2017 and illustrates our disciplined approach to cash management and strong progress in terms of deleveraging since our transformational merger transaction with Aetna Inc. (“Aetna”)	pages 22, 29, 47

2022 Proxy Statement	7

Proxy Statement Highlights

Further Information
Board Communication and Stockholder Rights
●	Our Board supports and participates in our stockholder outreach program and has responded to stockholder input with changes in our compensation program and other areas including:	pages 9-11, 25, 45
	• Majority voting in director elections	page 20
	• Proxy access by-law	page 21
	• Annual election of all directors	page 12
	• Annual say on pay vote	pages 38-39
	• Right to act by written consent and to call special meetings	See our Certificate of Incorporation and By-laws at https://investors. cvshealth.com under “Governance Documents”
Director Alignment with Stockholder Interests
●	At least 75% of our directors’ annual retainer mix is paid in shares of CVS Health common stock	pages 34-35
●	Directors must own at least 10,000 shares of CVS Health common stock	page 104
●	Director nominee meeting attendance averaged over 99%, and each director nominee attended at least 95% of the meetings of the Board and the committees of which he or she was a member	page 34
●	Diversity of Board and Board committee leadership	pages 5, 6, 27
Board Oversight of Risk
●	Full Board and individual committees focus on understanding and assessing Company risks.	pages 23-25
●	Our Independent Chair and our CEO are focused on the Company’s and the Board’s risk management efforts and ensure that enterprise risks are appropriately brought to the Board and/or its committees for review.	pages 23-25
●	At least annually, the Audit Committee reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risks and the steps that have been taken to monitor and mitigate such risks.	pages 23, 28
●	The MP&D Committee is responsible for reviewing and assessing potential risks arising from the Company’s compensation policies and practices.	pages 24, 31-32
●	The N&CG Committee is responsible for oversight of our policies, practices and risks related to cyber security and data and information security governance.	pages 24, 30
●	The Medical Affairs Committee is responsible for reviewing and assessing risk arising from the Company’s provision of health care services across the enterprise.	pages 24, 33
●	The Investment and Finance Committee (“I&F Committee”) is responsible for oversight of risks related to the Company’s investment portfolio and its capital and financial resources.	pages 24, 29

8	CVS Health

Proxy Statement Highlights

Stockholder Outreach – Governance and Compensation Actions

Significant Support for our 2020 Executive Compensation Program

Our annual say on pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program, and the MP&D Committee takes the results of this vote into account when determining the compensation of the Company’s executive officers. Our stockholder advisory vote on executive compensation received strong support in 2021, with approximately 90% of votes cast in favor of the proposal.

Stockholder Engagement

We have a long-standing, robust stockholder outreach program through which we solicit feedback on our corporate governance, executive compensation program, disclosure practices and environmental, social and governance programs and goals. In the latter part of 2021 and early 2022, management reached out to stockholders representing approximately 46% of our outstanding shares and engaged with holders of 31% of our outstanding shares. We also held calls with both leading proxy advisory firms. In addition, the Chair of the MP&D Committee participated in certain of those calls with stockholders.

We contacted our 34 largest stockholders and other key stakeholders, representing approximately 46% of our shares outstanding, providing updates about our Company and invitations to meet with our management and/or independent directors.	In addition to investor relations meetings throughout the year, we held approximately 21 telephonic stockholder engagement meetings, representing nearly 31% of our shares outstanding, and the Chair of the MP&D Committee was in attendance at certain of those telephonic meetings.

In our meetings with stockholders, we were pleased to hear that stockholders largely did not have concerns with the structure of our executive compensation program and continued to provide positive feedback on the comprehensive changes implemented in recent years to align to our evolving business strategy and in response to their input. The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement provides details on the executive compensation topics that were addressed with stockholders.

Our annual engagement program helps us better understand stockholder priorities and perspectives, gives us an opportunity to elaborate upon our initiatives with relevant experts and fosters constructive dialogue. We take feedback and insights from our engagement with stockholders and other stakeholders into consideration as we review and evolve our practices and disclosures and further share them with our Board as appropriate.

2022 Proxy Statement	9

Proxy Statement Highlights

The table below highlights the topics discussed with stockholders and feedback provided on our Company’s efforts and progress on areas of importance to our stockholders:

Leadership and Culture	ESG Strategy and Progress	Risk Oversight	Executive Compensation	Strategic Diversity Management

Succession planning and the Board’s process

Leadership changes in 2021 and stockholder support for Ms. Lynch and the management team, our new Purpose and our Heart at Work Behaviors

Investments in our frontline workers including our investment in wages, hero bonuses and paid time off, and our approach for attracting and retaining talent at all levels

Appreciation for our annual ESG report including our updated ESG prioritizing assessment

Support for our enhanced disclosures in our annual ESG report, including its appendix, our first Strategic Diversity Management Report, the publication of our EEO-1 reports and the detailed reports regarding our response to COVID-19

Our commitment to net zero carbon emissions and our science-based targets

The importance of health equity to the communities we serve and actions we are taking to support health equity

Risk oversight issues including privacy, data and litigation, including opioids

Continued support for our online report, The Board’s Role in Our Opioid Action Plan

Announced footprint optimization and resulting store closures and mitigating the impact of these closures for our colleagues and the communities we serve

2021 say on pay vote Compensation peer groups Workforce Diversity Modifier See more details in the CD&A section of this proxy statement

Our commitment to social justice and equity including:

•   diversity of our workforce,

•   disclosure of diversity data, and

•   targets and progress towards our targets

Linked senior executive pay to our diversity commitment to further reinforce its importance and to hold executives accountable for making progress

The entire Board appreciated the many positive comments from stockholders about the performance of the Company, the quality of our senior leadership, the fundamental design of our executive compensation program and the Company’s corporate governance practices. Our corporate governance and compensation practices are informed by ongoing dialogue with our stockholders and meet intended objectives.

10	CVS Health

Proxy Statement Highlights

Summer	Fall	Winter	Spring

1. Discuss feedback and Annual Meeting vote results 2. Review regulatory developments and compensation trends 3. Plan Fall engagement (who to contact and topics to discuss)

Comprehensive engagement with stockholders to:

•   Discuss developments in business and strategy, Board and corporate governance matters, executive compensation and the say on pay vote, diversity and inclusion, environmental and social issues

•   Solicit feedback

		1. Review Fall stockholder feedback with Board and management 2. Determine changes to corporate governance and compensation programs as proxy is being drafted 3. Potential stockholder follow-up	Re-engage investors after proxy filing: • Discuss items on Annual Meeting agenda • Gather feedback • Provide update on changes

Board, Management	Board, Management, Stockholders	Board, Management, Stockholders	Board, Management, Stockholders

Annual Meeting of Stockholders

For more information on changes to our executive compensation program, see the letter from the MP&D Committee beginning on page 40, “Stockholder Outreach and Consideration of 2021 Say on Pay Vote” beginning on page 45 and “Elements of Our Executive Compensation Program” beginning on page 50. For more information on corporate governance at CVS Health, please refer to pages 12-35 of this proxy statement and to the Corporate Governance pages of our Investor Relations website at https://investors.cvshealth.com.

2022 Proxy Statement	11

Corporate Governance and Related Matters

Item 1: Election of Directors

Our Board of Directors has nominated 11 candidates for election as directors at the Annual Meeting. All 11 nominees currently serve as directors. If elected, each nominee will hold office until the next annual meeting and until their respective successors have been duly elected and have qualified. All of the nominees are expected to attend the Annual Meeting.

The Nominating and Corporate Governance Committee believes that the Board is well-balanced and that it fully and effectively addresses the Company’s needs. All of our nominees are seasoned leaders, all of whom hold or held senior executive leadership positions, who bring to the Board skills, qualifications and perspectives gained during their tenure at a wide array of public companies, private companies, non-profits, governmental and regulatory agencies and other organizations. We have indicated below for each nominee certain of the experience, qualifications, attributes and skills that led the N&CG Committee and the Board to conclude that the nominee should continue to serve as a director. We have also indicated the race/ethnicity and gender of each nominee, as self-identified.

Please note that for each director we have only listed the core attributes that the Board considered to be most relevant to each nominee. Each director nominee possesses qualifications in addition to those listed under his or her name.

The Board of Directors unanimously recommends a vote FOR the election of all director nominees.

Left to right: Anne Finucane, Fernando Aguirre, Alecia DeCoudreaux, Jean-Pierre Millon, Karen Lynch, Roger Farah, Nancy-Ann DeParle, Edward Ludwig, Mary Schapiro, William Weldon, David Brown

12	CVS Health

Corporate Governance and Related Matters

Biographies of our Incumbent Board Nominees

INDEPENDENT DIRECTOR

Former Chairman, President and CEO of Chiquita Brands International, Inc.

Age: 64

Director since:

November 2018

Race/Ethnicity and Gender

White, Hispanic/Latino Male

Education

B.S., Southern Illinois
University, Edwardsville

CVS Health Board Committees

Audit; Nominating and Corporate Governance

Other Public Boards

Barry Callebaut AG

Synchrony Financial

Fernando Aguirre

Mr. Aguirre is the former Chairman, President and Chief Executive Officer of Chiquita Brands International, Inc. (“Chiquita”), a global distributor of consumer products, having served as Chiquita’s President and Chief Executive Officer from January 2004 to October 2012 and its Chairman from May 2004 to October 2012. Prior to joining Chiquita, Mr. Aguirre worked for more than 23 years in brand management, general management and turnarounds at The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products. Mr. Aguirre began his P&G career in 1980, serving in various capacities including President and General Manager of P&G Brazil, President of P&G Mexico, Vice President of P&G’s global snacks and U.S. food products, and President of global feminine care. Mr. Aguirre was a member of the board of directors of Aetna from 2011 until the closing of Aetna’s merger with CVS Health in November 2018 (the “Aetna Transaction”), when he became a director of CVS Health. He served as a director of Coveris, a manufacturer of packaging, from 2014 to 2015, Levi Strauss & Co., a manufacturer of clothing, from 2010 to 2014, and Coca-Cola Enterprises Inc., a manufacturer and distributor of consumer products, from 2005 to 2010. Mr. Aguirre also serves as a director of Barry Callebaut AG, a manufacturer of high-quality chocolate and cocoa products, and Synchrony Financial, a consumer financial services company.

Director Qualification Highlights

●   Business Operations; Consumer Products and Services

●   International Business Operations

●   Corporate Governance and Sustainability

●   Business Development and Corporate Transactions

●   Finance

●   Public Company Board Service

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Aguirre brings to the Board extensive consumer products, global business and executive leadership experience. As a former Chairman and CEO of a large public company that produces and distributes consumer products worldwide, he has significant brand management and international experience that is valuable to the Board’s strategic and operational understanding of global markets. Mr. Aguirre’s experience and service on other large public company boards, where he chaired various committees, positions him well as a member of our Audit and Nominating and Corporate Governance Committees.

INDEPENDENT DIRECTOR

Partner and Former Member of the Executive Committee of Nelson Mullins Riley & Scarborough LLP

Age: 70

Director since:

March 2007

Race/Ethnicity and Gender

White Male

Education

B.S.B.A., University of Florida; J.D., University of Florida College of Law

CVS Health Board Committees

Management Planning and Development (Chair); Nominating and Corporate Governance; Executive

Other Public Boards

None

C. David Brown II

Mr. Brown has been a partner of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), a national law firm, since the August 2018 merger of Nelson Mullins and the Florida-based Broad and Cassel, of which Mr. Brown was Chairman from March 2000 through the time of the merger. He was also a member of the executive committee of Nelson Mullins until he rotated off the committee in December 2021. He served as the lead director of Rayonier Advanced Materials Inc., a leading specialty cellulose production company, until his retirement from that board in May 2020. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the merger transaction involving CVS Health and Caremark, when he became a director of CVS Health.

Director Qualification Highlights

●   Business Operations; Real Estate

●   Business Development, Corporate Strategy and Transactions

●   Finance

●   Legal and Regulatory Compliance

●   Health Care/Regulated Industry

●   Risk Management

●   Public Company Board Service

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Brown’s legal expertise and health care experience are highly valued by the Board, as is his ability to analyze and interpret complex issues and facilitate Board engagement. He has a broad background in large-scale corporate and real estate transactions, both domestically and internationally. Mr. Brown has significant health care experience, including through his oversight of UF Health while serving as Chairman of the Board of Trustees for the University of Florida and as a former member of the board of directors and executive committee of Orlando Health, a not-for-profit health care network. The Board believes that Mr. Brown’s experience adds knowledge and leadership depth to the Board.

2022 Proxy Statement	13

Corporate Governance and Related Matters

INDEPENDENT DIRECTOR

President Emerita of Mills College and Former Executive at Eli Lilly and Company

Age: 67

Director since:

March 2015

Race/Ethnicity and Gender

African-American Female

Education

B.A., Wellesley College; J.D., Indiana University School of Law

CVS Health Board Committees

Audit; Medical Affairs

Other Public Boards

Parnassus Funds and Parnassus Income Funds

Alecia A. DeCoudreaux

Ms. DeCoudreaux is President Emerita of Mills College, a liberal arts college for women with graduate programs for women and men, having served a five-year term as President from July 2011 through June 2016. Previously, Ms. DeCoudreaux served in a number of leadership roles at Eli Lilly and Company, a global pharmaceutical manufacturer (“Eli Lilly”), including as Vice President and Deputy General Counsel, Specialty Legal Team, from 2010-2011, Vice President and General Counsel, Lilly USA, from 2005-2009, and Secretary and Deputy General Counsel of Eli Lilly from 1999-2005. During her 30-year career with Eli Lilly, Ms. DeCoudreaux also previously served as Executive Director of Lilly Research Laboratories, Director of Federal Government Relations, Director of State Government Relations and Director of Community Relations. In addition, Ms. DeCoudreaux has served on a number of charitable, educational, for profit and nonprofit boards, including as both a trustee and board chair at Wellesley College. She currently serves as Lead Independent Trustee and Chairperson of the Board of Trustees of Parnassus Funds and Parnassus Income Funds, each a family of investment funds that integrates ESG factors and fundamental investment principles.

Director Qualification Highlights

●   Business Development, Corporate Strategy and Transactions

●   Legal and Regulatory Compliance

●   Health Care/Regulated Industry

●   Corporate Governance and Sustainability

●   Risk Management

●   Business Operations

●   Public Policy and Government Affairs

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeCoudreaux has more than 30 years of experience in the pharmaceutical industry, and her experience as an attorney in that field and in the area of corporate governance makes her a great asset to our Board.

INDEPENDENT DIRECTOR

Managing Partner and Co-Founder of Consonance Capital Partners, LLC and Former Director of the White House Office of Health Reform

Age: 65

Director since:

September 2013

Race/Ethnicity and Gender

Eurasian Female

Education

B.A., University of Tennessee; B.A. and M.A., Balliol College, Oxford University; J.D., Harvard Law School

CVS Health Board Committees

Nominating and Corporate Governance (Chair); Medical Affairs; Executive

Other Public Board

HCA Healthcare, Inc.

Nancy-Ann M. DeParle

Ms. DeParle has been a Managing Partner of Consonance Capital Partners, LLC, a private equity firm focused on investing in small and mid-size health care companies, since March 2020, and was a Partner from August 2013 until March 2020. She also is a Co-founder of the firm. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. In addition, from 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare & Medicaid Services (then known as the Health Care Financing Administration). From 2001 to March 2009, Ms. DeParle served as a Senior Advisor with JPMorgan Partners and as a Managing Director of its successor entity, CCMP Capital, L.L.C., focusing on private equity investments in health care companies. Ms. DeParle is also currently a director of HCA Healthcare, Inc., a health care services company that owns, manages or operates hospitals and other health care facilities and was elected to the Duke University Board of Trustees in 2021.

Director Qualification Highlights

●   Business Development, Corporate Strategy and Transactions

●   Finance

●   Legal and Regulatory Compliance

●   Health Care/Regulated Industry

●   Public Policy and Government Affairs

●   Public Company Board Service

●   Risk Management

Skills and Qualifications of Particular Relevance to CVS Health

Ms. DeParle has more than 25 years of experience in the health care arena. She is widely considered to be one of the nation’s leading experts in health care policy, management and financing, which makes her an excellent fit for our Board.

14	CVS Health

Corporate Governance and Related Matters

INDEPENDENT DIRECTOR

Former Chairman of Tiffany & Co. and Former Executive at Tory Burch and Ralph Lauren

Age: 69

Director since:

November 2018

Race/Ethnicity and Gender

White Male

Education

B.S., University of Pennsylvania

CVS Health Board Committees

Management Planning and Development; Medical Affairs

Other Public Board

The Progressive Corporation

Roger N. Farah

Mr. Farah is former Chairman of the Board and a director of Tiffany & Co., a retailer of jewelry and specialty products, having served in that role from October 2017 to January 2021. He has been appointed Independent Chair of the Board of CVS Health effective immediately following the Annual Meeting, subject to his re-election. He served as Executive Director of Tory Burch LLC, a retailer of lifestyle products, from March 2017 to September 2017, having previously served as Co-Chief Executive Officer and director from September 2014 to February 2017. He is former Executive Vice Chairman of Ralph Lauren Corporation, a retailer of lifestyle products, having served in that position from November 2013 to May 2014, and previously served as President and Chief Operating Officer (“COO”) from April 2000 to October 2013, and a director from April 2000 to August 2014. During his 40-plus year career in retailing, Mr. Farah also held director and/ or executive positions with Venator Group, Inc. (now Foot Locker, Inc.), R.H. Macy & Co., Inc., Federated Merchandising Services, the central buying and product development arm of Federated Department Stores, Inc., Rich’s/Goldsmith’s Department Stores, and Saks Fifth Avenue, Inc. Mr. Farah was a member of the board of directors of Aetna from 2007 until the closing of the Aetna Transaction, when he became a director of CVS Health. He was a director of Metro Bank PLC, a financial services company, until his retirement from that board in March 2020. He currently serves as a director of The Progressive Corporation, an auto insurance company.

Director Qualification Highlights

●   Business Operations

●   Business Development, Corporate Strategy and Transactions

●   Health Care/Regulated Industry

●   Public Policy and Government Affairs

●   Public Company Board Service

●   International Business Operations

●   Corporate Governance and Sustainability

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Farah brings extensive business and leadership experience to our Board. He has strong marketing, brand management and consumer insights developed in his over 40 years of experience in the retail industry. His former positions as Executive Vice Chairman, President and COO of Ralph Lauren and Executive Director and Co-CEO of Tory Burch give Mr. Farah important perspectives on the complex financial and operational issues facing the Company. The Board believes that his experience as a board chair and executive leading consumer-facing companies makes him very well suited to serve as Independent Chair of our Board.

INDEPENDENT DIRECTOR

Chairman of the Board of Bank of America Europe DAC and Former Vice Chairman of Bank of America Corporation

Age: 69

Director since:

January 2011

Race/Ethnicity and Gender

White Female

Education

B.A., University of New Hampshire

CVS Health Board Committees

Investment and Finance (Chair); Management Planning and Development; Executive

Other Public Board

Williams Sonoma, Inc.

Anne M. Finucane

Ms. Finucane has been Chairman of the Board of Bank of America Europe DAC since July 2018. Ms. Finucane served as a Vice Chairman of Bank of America Corporation, an international financial services company, from July 2015 until her retirement in December 2021. From 2006 through July 2015, Ms. Finucane served as Global Chief Strategy and Marketing Officer for Bank of America and served as Northeast Market President from 2004 through July 2015. During her 20-plus years as a senior leader at Bank of America and its legacy firms, Ms. Finucane served as senior advisor to four chief executive officers and the Board of Directors. As a member of the executive management team, Ms. Finucane was responsible for the strategic positioning of Bank of America and led the company’s environmental, social and governance, sustainable finance, capital deployment and public policy efforts. She was chair of Bank of America’s Environmental, Social and Governance Committee, which directs all of its ESG efforts, and the Capital Deployment Group, which collaborates across business lines to deliver innovative financing solutions to address global issues. Ms. Finucane stewarded Bank of America’s $300 billion environmental business initiative, oversaw the company’s $1.6 billion Community Development Financial Institution portfolio and chaired the Bank of America Charitable Foundation. She currently serves as a director of Williams Sonoma, Inc., a retailer of kitchen and home products.

Director Qualification Highlights

●   Business Operations; Consumer Products or Services

●   Business Development, Corporate Strategy and Transactions

●   Public Policy and Government Affairs

●   Regulated Industry

●   Finance

●   Corporate Governance and Sustainability

●   Risk Management

●   International Business Operations

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Finucane’s experience in the financial services industry, consumer policy, strategy, marketing, corporate social responsibility and government affairs provides our Board with valuable insight in those key areas. Her distinguished career in banking also makes her an excellent Chair of our Investment and Finance Committee.

2022 Proxy Statement	15

Corporate Governance and Related Matters

INDEPENDENT DIRECTOR

Former Chairman and Chief Executive Officer of Becton, Dickinson and Company

Age: 70

Director since:

November 2018

Race/Ethnicity and Gender

White Male

Education

B.A., College of the Holy Cross; M.B.A., Columbia University

CVS Health Board Committees

Audit (Chair); Investment and Finance; Executive

Other Public Board

Boston Scientific Corporation

Edward J. Ludwig

Mr. Ludwig is the former Chairman of the Board of Directors of Becton, Dickinson and Company (“BD”), a global medical technology company, having served in that position from February 2002 through June 2012. He also served as Chief Executive Officer of BD from January 2000 to September 2011, President of BD from May 1999 to December 2008 and Chief Financial Officer of BD from January 1995 to May 1999. Mr. Ludwig joined BD as a Senior Financial Analyst in 1979. Prior to joining BD, Mr. Ludwig was a senior auditor with Coopers and Lybrand (now PricewaterhouseCoopers) where he earned his CPA. Mr. Ludwig also served as a director of Xylem, Inc., a water technology company, from 2011 to 2017, and Chairman of Advanced Medical Technology Association, or AdvaMed, a medical device trade association, from 2006 to 2008. Mr. Ludwig was lead director of the Aetna board of directors from 2012 until the closing of the Aetna Transaction, when he became a director of CVS Health. He currently serves as the lead independent director of Boston Scientific Corporation, a global manufacturer of medical devices.

Director Qualification Highlights

●   Business Operations

●   Business Development, Corporate Strategy and Transactions

●   Finance

●   Health Care/Regulated Industry

●   Public Company Board Service

●   Risk Management

●   International Business Operations

●   Technology and Innovation

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Ludwig’s more than 30 years of experience in the field of medical technology give him a unique perspective on the Company’s strategy. As the former Chairman and CEO of BD, Mr. Ludwig brings a thorough appreciation of the strategic and operational issues facing a large public company in the health care industry. As a former CFO and a CPA, Mr. Ludwig offers our Board a deep understanding of financial, accounting and audit-related issues. Mr. Ludwig’s experience positions him well to serve as Chair of our Audit Committee.

NON-INDEPENDENT DIRECTOR

President and Chief Executive Officer of CVS Health Corporation

Age: 59

Director since:

February 2021

Race/Ethnicity and Gender

White Female

Education

B.S., Boston College, Executive M.B.A., Boston University

CVS Health Board Committee

Executive

Other Public Board

U.S. Bancorp (not seeking re-election in 2022)

Karen S. Lynch

Ms. Lynch became Chief Executive Officer and President of CVS Health on February 1, 2021. Prior to this appointment, Ms. Lynch served as an Executive Vice President of CVS Health and President of Aetna from November 2018 through January 2021. Ms. Lynch also served as President of Aetna Inc. from 2015 until January 2021. She previously served as Executive Vice President of Aetna’s Local and Regional Business from 2013 to 2014 and Executive Vice President of Aetna’s Specialty Products Business from 2012 to 2013. Before joining Aetna, Ms. Lynch held executive positions at Magellan Health Services, a health care management company, where she served as president, and at Cigna Corporation, a global health insurance company. Ms. Lynch began her career as a Certified Public Accountant at the auditing firm of Ernst & Young LLP.

Ms. Lynch serves on the board of directors of U.S. Bancorp and is chair of its audit committee, but has decided not to stand for re-election at U.S. Bancorp’s 2022 annual meeting.

Director Qualification Highlights

●   Business Operations; Consumer Products or Services

●   Business Development, Corporate Strategy and Transactions

●   Health Care/Regulated Industry

●   Technology and Innovation

●   Public Policy and Government Affairs

●   Finance

●   Corporate Governance and Sustainability

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Lynch is a seasoned health care expert who has over three decades of experience in the industry. She is consistently rated as a top innovator and influencer in the health care space and has been recognized for her leadership in health care by numerous organizations and publications. She has been named to Fortune’s Most Powerful Women in Business list in each of the past five years. Ms. Lynch is the right leader to guide CVS Health into its next era of growth as the Company continues its transformation.

16	CVS Health

Corporate Governance and Related Matters

INDEPENDENT DIRECTOR

Former President and Chief Executive Officer of PCS Health Systems, Inc.

Age: 71

Director since:

March 2007

Race/Ethnicity and Gender

White Male

Education

B.S., Ecole Centrale de Lyon (France); B.A., Université de Lyon (France); M.B.A., Kellogg School of Business, Northwestern University

CVS Health Board Committees

Audit; Medical Affairs (pending Chair)

Other Public Boards

None

Jean-Pierre Millon

Mr. Millon is the former President and Chief Executive Officer of PCS Health Systems, Inc. (“PCS”), a pharmacy benefit management company. Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 until his retirement in September 2000. Prior to that, Mr. Millon served as an executive of and held several global leadership positions with Eli Lilly and Company, a global pharmaceutical manufacturer. Mr. Millon previously served on the board of Caremark from March 2004, upon Caremark’s acquisition of AdvancePCS, and as a director of AdvancePCS (which resulted from the merger of PCS and Advance Paradigm, Inc.) beginning in October 2000. He became a director of CVS Health upon the closing of the merger transaction involving CVS Health and Caremark. Mr. Millon has over ten years of financial management experience and 15 years of general functional management experience, including strategic planning experience specific to pharmacy benefit management companies as the former head of PCS. He also has extensive venture capital and public and private company board experience.

Director Qualification Highlights

●   Finance

●   Business Development, Corporate Strategy and Transactions

●   Health Care/Regulated Industry

●   International Business Operations

●   Pharmacy Benefit Management

●   Public Company Board Service

●   Technology and Innovation

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Millon’s extensive background and experience in the pharmacy benefit management, pharmaceutical and life sciences businesses, combined with his financial expertise, provide our Board with additional perspective across the enterprise, and make him well qualified to serve as the next Chair of our Medical Affairs Committee.

INDEPENDENT DIRECTOR

Vice Chair for Global Public Policy and Special Advisor to the Founder and Chairman of Bloomberg L.P., and former Chairman of the U.S. Securities and Exchange Commission

Age: 66

Director since:

May 2017

Race/Ethnicity and Gender

White Female

Education

B.A., Franklin and Marshall College; J.D., George Washington University

CVS Health Board Committees

Audit; Investment and Finance

Other Public Board

Morgan Stanley

Mary L. Schapiro

Since October 2018, Ms. Schapiro has been Vice Chair for Public Policy and Special Advisor to the Founder and Chairman of Bloomberg L.P., a privately held financial, software, data and media company. Since January 2014, Ms. Schapiro has also served as Vice Chair of Promontory Advisory Board, part of Promontory Financial Group, a leading strategy, risk management and regulatory compliance firm. She is Vice Chair of the Board of The Value Reporting Foundation, formed when Sustainability Accounting Standards Board (“SASB”) Foundation merged with The International Integrated Reporting Council (“IIRC”). Ms. Schapiro was Vice Chair of the SASB Foundation, an independent, non-profit organization that sets standards to guide the disclosure of financially material sustainability information by companies and investors, from May 2014 until its merger with IIRC in 2021. From January 2009 through December 2012, Ms. Schapiro was Chairman of the U.S. Securities and Exchange Commission, becoming the first woman to serve as that agency’s Chairman. Ms. Schapiro was Chairman and CEO of the Financial Industry Regulatory Authority (“FINRA”) from 2006 through 2008, and held a number of key executive positions at FINRA and its predecessor from 1996 through 2006. She also served as Chairman of the Commodity Futures Trading Commission (“CFTC”) from 1994 to 1996. Ms. Schapiro is currently a director of Morgan Stanley, a global financial services company, and was a director of General Electric Company and of the London Stock Exchange Group PLC, until her retirement from those boards in April 2018 and October 2018, respectively.

Director Qualification Highlights

●   Corporate Governance and Sustainability

●   Public Policy and Government Affairs

●   Finance

●   Risk Management

●   Legal and Regulatory Compliance

●   Public Company Board Service

Skills and Qualifications of Particular Relevance to CVS Health

Ms. Schapiro’s experience in leading the SEC, FINRA and the CFTC makes her extremely well qualified to serve on our Board. Ms. Schapiro’s leadership of the SEC during the turbulent period that followed the 2008 financial crisis, one of the busiest rulemaking periods in the agency’s history, demonstrates her ability to navigate through a difficult and complex regulatory and political environment. Our Board believes that her skills fill important needs in the areas of legal and regulatory compliance, sustainability, finance, risk management and public policy and government affairs.

2022 Proxy Statement	17

Corporate Governance and Related Matters

INDEPENDENT DIRECTOR

Former Chairman of the Board and Chief Executive Officer of Johnson & Johnson

Age: 73

Director since:

March 2013

Race/Ethnicity and Gender

White Male

Education

B.S., Quinnipiac University

CVS Health Board Committees

Management Planning and Development; Nominating and Corporate Governance

Other Public Board

Fairfax Financial Holdings Limited

William C. Weldon

Mr. Weldon is the former Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a global developer and manufacturer of health care products, having served in those positions from 2002 until his retirement in 2012. Mr. Weldon previously served in a variety of senior executive positions during his 41-year career with Johnson & Johnson. Mr. Weldon is a director of Fairfax Financial Holdings Ltd., a property and casualty insurance and reinsurance company that is listed on the Toronto Stock Exchange. He was a director of JPMorgan Chase & Co., a global financial services company, until his retirement from that board in May 2019 and Exxon Mobil Corporation, an international energy provider and chemical manufacturing company, until his retirement from that board in May 2021.

Director Qualification Highlights

●   Finance

●   Health Care/Regulated Industry

●   International Business Operations; Consumer Products or Services

●   Risk Management

●   Corporate Governance and Sustainability

●   Technology and Innovation

●   Public Company Board Service

Skills and Qualifications of Particular Relevance to CVS Health

Mr. Weldon’s experience in managing a complex global health care company and his deep knowledge of the worldwide health care market across multiple sectors makes him extremely well suited to serve on our Board. His background in international business management and operating in the highly-regulated health care industry is also greatly valued by our Board.

18	CVS Health

Corporate Governance and Related Matters

Director Qualification Criteria; Diversity

Recognizing that the selection of qualified directors is complex and crucial to the long-term success of the Company, the N&CG Committee has established in its charter guidelines for the identification and evaluation of candidates for membership on the Board. Under its charter, the N&CG Committee recommends to the Board criteria for Board membership and recommends individuals for membership on the Board. The criteria used by the N&CG Committee in nominating directors are found in the N&CG Committee’s charter and provide that candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors. The N&CG Committee focuses on the following qualities in identifying and evaluating candidates for Board membership:

●	Diversity of background, experience and skills
●	Character, reputation and personal integrity
●	Judgment
●	Independence
●	Diversity of race, ethnicity and gender
●	Viewpoint
●	Commitment to the Company and service on the Board
●	Any other factors that the N&CG Committee may determine to be relevant and appropriate

The N&CG Committee makes these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of characteristics. Consistent with this philosophy, the N&CG Committee includes in each search qualified candidates who reflect diverse backgrounds, including diversity of gender, race and ethnicity. The N&CG Committee also takes into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees. The N&CG Committee reviews these guidelines from time to time as appropriate (and in any event at least annually) and modifies them as it deems appropriate.

The N&CG Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, diversity, judgment, character, viewpoint, reputation, age, skills, background, experience and corporate governance best practices.

The N&CG Committee values diversity, which it broadly views in terms of, among other things, gender, race, ethnicity, background and experience, as a factor in selecting members to serve on the Board. Our nominees reflect that diversity, including in terms of race, gender and ethnic background. In addition, to ensure that it has access to a broad range of qualified, experienced and diverse candidates, the N&CG Committee may use the services of an independent search firm to help identify and assist in the evaluation of candidates.

The N&CG Committee has engaged an external professional search firm to help identify, evaluate and conduct due diligence on potential director candidates. Using a professional search firm supports the Committee in conducting a broad search and identifying a diverse pool of potential candidates. The N&CG Committee also maintains an ongoing list of potential candidates and considers recommendations made by the Board’s independent directors.

Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The N&CG Committee oversees the Board’s annual evaluation process and periodically reviews the format of the evaluation process. The N&CG Committee has used a third party facilitator in connection with the annual evaluation process to ensure that actionable feedback is solicited on the operation and effectiveness of the Board, Board committees and director performance.

When considering current directors for re-nomination to the Board, the N&CG Committee takes into account the performance of each director, which is part of the N&CG Committee’s annual Board evaluation process. In 2020, in order to enhance the process and as a corporate governance best practice, the Board engaged an independent third party to conduct the interviews. In 2021, the N&CG Committee added a comprehensive questionnaire to the process, and the interviews were conducted by the Chair of the N&CG Committee and the Independent Chair of the Board, in order to gain additional and varying perspectives.

2022 Proxy Statement	19

Corporate Governance and Related Matters

2021 Multi-Step Evaluation Process

Questionnaire	Peer Interviews	N&CG Committee	Committee/Board Executive Sessions

Feedback sought from directors regarding:

●  Board composition and structure

●  Meetings and materials

●  Future agenda items

●  Board interaction with management

●  Effectiveness of the Board

●  Director education opportunities

	The Independent Chair of the Board or the Chair of the N&CG Committee conducted separate, one-on-one interviews with each director.	N&CG Committee met to discuss and provide feedback and input prior to the annual Board closed self-evaluation session.	Each committee and the full Board conducted separate closed self-evaluation sessions. The results of the questionnaire, feedback from peer interviews, the committees’ self-evaluations and other feedback were discussed by the Board in an executive session facilitated by the Chairs of the Board and the N&CG Committee.

Board Refreshment; Retirement Age

The N&CG Committee and the Board believe that setting a retirement age for CVS Health directors is advisable to facilitate the addition of new directors. Accordingly, our Corporate Governance Guidelines provide that no director who is or would be over the age of 74 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances. In the event any waiver is provided, the Board will disclose the rationale for its decision.

In 2021 the Board approved a waiver of the retirement age for Tony L. White, given his leadership of our Medical Affairs Committee during the continuing pandemic. Mr. White will not stand for re-election at the 2022 Annual Meeting and will retire from the Board. He has served as a director of CVS Health since March 2011.

Effective with the 2022 Annual Meeting, Mr. Dorman is retiring as a director and Independent Chair of the Board after over 16 years as director and 11 years as our Independent Chair. Mr. Dorman is our longest tenured director, having been elected to the Board in March 2006. Following a thorough evaluation of our leadership structure, the Board has appointed Mr. Farah to become its new Independent Chair of the Board following the Annual Meeting, pending his re-election.

Majority Voting

As discussed elsewhere in this proxy statement, directors are elected by a majority of the votes cast at the Annual Meeting (assuming that the election is uncontested). Under our by-laws, each nominee who is a current director is required to submit an irrevocable resignation, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in an uncontested election, and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board. The Board, acting on the recommendation of the N&CG Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of an unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation. In the event any resignation is not accepted, the Board will disclose the rationale for its determination.

20	CVS Health

Corporate Governance and Related Matters

Stockholder Submission of Nominees

The N&CG Committee will consider any director candidates proposed by stockholders who submit a written request to our Corporate Secretary (including via our proxy access by-law, described below) in accordance with the procedures set out in the Company’s by-laws. All candidates should meet the Director Qualification Criteria, discussed above. The N&CG Committee evaluates all director candidates and nominees in the same manner regardless of the source. If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in our by-laws and described in this proxy statement. The notice must include a written consent indicating that the candidate is willing to be named in the proxy statement for the meeting as a director nominee and to serve a full term as a director of the Company if elected and any other information that the SEC would require to be included in a proxy statement when a stockholder submits a proposal. See “Other Information – Stockholder Proposals and Other Business for Our Annual Meeting in 2023” for additional information related to proposals, including any nominations, for our 2023 Annual Meeting.

Proxy Access

CVS Health has had a proxy access by-law since January 2016. The key terms of our proxy access by-law are:

A stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least 3 years	May nominate and include in the Company’s proxy materials director nominees constituting up to the greater of 2 nominees or 20% of the Board	Provided that the stockholders and the nominees satisfy the requirements specified in the Company’s by-laws

Independence Determinations for Directors

Under our Corporate Governance Guidelines, a substantial majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the New York Stock Exchange (the “NYSE”) Listed Company Manual. Under NYSE Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Our Board has adopted categorical standards to assist in making director independence determinations. Any relationship that falls within the following standards or relationships will not, in itself, preclude a determination of independence. These categorical standards are set forth in Annex A to the Company’s Corporate Governance Guidelines, which are available on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx or upon request to our Corporate Secretary.

2022 Independence Determinations

The N&CG Committee undertook its annual review of director independence in March 2022. The N&CG Committee recommended that the Board determine, and the Board determined, that each of Mmes. DeCoudreaux, DeParle, Finucane and Schapiro, and each of Messrs. Aguirre, Brown, Dorman, Farah, Ludwig, Millon, Weldon and White is independent. Ms. Lynch is not an independent director because of her employment as President and CEO of the Company. Both Mr. Dorman and Mr. White are retiring and are not standing for re-election as directors at the Annual Meeting.

The Board’s Role and Activities in 2021

The Board acts as the ultimate decision-making body of the Company and advises and oversees management, which is responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses CVS Health’s long-term strategy and its strategic, competitive and financial performance.

The Board oversaw CVS Health’s performance that exceeded expectations for 2021 and positioned the Company to build on that momentum as we strengthen our high-growth foundational businesses and advance and enhance our consumer-centric health care strategy as we expand our reach in terms of health services and primary care offerings. The Board also oversaw the Company’s continuing role leading the nation’s response to COVID-19. The Board believes our unique assets and offerings enable us to deliver a more consumer-centric approach that will

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lower costs, increase access to quality care and improve health outcomes while driving profitable growth. The Board also believes that the Company’s strategy capitalizes on the significant opportunity to make health care more convenient, personalized and affordable for consumers. The Board supports the Company’s plan to invest in high-growth areas of the business and our belief that introducing new health products, services and technologies will enhance stockholder value.

In 2021, CVS Health delivered total revenues of $292.1 billion, up 8.7% compared to 2020, and continued to generate significant cash flows, with cash flows from operations in 2021 totaling approximately $18.3 billion. During 2021, capital management transactions were completed under the oversight of the Board and its I&F Committee, contributing to the net repayments of long-term debt of $8.8 billion and significant savings in go-forward interest payments. The Board approved the Company’s return of approximately $2.6 billion to stockholders in 2021 based on a cash dividend of $2.00 per share, and also decided to increase the Company’s annual cash dividend by 10%, to $2.20, effective with the dividend distribution on February 1, 2022. The Board also authorized a $10 billion share repurchase program, which will be used to at least offset share count dilution in 2022. This is the first time CVS Health has increased its dividend or repurchased stock since 2017, reflective of its disciplined approach to capital management and its commitment to deleveraging following the Aetna Transaction.

The Board’s Role in Strategy and Succession Planning

The Board reviews the Company’s financial performance on a regular basis at Board meetings and through periodic updates, with a particular focus on peer and competitive comparisons. The Board also periodically reviews the Company’s long-term strategy, and assesses its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors. While the Board receives updates regarding strategic matters throughout the year, at least one Board meeting per year is focused almost entirely on the Company’s short- and long-term strategic direction. The Board receives reports from management, and expert speakers often are invited to present to the Board. At this annual strategy-focused meeting, the Board provides input and oversight on short-term strategic goals and sets the long-term strategic direction of the Company, which was discussed at our Investor Day in December 2021.

The Board also reviews the Company’s succession planning, including succession planning in the case of the incapacitation, retirement or removal of the CEO. In that regard, the CEO provides an annual report to the Board recommending and evaluating potential successors, along with a review of any development plans recommended for such individuals. The CEO provides to the Board, on an ongoing basis, his or her recommendation as to a successor in the event of an unexpected emergency. The Board also reviews succession planning with respect to the Company’s other key executive officers and ensures that directors have substantial opportunities to engage with successor candidates, including emerging leaders. The Board has access to external consultants, as needed.

Effective with the 2022 Annual Meeting, Mr. Dorman is retiring as a director and Independent Chair of the Board. Following a thorough evaluation of our leadership structure, the Board has appointed Mr. Farah as its new Independent Chair, effective immediately following the Annual Meeting, pending his re-election to the Board.

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The Board’s Role in Risk Oversight

The Board’s role in risk oversight involves both the full Board and its committees, as well as members of management.

Risk Oversight Framework

FULL BOARD AND COMMITTEES

Board of Directors

●  Focuses on understanding Company-wide risks and ensuring that risk matters are appropriately brought to the Board and/or its committees for review.

●  Ensures that the Corporate Governance Guidelines, the Board’s leadership structure and the Board’s practices facilitate the effective oversight of risk and communication with management.

Board Committees Each of the Board’s principal committees is responsible for oversight of risk management practices for categories of risks relevant to their functions.

Audit Committee

Primary committee charged with carrying out risk oversight responsibilities on behalf of the Board, including reviewing financial, operational, compliance, reputational and strategic risks.

Management Planning and Development Committee Investment and Finance Committee Nominating and Corporate Governance Committee Medical Affairs Committee

MANAGEMENT

Management

●   Each major business unit is responsible for identifying risks, assessing the likelihood and potential impact of significant risks, and reporting to the Executive Leadership Team (the “ELT”), CVS Health’s most senior executive group, on actions to monitor, manage and mitigate significant risks.

●   The CFO, Treasurer, Chief Compliance Officer, Chief Audit Executive, General Counsel, Chief People Officer, Chief Privacy Officer (“CPO”), Chief Information Security Officer (“CISO”), and Corporate Secretary & Chief Governance Officer periodically report to relevant Board committees and to the full Board on the Company’s risk management policies and practices, including risk assessments and evaluation of compliance and legal risks.

●	The Board is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees.
●	The corporate risk management culture begins from the top with the ELT setting the tone on the importance of risk management with the support of the Board and its committees. The ELT mandates the management of identified risks through Risk Champions with guidance and oversight by the Company’s Enterprise Risk Management (“ERM”) function and support by the Operational Risk Committee (the “ORC”), which includes the Risk Champions and the Chief Audit Executive.
●	To ensure connections at all levels for identification of risks, CVS Health utilizes a Risk Committee structure comprised of the ORC working group, which supports the ELT. The Audit Committee provides overall ERM program oversight and reviews management’s progress in managing risks. This structure allows for effective communication and information flow throughout the risk framework.
●	The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee annually reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management, the Company’s independent registered public accounting firm and the Company’s internal auditors the Company’s major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures. The Audit Committee reviews CVS Health’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including developing steps to monitor, manage and mitigate those risks. Principal responsibility for

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oversight of risks related to cyber security and data and information security governance was transferred from the Audit Committee to the N&CG Committee, whose members possess expertise regarding those subjects.
●	Each Board committee is responsible for oversight of risk management practices for categories of risks relevant to its function. For example, the MP&D Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment” on page 32 for additional information. The Medical Affairs Committee reviews and assesses risks arising from the Company’s provision of health care services across the enterprise, including safety issues related to prescription opioid misuse and abuse, and the steps taken to identify, monitor and mitigate those risks. The I&F Committee reviews risks related to the Company’s investment portfolio and its capital and financial resources.
●	The Board considers its role in risk oversight when evaluating the Company’s Corporate Governance Guidelines and the Board’s leadership structure. Both the Corporate Governance Guidelines and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our Independent Chair and our CEO are focused on CVS Health’s and the Board’s risk management efforts and ensure that risk matters are appropriately brought to the Board and/or its committees for their review.

The Board’s Role in Oversight of Cyber Security and Information Governance

The N&CG Committee, pursuant to its charter, is formally charged with oversight of the Company’s cyber security and information governance, including its privacy and information security programs. The Company maintains an ERM function that identifies, monitors and mitigates business risks, including information security risks. In addition, the Company’s Information Security Department conducts a thorough quarterly risk review, aimed specifically at identifying and mitigating information security risks. Identified information security and privacy risks are reported to the Audit Committee and the N&CG Committee in accordance with protocols.

The Company’s Executive Vice President and Chief Information Officer (“CIO”), its Senior Vice President and CISO and its Vice President and CPO also regularly update the N&CG Committee (and, as needed, the Audit Committee or the full Board) on risks and opportunities in these areas. The CIO and CISO update the N&CG Committee at least twice annually, and the CPO updates the N&CG Committee at least annually. In addition to updates at Board or committee meetings, the CIO, CISO or the CPO periodically update the Board on important information security matters through memoranda. The N&CG Committee is advised regarding the Company’s robust annual information security training programs, including annual enhanced training for specialized personnel and training aimed at senior executives, as well as its regular external audits and certifications to top information security standards. The Company’s information technology systems are assessed by independent parties for the following on an enterprise basis: Payment Card Industry Data Security Standards (“PCI DSS”); HIPAA; SOC 1; and National Association of Insurance Commissioners (“NAIC”). Also, certain of the Company’s business units are assessed by independent parties for the following: SOC 2; SOC 2 Type 2; NIST 800-53; and HI-TRUST. As a backstop to its strong information security programs, policies and procedures, the Company annually purchases a cyber security risk insurance policy that would defray the costs of an information security breach.

The Board’s Role in Oversight of Environmental, Social and Governance Matters

The N&CG Committee, pursuant to its charter, is formally charged with oversight of the Company’s ESG strategy and performance. The Company’s Chief Sustainability Officer, Chief Governance Officer and Chief People Officer regularly update the N&CG Committee on ESG risks and opportunities, and the N&CG Committee provides feedback and direction on the Company’s approach to key issues. The N&CG Committee also reviews the Company’s annual ESG Report prior to its publication. The 2021 ESG Report is available on the Company’s website at www.cvshealth.com/reporting.

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Corporate Governance and Related Matters

The Board’s Role in Oversight of Human Capital and Culture

We believe engaged colleagues produce stronger business results and are more likely to build a career with CVS Health. Each year, under the oversight of our Board of Directors, we conduct an internal engagement survey that provides colleagues with an opportunity to share their opinions and experiences with respect to their role, their team and the enterprise to help the Board and our management identify areas where we can improve colleague experience. The survey covers a broad range of topics including development and opportunities, diversity management, recognition, performance, well-being and continuous improvement. In 2021, greater than 80% of our colleagues participated in the engagement survey.

Our Board and CEO also play a leading role in overseeing our human capital strategy, which consists of the following categories: total rewards; diversity, equity and inclusion; colleague development; and health and safety. Our MP&D Committee also reviews our broad-based compensation and benefits programs.

The Board is also regularly updated on key talent metrics for the overall workforce, including metrics related to diversity and inclusion, recruiting and talent development programs. The Board is updated on our human capital development strategy on an annual basis. The Board supported the Company’s commitment to provide additional transparency through disclosure of aggregated EEO-1 workforce diversity data beginning in 2021, as well as the publication of its first Strategic Diversity Management Report. For more information on the Company’s approach to talent development and engagement, please see our 2021 ESG Report and our related Strategic Diversity Management Report at www.cvshealth.com/reporting.

Stockholder Outreach

The Company values each of its stockholders and their opinions, and we regularly interact with our stockholders on a variety of matters. In the latter part of 2021 and early 2022, at the direction of the Board, the Company engaged in a proactive stockholder outreach effort to best understand and address any concerns stockholders might have. Additional details regarding our outreach effort and the actions taken are found on pages 9-11 and 45 of this proxy statement.

Much of our dialogue with stockholders was focused on the Company’s strategy and ongoing initiatives to transform health care, changes to the leadership team, the makeup and skills of our Board, our ESG strategy and targets, and our commitment to social justice and equity. We also discussed our executive compensation programs, as described in the CD&A section of this proxy statement, and various ESG matters, including the Company’s responses to the COVID-19 pandemic and prescription opioid misuse and abuse.

Contact with the Board, the Chair and Other Independent Directors

Stockholders and other parties interested in communicating directly with the Board, the Independent Chair of the Board or with the independent directors as a group may do so by writing to CVS Health Corporation, One CVS Drive, MC 1160, Woonsocket, RI 02895. The N&CG Committee has approved a process for handling letters received by the Company and addressed to the Board, the Independent Chair of the Board or to independent directors as a group. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its committees or that she otherwise determines requires their attention.

Code of Conduct

CVS Health has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our CEO, CFO and Chief Accounting Officer. Our Code of Conduct is available on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and will be provided to stockholders without charge upon request to our Corporate Secretary. We intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our executive officers or directors) at that location on our website within the timeframe required by SEC rules.

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Related Person Transaction Policy

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “RPT Policy”). The N&CG Committee has been designated as the Board committee responsible for reviewing, approving or ratifying any related person transactions under the Policy, since the N&CG Committee already has responsibility for evaluating the impact of conflicts involving directors on independence. The N&CG Committee reviews the RPT Policy on an annual basis and will amend the Policy as it deems appropriate.

Pursuant to the RPT Policy, all executive officers, directors and director nominees are required to notify our General Counsel or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, five percent beneficial owner or any immediate family member of such a person has a direct or indirect material interest.

The General Counsel or the Corporate Secretary presents any reported new related person transactions, and proposed transactions involving related persons that might be deemed to be related person transactions, to the N&CG Committee at its next regular meeting, or earlier if appropriate. The General Counsel or Corporate Secretary provides the N&CG Committee with an analysis and recommendation regarding each reported transaction. The N&CG Committee reviews these transactions, including the analysis and recommendation. The N&CG Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the RPT Policy. If after its review, the N&CG Committee determines not to approve or ratify a related person transaction, the transaction will not be entered into or continued, as the N&CG Committee shall direct. The N&CG Committee may ratify or approve a related person transaction if, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

In January 2022, the N&CG Committee reviewed the RPT Policy and determined that no 2021 transactions constituted reportable related person transactions under the RPT Policy.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and are also available to stockholders at no charge upon request to our Corporate Secretary. These Guidelines meet the listing standards adopted by the NYSE, the exchange on which our common stock is listed.

Board Structure and Processes

The Board’s Leadership Structure

David W. Dorman is currently the Independent Chair of our Board. In 2022, in connection with the planned retirement of Mr. Dorman, the N&CG Committee conducted a review of the Board’s leadership structure and determined that the current structure, led by an Independent Chair and five fully independent committees, is appropriate. The N&CG Committee recommended, and the Board approved, the nomination of Roger N. Farah as its new Independent Chair effective at the time of Mr. Dorman’s retirement. The Independent Chair presides at all meetings of the Board and works with our CEO to set Board meeting agendas and the schedule of Board meetings. In addition, the Independent Chair has the following duties and responsibilities:

●	the authority to call, and responsibility to lead, independent director sessions;
●	the ability to retain independent legal, accounting or other advisors in connection with these sessions;
●	the responsibility to facilitate communication and serve as a liaison between the CEO and the other independent directors; and
●	the duty to advise the CEO of the informational needs of the Board.

The Board believes that Board independence and oversight of management will be maintained effectively through the Independent Chair, the Board’s composition and its committee system.

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Corporate Governance and Related Matters

Director Education

CVS Health’s Corporate Governance Guidelines establish recommendations for director education. All new members of the Board are encouraged to participate in the Company’s orientation program for directors. Other directors may also attend the orientation program. All directors are encouraged to participate in continuing education programs, with any associated expenses to be reimbursed by the Company, in order to stay current and knowledgeable about the business of the Company. Such orientation and continuing education programs are overseen by the N&CG Committee.

Committees of the Board

CVS Health’s Board oversees and guides the Company’s management and its business. Committees support the role of the Board on issues that are better addressed by smaller, more focused subsets of directors.

For 2021, the Board utilized six standing committees. The table below presents for the 2021 Board year, the committees of the Board, the membership of such committees and the number of times each such committee met in 2021. For further details regarding committee membership and activities, see pages 28-34.

Name	Audit Committee	Investment and Finance Committee	Management Planning and Development Committee	Nominating and Corporate Governance Committee	Medical Affairs Committee	Executive Committee
Fernando Aguirre	*
C. David Brown II
Alecia A. DeCoudreaux
Nancy-Ann M. DeParle
David W. Dorman(1)
Roger N. Farah(1)
Anne M. Finucane
Edward J. Ludwig	*
Karen S. Lynch
Jean-Pierre Millon(2)	*
Mary L. Schapiro	*
William C. Weldon
Tony L. White(2)
2021 Meetings	9	4	7	7	4	0
Committee Chair
*	Audit Committee Financial Expert
(1)	Subject to his re-election at the Annual Meeting, Mr. Farah will be Independent Chair of the Board and Chair of the Executive Committee, replacing Mr. Dorman when he retires.
(2)	Subject to his re-election at the Annual Meeting, Mr. Millon will be Chair of the Medical Affairs Committee and a member of the Executive Committee, replacing Mr. White when he retires.

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Audit Committee

Each member of the Audit Committee is financially literate and independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board designated each of Messrs. Aguirre, Ludwig and Millon and Ms. Schapiro as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Audit Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary.

Meetings in 2021: 9

2021-2022 Committee Members

(all independent)

1  Fernando Aguirre*

2  Alecia DeCoudreaux

3  Edward Ludwig (Chair)*

4  Mary Schapiro*

5  Jean-Pierre Millon*

*    Audit Committee Financial Expert

Primary Responsibilities

Pursuant to its charter, the Audit Committee assists the Board in its oversight of:

●  the integrity of our financial statements;

●   the qualifications, independence and performance of our independent registered public accounting firm, for whose appointment the Audit Committee bears principal responsibility;

●   the performance of our internal audit function;

●   our policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

●   compliance with, and approval of, our Code of Conduct;

●   the review of our business continuity and disaster recovery program;

●   the review of our environmental, health and safety program; and

●   our compliance with legal and regulatory requirements, including the review and oversight of matters related to compliance with Federal health care program requirements.

Audit Committee Activities in 2021

The Audit Committee met nine times in 2021. Except for one absence by an Audit Committee member due to an unavoidable conflict, each member of the Audit Committee attended all of its meetings while he or she was a member. Several of the Audit Committee’s meetings were focused primarily on our annual or quarterly financial reports, including our Form 10-K, Forms 10-Q and our related earnings releases. At each of these meetings, the Audit Committee reviewed the documents in depth with our CFO and our Chief Accounting Officer, as well as our Chief Compliance Officer (“CCO”), Chief Audit Executive, General Counsel and other key members of management. The Audit Committee also received reports from our internal audit department and our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”). The Audit Committee regularly meets with Ernst & Young outside the presence of management, and also meets individually with members of management, including the CCO, the Chief Compliance Officer for Omnicare and the Chief Audit Executive. In addition to its responsibilities related to our financial statements, the Audit Committee plays a primary role in risk oversight, including reviews of our enterprise risk management program and in oversight of our anti-money laundering and sanction screening compliance programs, business continuity and disaster recovery programs, and environmental, health and safety program. The Audit Committee also reviews our legal and regulatory compliance program on a quarterly basis, including oversight of the Company’s compliance with our Corporate Integrity Agreement (“CIA”) related to our institutional pharmacy services (long-term care) operations , which expired in October. During 2021, the Audit Committee provided the required annual certification of compliance with the CIA. The Audit Committee also provided the report found on page 36 of this proxy statement, and recommended the inclusion of the Company’s audited financial statements in its 2021 Form 10-K.

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Investment and Finance Committee

Each member of the I&F Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board has approved a charter for the I&F Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. At its meetings, various members of management provide the I&F Committee with updates on areas of its responsibility, including the CFO, Chief Investment Officer and Treasurer.

Meetings in 2021: 4

2021-2022 Committee Members

(all independent)

1   Edward Ludwig

2   Anne Finucane (Chair)

3   Mary Schapiro

Primary Responsibilities

Pursuant to its charter, the I&F Committee assists the Board in its oversight of:

●   the investment policies, strategies, programs and portfolio of CVS Health and its subsidiaries;

●   the approval of investment transactions on behalf of the Company that exceed any delegated authority;

●   investment portfolio transactions made on behalf of CVS Health and its subsidiaries;

●   the performance of the investment portfolios of CVS Health and its subsidiaries;

●   the Company’s processes for managing the finances of its employee pension and defined contribution benefit plans;

●   the Company’s capital plan, including the review of significant financial policies and matters of financial corporate governance, such as the Company’s dividend policy, share repurchase program and credit facilities and the issuance or retirement of debt and other securities;

●   the financing of significant mergers, acquisitions, joint ventures and investments in securities issued by third parties;

●   significant multi-year strategic capital project expenditures and management;

●   the review and approval of the Company’s decision to enter into swap transactions that are not cleared and are not traded on a designated contract market or swap execution facility, including establishing policies governing the use of such swaps;

●   the Company’s insurance and self-insurance programs related to third party claims; and

●   the Company’s stock repurchase programs, including assessing whether to recommend modification to such programs to the Board.

Investment and Finance Committee Activities in  2021

The I&F Committee met four times in 2021. Each member of the I&F Committee attended all of its meetings while he or she was a member. The I&F Committee spent significant time focused on investment management updates and our capital allocation plans, including a capital management transaction during 2021 contributing to the repayment of $8.8 billion in net debt and significant savings in go-forward interest payments. The I&F Committee reviewed the Company’s 2021 investment performance as well as an in-depth study of the Company’s investment assets. The I&F Committee also reviewed reports from our treasury department and regularly meets individually with members of management, including the CFO, the Treasurer and Aetna’s Chief Investment Officer. The I&F Committee reviewed quarterly investment reports and capital allocation reports, as well as various finance programs of the Company, such as certain reinsurance transactions, and made recommendations to authorize resolutions for the Company’s investment and finance activity, including the dividend increase and the resumption of the Company’s stock buyback program. The I&F Committee also reviews reports on investments made by the Company’s frozen pension plans and its 401(k) plans.

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Nominating and Corporate Governance Committee

Each member of the N&CG Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board has approved a charter for the N&CG Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. At its meetings, various members of management provide the N&CG Committee with updates on areas of its responsibility, including the General Counsel, the Corporate Secretary and Chief Governance Officer, the Senior Vice President of Government Affairs, the Chief Sustainability Officer, the CIO and the CISO.

Meetings in 2021: 7

2021-2022 Committee Members

(all independent)

1  Fernando Aguirre

2  David Dorman[1]

3  Nancy-Ann DeParle (Chair)

4  David Brown

5  William Weldon

1     Mr. Dorman is retiring at the time of the Annual Meeting.

Primary Responsibilities

Pursuant to its charter, the N&CG Committee has responsibility for:

●   identifying individuals qualified to become Board members consistent with criteria approved by the Board;

●   recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings;

●   recommending directors for appointment to Board committees;

●   making recommendations to the Board as to determinations of director independence;

●   evaluating Board and committee performance;

●   the oversight of our information governance framework, including our privacy and information security programs, as well as the cyber security aspects of our information security program and cyber security risk exposures;

●   the review and ratification of any related person transactions in accordance with our policy on such matters;

●   considering matters of corporate governance and reviewing, at least annually, our Corporate Governance Guidelines and overseeing compliance with such Guidelines;

●   review and consideration of the Company’s policies, practices and goals related to environmental sustainability, community engagement and significant issues of corporate social responsibility, including the review of the ESG report issued by the Company; and

●   reviewing and considering our policies and practices on issues relating to charitable contributions, political spending practices and significant public policy issues.

Nominating and Corporate Governance Committee Activities in 2021

The N&CG Committee met seven times in 2021. Each member of the N&CG Committee attended all of its meetings while he or she was a member. Throughout the year, the N&CG Committee evaluated, and continues to evaluate, potential candidates for future election to the Board. In addition, the N&CG Committee reviewed the Company’s political activities and expenditures in depth, considered significant public policy issues and government affairs’ priorities and activities, reviewed the Company’s corporate social responsibility framework and the Company’s charitable contribution budget. The N&CG Committee also oversaw the 2021 evaluation process for the Board and its committees, which consisted of an in-depth interview of each director by the Chair of the Board or the Chair of the N&CG Committee. In addition, the N&CG Committee received updates about legal and regulatory developments concerning corporate governance and business and trends in the health care industry, stockholder engagement strategy, as well as updates on the proxy season and stockholder communications. The N&CG Committee also had responsibility for oversight of cyber security and information governance, including privacy and information security, an area in which several Committee members have expertise, and received regular updates from the CIO and CISO. The N&CG Committee reviewed and approved our Related Person Transaction Policy, and made recommendations regarding the director slate, committee composition, independence determinations and Audit Committee financial experts.

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Corporate Governance and Related Matters

Management Planning and Development Committee

Each member of the MP&D Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board has approved a charter for the MP&D Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate-governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary. No MP&D Committee member participates in any of our employee compensation programs and none is a current or former officer or employee of CVS Health or its subsidiaries. At MP&D Committee meetings, non-members, such as the CEO, the CFO, the Chief Accounting Officer, the Chief People Officer, the Corporate Secretary and Chief Governance Officer, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Health executive officer is permitted to be present during any discussion of his or her compensation or performance, and the MP&D Committee regularly exercises its prerogative to meet in executive session without management.

Meetings in 2021: 7

2021-2022 Committee Members

(all independent)

1  Roger Farah

2  Anne Finucane

3  David Brown (Chair)

4 David Dorman[1]

5  Tony White[1]

6  William Weldon

[1]    Messrs. Dorman and White are retiring at the time of the Annual Meeting.

Primary Responsibilities

Pursuant to its charter, the MP&D Committee:

●   oversees our compensation and benefits policies and programs generally;

●   evaluates the performance of designated senior executives, including the CEO;

●   in consultation with our other independent directors, oversees and sets compensation for the CEO;

●   oversees and sets compensation for our designated senior executives;

●   reviews and recommends to the Board compensation (including cash and equity-based compensation) for our non-employee directors; and

●   prepares and recommends to the full Board for inclusion in this and each other applicable proxy statement a compensation committee report. The Compensation Committee Report for this proxy statement is on page 41.

The MP&D Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

Management Planning and Development Committee Activities in 2021

The MP&D Committee met seven times in 2021. Each member of the MP&D Committee attended all of its meetings while he or she was a member. In addition to reviewing the independence of its advisor as described below, the MP&D Committee devoted substantial time to its oversight of the Company’s compensation and benefit programs as part of its annual governance process. This review is aimed at ensuring that the Company is providing its employees with compensation and benefit programs that are appropriate. The MP&D Committee received updates on compensation trends and legislative and regulatory developments. The MP&D Committee devoted considerable time to CVS Health’s stockholder outreach efforts and the feedback received from investors. The MP&D Committee also reviewed director compensation. The MP&D Committee’s review of executive compensation matters and its decisions, including changes made in response to input from our stockholders, is discussed in the CD&A beginning on page 42 of this proxy statement.

2022 Proxy Statement	31

Corporate Governance and Related Matters

Compensation Risk Assessment

The MP&D Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. In 2021, the Company performed a comprehensive risk assessment of its compensation policies and practices to ascertain any potential material risks that may be created by its compensation programs. The Company’s assessment included all major components of the Company’s compensation programs, including: the mix between annual and long-term compensation; short-term incentive program design; long-term incentive program performance measures; incentive plan performance criteria and corresponding objectives; a comparison of the Company’s programs with those of its peers; the Company’s severance and change in control policies; its recoupment policy; its share retention requirements and ownership guidelines; and the Internal Audit Department’s review of the controls regarding the Company’s long-term incentive program. The MP&D Committee considered the findings of the assessment and concluded that the Company’s compensation programs are aligned with the interests of its stockholders, appropriately reward pay for performance, and do not promote excessive risk-taking.

Independent Compensation Consultant

Under its charter, the MP&D Committee has the authority to retain outside consultants or advisors it deems necessary to provide desired expertise and counsel.

Korn Ferry, the MP&D Committee’s independent compensation consultant, provides services to management, including leadership development, executive searches and assessments. The Company also uses a proprietary Korn Ferry-licensed competency product. Fees paid to Korn Ferry in 2021 for these other services, were $4,213,645. The MP&D Committee has determined that Korn Ferry is independent and its work for the Company does not raise any conflicts of interest. The MP&D Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and NYSE rules on conflicts of interest and independence. This evaluation included considering all of the services provided to the Company, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest and maintain independence, any business or personal relationships between Korn Ferry and the members of our MP&D Committee or executive officers and any ownership of our stock by Korn Ferry’s team that provided any executive and director compensation services. The MP&D Committee has implemented a process to approve fees for any non-compensation consulting in advance to insure that Korn Ferry remains independent. Fees paid for services in 2021 to Korn Ferry for compensation consulting to the MP&D Committee were $373,000.

During 2021, the MP&D Committee’s independent compensation consultant:

●	Developed and provided guidance on the use of a single consolidated peer group for competitive market data and collected, organized and presented quantitative competitive market data for the relevant competitive peer group with respect to executive officers’ target, annual and long-term compensation levels;
●	Developed and delivered to the MP&D Committee an annual briefing on legislative and regulatory developments and trends in executive compensation and their implications for CVS Health;
●	Provided guidance, including relevant competitive market data, in support of discussions related to the design of the Company’s long-term incentive program; and
●	Analyzed market data and provided recommendations for non-employee director compensation to the MP&D Committee for approval by the Board.

The MP&D Committee believes that the advice it received from its independent compensation consultant is objective and not influenced by any other business relationship. The MP&D Committee and its independent compensation consultant have policies and procedures in place to preserve the objectivity and integrity of the compensation consulting advice, including:

●	The MP&D Committee has the sole authority to retain and terminate the independent compensation consultant;
●	The independent compensation consultant reports to the MP&D Committee Chair and has direct access to the MP&D Committee without management involvement;
●	While it is necessary for the independent compensation consultant to interact with management to gather information, the MP&D Committee determines if and how the independent compensation consultant’s advice can be shared with management; and
●	The MP&D Committee regularly meets with the independent compensation consultant in executive session, without management present, to discuss recommendations.
32	CVS Health

Corporate Governance and Related Matters

Compensation Committee Interlocks and Insider Participation

As of March 14, 2022, the members of the MP&D Committee are Mr. Brown (Chair), Ms. Finucane and Messrs. Dorman, Farah, Weldon and White. None of the members of the MP&D Committee has ever been an officer or employee of the Company. There are no interlocking relationships between any of our executive officers and any MP&D Committee member.

Medical Affairs Committee

Each member of the Medical Affairs Committee is independent of the Company and management under applicable SEC rules and the Corporate Governance Standards of the NYSE Listed Company Manual. The Board has approved a charter for the Medical Affairs Committee, which can be viewed on our website at https://investors.cvshealth.com/investors/corporate- governance/documents/default.aspx and also is available to stockholders without charge upon request to our Corporate Secretary.

In light of the Company’s expanded offerings throughout the spectrum of health care, the Medical Affairs Committee was formed in March 2016 and renamed in November 2018. The Medical Affairs Committee focuses on oversight of the Company’s medical- and pharmacy-related strategies and initiatives, matters relating to the advancement of quality of pharmacy and medical care, patient safety and patient experience, the enhancement of access to cost-effective quality health care and the promotion of member health.

Meetings in 2021: 4

2021-2022 Committee Members

(all independent)

1  Alecia DeCoudreaux

2  Roger Farah

3  Tony White (Chair)[1]

4  Nancy-Ann DeParle

5  Jean-Pierre Millon

[1]    Mr. White is retiring at the time of the Annual Meeting, and Mr. Millon has been appointed Chair of the Committee, subject to his re-election to the Board.

Primary Responsibilities

Pursuant to its charter, the Medical Affairs Committee:

●   reviews significant medical, pharmacy and other health-related strategies and initiatives of the Company, and matters concerning efforts to (1) advance the quality of pharmacy and medical care, patient safety and experience, (2) enhance access to cost-effective quality health care and (3) promote member health;

●   reviews the Company’s medical, pharmacy and other strategies and initiatives designed to foster health care innovation, lower patient costs and improve the delivery of clinic, in-home and other health care solutions;

●   reviews matters and receives reports concerning the quality performance of the Company’s (1) pharmacy and medical care activity, such as (a) dispensing, compounding and infusion services and (b) nursing and medical clinic operations; (2) patient safety and experience; (3) management of claims against the Company related to pharmacy services and health care provided by the Company; and (4) management of regulatory activity related to pharmacy and health care; and

●   takes such other actions and performs such services as may be referred to it from time to time by the Board, including the conduct of special reviews as it may deem necessary or appropriate to fulfill its responsibilities.

Medical Affairs Committee Activities in 2021

The Medical Affairs Committee met four times in 2021. Each member of the Medical Affairs Committee attended all of its meetings while he or she was a member. The Medical Affairs Committee’s meetings focused on a wide variety of matters related to the Company’s provision of health care services across the enterprise, including retail, mail, specialty and long-term care pharmacy, retail clinic services provided by MinuteClinic and complex medical claims issues concerning Aetna. The Medical Affairs Committee reviewed various issues related to patient safety, including matters related to the Company’s kidney care operations and strategy, primary care expansion, virtual primary care offerings, and its recently launched clinical trial services business. The Medical Affairs Committee also received updates on claims against the Company related to pharmacy services and health care provided by the Company, as well as the steps being taken to minimize and mitigate those claims. The Medical Affairs Committee also reviewed matters related to the Company’s Enterprise Patient Safety Organization and received reports regarding various lines of business across the enterprise and other efforts to measure and improve patient safety and clinical effectiveness. In light of the COVID-19 pandemic, the Medical Affairs Committee was kept apprised of the Company’s testing programs and vaccine administration.

2022 Proxy Statement	33

Corporate Governance and Related Matters

Executive Committee

At all times when the Board is not in session, the Executive Committee may exercise many of the powers of the Board, as permitted by applicable law.

Ms. Lynch joined the Executive Committee in February 2021, when she became President and CEO and joined the Board. Subject to his re-election to the Board, Mr. Farah will be Chair of the Executive Committee following his appointment as Independent Chair of the Board after the Annual Meeting. Mr. Millon will join the Executive Committee following the Annual Meeting, when he becomes Chair of the Medical Affairs Committee, subject to his re-election to the Board.

Meetings in 2021: None

Board Meetings and Attendance

During 2021, there were six meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the committees on which they serve. All of our directors at the time of our 2021 Annual Meeting of Stockholders attended the 2021 Annual Meeting. In 2021, all director nominees attended at least 95% of the meetings of the Board and the committees of which he or she was a member, with attendance averaging over 99%.

One Board meeting was our annual meeting of independent directors, with all independent Board members in attendance. The independent directors also regularly hold executive sessions during regularly scheduled Board meetings in which our management does not participate.

Non-Employee Director Compensation

CVS Health’s approach to compensating non-employee directors for Board service is to provide directors with an annual retainer comprised of a mandatory 75% paid in shares of our common stock and 25% paid in cash (or up to 100% stock at the director’s election). The payment of a significant portion of the annual retainer, and additional retainers as outlined below, in our common stock is consistent with our policy of using equity compensation to better align directors’ interests with stockholders. This also enhances the directors’ ability to meet and continue to comply with our stock ownership guidelines, which are described below.

For the 2021-2022 Board year, the total annual retainer for non-employee directors was $310,000, consisting of shares of our stock valued at $232,500 (the mandatory annual stock retainer) and a cash payment of $77,500 (unless the director elected to receive up to 100% of the annual retainer in shares of our common stock). Each retainer was paid in two equal installments, in May and November. Directors may elect to defer receipt of shares, and deferred shares are credited with dividend reinvestment shares to the extent dividends are paid to stockholders. There are no meeting fees.

Additional retainers were paid to the Chairs of the committees and the Board as follows: Audit, $25,000; I&F, $15,000; MP&D, $20,000; Medical Affairs, $15,000; N&CG, $15,000; and Independent Chair of the Board, $275,000. No additional compensation is paid for service on the Executive Committee.

In November 2021 the MP&D Committee and its independent compensation consultant, Korn Ferry, reviewed a director compensation study prepared by Korn Ferry and recommended to the Board updated director and Chair retainers. In January 2022, the Board approved director compensation for non-management directors for the 2022 – 2023 Board year. The Board increased the per-director retainer for 2022-2023 to $335,000, consisting of at least 75% stock-based compensation and the remainder in cash or stock. In addition, for 2022-2023 the Committee Chair retainers for N&CG, I&F and Medical Affairs will be increased from $15,000 to $20,000. The other Chair retainers will be unchanged.

Ad hoc committees of the Board may be established from time to time to work on special projects and members may receive additional compensation for these services, as approved by the Board. In 2021, the Board formed an Ad Hoc Technology Committee and the compensation paid in respect of service on that committee is disclosed below.

34	CVS Health

Corporate Governance and Related Matters

2021 Non-Employee Director Retainer Mix

All Other Non-Employee Director Compensation and Benefits

Directors are eligible to participate in the employee discount program in the Company’s stores and are subject to the same terms of the program as our employees. Directors are generally reimbursed for business expenses incurred directly in connection with their roles and duties on the Board, such as travel, meals, lodging and executive support.

The following table shows amounts paid to each of our non-employee directors in 2021. The table also includes $5,000 for each of Messrs. Dorman, Ludwig, Millon, Weldon and White for their 2021 service on the Board’s Ad Hoc Technology Committee, to be paid in May 2022, with 75% of the fee included in the stock column and 25% of the fee in the cash column, which may be delivered in shares of stock, or as deferred stock, if elected by the director.

Non-Employee Director Compensation – 2021

Name	Fees Earned and Paid in Cash(1) ($)	Cash Fees Elected to be Paid in Stock(2) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Fernando Aguirre	77,601	0	232,399	—	310,000
C. David Brown II	0	82,500	247,500	—	330,000
Alecia A. DeCoudreaux	77,500	0	232,500	—	310,000
Nancy-Ann M. DeParle	77,590	3,750	243,660	—	325,000
David W. Dorman	1,363	146,250	442,387	—	590,000
Roger N. Farah	0	77,500	232,500	—	310,000
Anne M. Finucane	81,298	0	243,702	—	325,000
Edward J. Ludwig	85,000	0	255,000	—	340,000
Jean-Pierre Millon	78,851	0	236,149	—	315,000
Mary L. Schapiro	152	77,500	232,348	—	310,000
William C. Weldon	1,250	77,500	236,250	—	315,000
Tony L. White	82,548	0	247,452	—	330,000
(1)	The amounts shown include cash payments made in lieu of fractional shares to Mmes. DeParle, Finucane and Schapiro, and Messrs. Aguirre, Dorman, Millon and White.
(2)	These awards are fully vested at grant and the amounts shown represent both the fair market value and the full fair value at grant. During 2021, each director receiving a 12-month retainer received 2,632 shares of stock with a total value of $232,500 (the mandatory annual stock retainer) on the date of grant; each director electing to receive the remaining portion of the annual retainer in stock also received 876 shares valued at $77,500 on the date of grant. As of December 31, 2021, our directors had deferred balances of shares of Company common stock, including dividends, as follows: Mr. Brown, 68,411 shares; Ms. DeCoudreaux, 22,092 shares; Ms. DeParle, 3,296 shares; Mr. Dorman, 18,646 shares; Mr. Farah, 13,899 shares; Ms. Finucane, 10,211 shares; Mr. Ludwig, 6,905 shares; Ms. Schapiro, 14,638 shares; and Mr. Weldon, 37,443 shares.

2022 Proxy Statement	35

Audit Committee Matters

Item 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2022

The Audit Committee of the Company’s Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2022 and recommended to our full Board that it approve that appointment. We are submitting the appointment by the Audit Committee to you for your ratification.

The Board of Directors unanimously recommends a vote FOR this proposal.

Audit Committee Report

During the 2021-2022 Board year, the Audit Committee was composed of five independent directors. Set forth below is the report of the Audit Committee on its activities with respect to CVS Health’s audited financial statements for the fiscal year ended December 31, 2021 (the “audited financial statements”).

●	The Audit Committee has reviewed and discussed the audited financial statements with management;

●	The Audit Committee has discussed with Ernst & Young, CVS Health’s independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

●	The Audit Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and

●	Based on the review and discussions referred to above and relying thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CVS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Fernando Aguirre	Alecia A. DeCoudreaux	Edward J. Ludwig (Chair)	Jean-Pierre Millon	Mary L. Schapiro

Independent Registered Public Accounting Firm
Independence and Fee Approval Policy

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has retained Ernst & Young as CVS Health’s external audit firm since September 2007. In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of Ernst & Young’s new lead engagement partner, who assumed her role in February 2022. Based on its most recent evaluation of Ernst & Young, the members of the Audit Committee believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of Ernst & Young’s staff, work and quality control; its capability and technical expertise, given the complexity of the Company’s business; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditors, including enhanced audit quality and competitive fees.

36	CVS Health

Audit Committee Matters

All audit services, audit-related services, tax services and other services provided to the Company by Ernst & Young were pre-approved by the Audit Committee, and the Audit Committee is ultimately responsible for audit fee negotiations associated with the retention of Ernst & Young. The Audit Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Audit Committee’s charter requires pre-approval of the audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit Committee reviews and approves Ernst & Young’s services on an annual basis. During the year, Ernst & Young also may request pre-approval of additional services, and the Audit Committee considers such requests for approval and approves them as circumstances warrant. The Audit Committee charter authorizes the Audit Committee to delegate to one or more of its members authority to pre-approve permitted services, as long as such pre-approvals are reported to the full Audit Committee at its next meeting.

Representatives of Ernst & Young will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young, although in the event of reconsideration the Audit Committee may determine that Ernst & Young should continue in its role. Even if you ratify the appointment of Ernst & Young, the Audit Committee retains its discretion to reconsider Ernst & Young’s appointment if it believes that reconsideration is necessary in the best interest of the Company and its stockholders.

Fees of Independent Accounting Firm

The following table summarizes the fees paid to Ernst & Young for services rendered during fiscal 2021 and 2020.

	Fiscal Year Ended 12/31/21 ($)	Fiscal Year Ended 12/31/20 ($)
Audit Fees(1)	23,892,400	24,552,400
Audit-Related Fees(2)	6,194,241	6,760,846
Tax Fees(3)	2,299,417	2,777,006
All Other Fees(4)	375,000	—

(1)	Represents the aggregate fees and expenses billed for the audit of our consolidated financial statements and the audit of our internal control over financial reporting, the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, services provided in connection with statutory audits, regulatory filings and other audits for the year, and consultations on technical matters.

(2)	Represents the aggregate fees billed for audit and services that are typically performed by auditors, including audits of our employee benefit plans, services provided related to reports on the processing of transactions by servicing organizations, attest services related to financial reporting and compliance, controls assessments, due diligence related to mergers and acquisitions and certain agreed upon procedures reports.

(3)	Includes $0 and $0 for the years ended December 31, 2021 and 2020, respectively, related to tax compliance and preparation services. Ernst & Young did not provide any tax compliance or preparation services to the Company in either year.

(4)	Represents fees related to a market research study.

2022 Proxy Statement	37

Executive Compensation and Related Matters

Item 3: Say on Pay, a Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation
The Board of Directors unanimously recommends a vote FOR this proposal.

Background

We are asking our stockholders to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in the Compensation Discussion and Analysis (“CD&A”) and the Executive Compensation sections of this proxy statement. Although the advisory vote is not binding upon the Company, the MP&D Committee (referred to in this Item 3 as the “Committee”), which is responsible for designing and administering our executive compensation program, values our stockholders’ views and will continue to consider the outcome of the vote in its ongoing evaluation of our executive compensation program.

At CVS Health, our executive compensation philosophy and practice reflect our unwavering commitment to paying for performance, both short- and long-term. We define performance as the achievement of results measured against challenging internal financial targets that take into account our results relative to that of our peer companies, as well as industry and market conditions. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

Our 2021 Vote; Stockholder Outreach

Following our 2021 Annual Meeting of Stockholders, the Committee considered the result of the stockholder advisory vote on executive compensation. We were pleased that our executive compensation program was approved by stockholders with approximately 90% of votes cast in favor of the proposal. We appreciate our stockholders’ support of our executive compensation program, and we are committed to soliciting input to ensure we meet ongoing stockholder expectations regarding our compensation practices.

In the latter part of 2021 and early 2022, management reached out to stockholders representing approximately 46% of our outstanding shares and held calls with holders of 31% of our outstanding shares. The Chair of the Committee participated in certain of those calls. We also held calls with both leading proxy advisory firms.

During our outreach, we discussed a range of compensation, environmental, social, governance and other relevant topics with stockholders, and received positive feedback. In 2021, in response to stockholder feedback, the Committee undertook holistic review of the compensation peer groups to improve comparability and made several key changes, which are discussed beginning on pages 48 and 61-62 of this proxy statement. In addition to the adjustment to our peer groups in 2021, the Committee has made a number of other significant changes to our executive compensation program in recent years that received positive feedback from our stockholders, including:

●	Workforce Diversity Modifier added to the 2021 Management Incentive Plan (“MIP”) for our most senior leaders

●	Further aligned the Long-Term Incentive Program with stockholders:

●	Payout of total Long-Term Incentive awards at grant limited to 150% of target effective 2022

●	No upward modifier applied if our absolute TSR is negative, effective with 2021 awards

●	Maximum payout for performance stock units (“PSUs”) was reduced from 250% to 200%, effective with 2020 awards

●	PSU 2-year post-vesting holding period also applies after separation of employment, effective with 2020 awards

●	PSU award agreements modified to include forfeiture/clawback provisions in the event of detrimental conduct

38	CVS Health

Executive Compensation and Related Matters

The Board and the Committee continue to strongly believe that our executive compensation program’s design is a significant contributor to the Company’s success and is highly aligned with stockholder interests. It remains critical that the Company has an executive compensation program that appropriately attracts, retains and incents management while aligning pay with performance, driving long-term value creation and reflecting the views of stockholders. We will continue to explore ways that we can implement changes to the program desired by stockholders while preserving the program’s general design and value to CVS Health and our stockholders.

Our 2021 Performance and Pay Actions

The Company delivered results above our expectations for 2021 at a time of unprecedented challenges and uncertainty - a testament to our strategy and execution in delivering value across the health care system for our customers, our communities, our colleagues and our stockholder. Revenues grew 8.7% and GAAP diluted earnings per share and Adjusted EPS(1) were $5.95 and $8.40, respectively. We returned more than $2.6 billion to stockholders through cash dividends during 2021. We remained focused on achieving our target debt leverage ratio through disciplined capital allocation with net repayments of long-term debt of $8.8 billion in 2021.

With respect to 2021 pay actions, the Committee took the following actions:

2021 MIP	Payouts for the 2019 Long-Term Performance awards

●  Capped payout of final cash incentive awards at 200%

●  Workforce Diversity Modifier: The Committee evaluated the Company’s progress toward workforce diversity in 2021 and based on that evaluation did not apply an adjustment

●  2019 PSU Awards – Performance period 2019-2021

●  Based on 2021 PSU Adjusted EPS(1), target set at $ 7.48 - $7.58

●  Adjusted EPS of $8.40 exceeded 200% maximum payout level prior to applying modifiers

●  2021 PSU Leverage Ratio(1) modifier outperforming the target range increased the payout level by 25%

●  rTSR performance just below median decreased the payout level by 1.4%

PAYOUT = 247.2%

Conclusion; Resolution

We urge stockholders to read the letter from the Committee found on page 40 and the CD&A beginning on page 42 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures appearing on pages 72-90, which provide detailed information on the compensation of our Named Executive Officers.

The Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to CVS Health’s long-term success. Additionally, we believe the 2021 pay outcomes demonstrate alignment between pay and performance and that our compensation program remains aligned to the Company’s growth strategy.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the CVS Health executive officers named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

(1)	Adjusted EPS and 2021 PSU Leverage Ratio are non-GAAP financial measures. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measures.

2022 Proxy Statement	39

Letter from the Management Planning and Development Committee

Dear CVS Health Corporation Stockholder,

As the members of the Board’s Management Planning and Development Committee (for purposes of this letter, the “Committee”), our most important responsibilities are to ensure that CVS Health has the right leadership in place and that our executive compensation program aligns pay with Company and individual performance, supports our long-term strategic goals and drives stockholder value.

These responsibilities remained critical in 2021, a year in which the Company continued to meet the many challenges posed to the health care system by COVID-19 and its variants. It was also a year of transition and transformation for the Company as Karen Lynch succeeded Larry Merlo as President and CEO on February 1, 2021. The Committee recognizes that as the Company moves towards becoming the leading health solutions company for consumers and enters its next era of growth under Ms. Lynch, our executive compensation program will continue to be essential to our ongoing success in expanding the value we bring to all of our stakeholders.

Throughout the year we continued to drive strong financial performance, highlighted by our GAAP diluted earnings per share of $5.95 and adjusted EPS* of $8.40, cash flow generation of $18.3 billion and net repayments of long-term debt of $8.8 billion. We made significant progress helping people navigate the health care system and their personal health care by improving access, lowering costs and remaining a trusted partner. The Committee took into account these strong performance factors, along with the direct feedback we have received from our stockholders, as we implemented the 2021 executive compensation program.

40	CVS Health

As disclosed in our 2021 proxy statement, in response to stockholder feedback and with the assistance of our independent compensation consultant, the Committee undertook a holistic review of the Company’s compensation peer groups in 2021 to improve comparability and made several key changes, which are discussed in more detail on pages 48 and 61-62. In addition to the adjustment to our peer groups in 2021, the Committee has made a number of other substantive enhancements to our executive compensation program in recent years in support of CVS Health’s core compensation principles.

These changes include adding a Workforce Diversity Modifier to the 2021 MIP for our most senior leaders and approving several enhancements to the design of our PSU awards in 2020. These received positive feedback from our stockholders and contributed to approximately 90% of votes cast in favor of the say on pay proposal at our 2021 Annual Meeting of Stockholders. For 2022, we have also limited payout of long-term incentive awards to no more than 150% of target.

In establishing a program that is effectively aligned with our long-term strategy, we incent management to remain focused on drivers of sustainable performance, which in turn benefit our stockholders over the long term by driving forward our business strategies and goals. The Board and Committee continue to strongly believe that our executive compensation program’s design is a significant contributor to the Company’s success and is highly aligned with stockholder interests.

The Committee is and will remain firmly committed to the ongoing evaluation and improvement of our executive compensation program, informed by an ongoing discussion with our stockholders. We look forward to this dialogue and encourage you to reach out with any questions or concerns related to our program before making your voting decision. Thank you again for your continued support and investment in CVS Health.

*	Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.

Compensation Committee Report

We met with management to review and discuss the Compensation Discussion and Analysis. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Roger N. Farah	Tony L. White	C. David Brown II (Chair)

William C. Weldon	Anne M. Finucane	David W. Dorman

2022 Proxy Statement	41

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) explains how our executive compensation programs are designed and operate with respect to our named executive officers (“NEOs” or “Named Executive Officers”). Highlights for our continuing NEOs are below. In addition, the CD&A includes compensation information for Larry J. Merlo, our former President and Chief Executive Officer, and Eva C. Boratto, our former Executive Vice President (“EVP”) and Chief Financial Officer.

Highlights for our continuing NEOs are below:

Karen S. Lynch

  CVS Health President and CEO since February 1, 2021

Current and Prior Roles Ms. Lynch has over three decades of experience in the health care industry. Under her leadership, CVS Health touches the lives of more than 100 million people each year through its unique combination of assets. Prior to becoming President and Chief Executive Officer, she was EVP and President of Aetna, responsible for driving the strategy to deliver consumer-focused, high-value health care to the millions of people Aetna serves.

Shawn M. Guertin

  EVP and Chief Financial Officer since May 28, 2021

Current and Prior Roles Mr. Guertin previously served as Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer of Aetna Inc. from January 2014 to May 2019 and as Senior Vice President, Chief Financial Officer and Chief Enterprise Risk Officer from February 2013 to January 2014. Prior to that role, he served as Head of Business Segment Finance at Aetna from April 2011 to February 2013 and held various leadership positions at Coventry Health Care, Inc., including Executive Vice President and Chief Financial Officer from January 2005 to December 2009, Senior Vice President and Chief Actuary from February 2003 to December 2005 and Vice President of Finance from April 1998 to February 2003.

Upon rejoining the Company, Mr. Guertin received one-time sign-on awards with a total value of $4 million that are subject to vesting or repayment and that are not part of his target or at-risk compensation. When factoring in these sign-on awards, Mr. Guertin’s at-risk compensation for 2021 is 67%.

42	CVS Health

Compensation Discussion and Analysis

Troyen A. Brennan, M.D.

  EVP and Chief Medical Officer

Current and Prior Roles Dr. Brennan is Executive Vice President and Chief Medical Officer of CVS Health. Dr. Brennan has been in this role for 13 years and he provides oversight for the development of CVS Health’s clinical and medical affairs and health care strategy. Previously, Dr. Brennan was Chief Medical Officer of Aetna. Prior to that, Brennan served as president of Brigham and Women’s Physicians Organization. In his academic work, he was Professor of Medicine at Harvard Medical School and Professor of Law and Public Health at Harvard School of Public Health. Dr. Brennan is expected to retire from CVS Health in April 2022.

Alan M. Lotvin, M.D.

  EVP and President - Pharmacy Services

Current and Prior Roles Dr. Lotvin is Executive Vice President of CVS Health and President - Pharmacy Services, which includes the Company’s PBM and specialty pharmacy businesses. Dr. Lotvin has extensive experience in the PBM and specialty pharmacy industries. Before joining the Company, Dr. Lotvin was President and Chief Executive Officer of ICORE Healthcare, a Magellan Health Services company, and prior to that, Dr. Lotvin held senior positions in the PBM industry.

Jonathan C. Roberts

  EVP and Chief Operating Officer

Current and Prior Roles Mr. Roberts serves as Executive Vice President and Chief Operating Officer of CVS Health. In this role, Mr. Roberts has responsibility for our new vaccine and testing business, information technology and the long-term care business. Mr. Roberts has over 40 years of pharmacy health care experience. Prior to assuming the Chief Operating Officer role for CVS Health in March 2017, Mr. Roberts served as President of CVS Caremark. Mr. Roberts is expected to retire from CVS Health in June 2022.

2022 Proxy Statement	43

Compensation Discussion and Analysis

Executive Transitions

Karen S. Lynch	Larry J. Merlo
Succeeded Mr. Merlo as President and CEO February 1, 2021	Stepped down as President and CEO January 31, 2021

   No additional equity grants in connection with promotion

   No special cash bonus in connection with promotion

   Received salary increase and target annual cash incentive aligned with peers in same role at comparably sized companies

   Not considered for a salary increase

   No 2021 equity award

   No additional compensation or severance upon his change in role or retirement

   Did not accrue any additional service credit under the Company’s supplemental executive retirement plan (“SERP”) in 2021

   Lump sum payments from SERP in accordance with that plan

Shawn M. Guertin was appointed EVP and Chief Financial Officer effective May 28, 2021. Mr. Guertin previously served as Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer of Aetna Inc. from January 2014 to May 2019. Mr. Guertin received an annual equity award along with sign-on cash and equity awards at the time of his employment. See “Agreements with Named Executive Officers” on page 64.

Eva C. Boratto served as EVP and Chief Financial Officer of CVS Health through May 28, 2021 and continued to be employed in a non-executive capacity to assist in the transition of her duties until December 1, 2021. Prior to the May 2021 transition, Ms. Boratto had received a market salary adjustment and an annual equity award consistent with her long-term incentive target set in 2020. Ms. Boratto’s separation was treated as termination of employment without cause and therefore eligible for severance. Details regarding Ms. Boratto’s separation agreement can be found under “Agreements with Named Executive Officers” on page 65 and in the “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 82.

Dr. Brennan and Mr. Roberts are expected to retire from CVS Health in April and June 2022, respectively.

The CD&A is organized into the following sections:

Summary	► page 45
Our Executive Compensation Core Principles	► page 45
Stockholder Outreach and Consideration of 2021 Say On Pay Vote	► page 45
Leading Practices in Executive Compensation Programs	► page 46
2021 Business and Performance Highlights	► page 46
2021 Business and Performance Results	► page 47
Executive Compensation Program Discussion	► page 47
Executive Compensation 2021 Planning and Review Process	► page 47
Executive Compensation Program Enhancements/Decisions	► page 48
Elements of Our Executive Compensation Program	► page 50
2021 Compensation Peer Groups	► page 61
2022 Compensation Peer Group	► page 62
Other Compensation Topics	► page 62
Key Policies Related to Compensation	► page 66
Tax Considerations	► page 68
Non-GAAP Financial Measures Used in Compensation Discussion and Analysis	► page 68
Relative TSR Peer Groups for 2021–2023 PSU Awards	► page 70
Relative TSR Peer Group for 2022–2024 PSU Awards	► page 71

44	CVS Health

Compensation Discussion and Analysis

Summary

Our Executive Compensation Core Principles

In October 2021, management and the MP&D Committee updated our core principles to align with our new go-forward business strategy in order to:

●	Link the amount and delivery of compensation to our revised strategic plan;
●	Communicate organizational attitudes on executive pay to potential colleagues;
●	Represent the Board’s and Company’s attitudes about the role of executive pay to external stakeholders;
●	Provide a framework for decisions by the MP&D Committee; and
●	Focus attention and motivate achievement of short- and long-term objectives.

Although we consider a number of factors in our pay decisions, these five core principles drive our executive compensation philosophy:

Business Strategy Aligned Support our “one company” business strategy, holding executive officers accountable for leadership and cultural alignment

Attract and Retain

Attract and retain the highest-caliber talent by providing a competitive total rewards package compared to companies which we compete for business and talent including, but not limited to, our compensation peer group

Provide a differentiated value proposition tied to our purpose

Pay for Performance

Vast majority of executive officer pay variable tied to incentives

Focus on profitable growth to drive total shareholder return

Balance achievement of financial results with achievement of non-financial results, emphasizing the customer, as well as ESG metrics

Shareholder Aligned	Clear and Transparent
Encourage a stock ownership and stock price growth mindset	Easy to understand, directly correlated to Company and leadership performance

Stockholder Outreach and Consideration of 2021 Say On Pay Vote

Our annual say on pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program, and the MP&D Committee takes the result of this vote into account when determining the compensation of the Company’s executive officers. Our stockholder advisory vote on executive compensation received strong support in 2021, with approximately 90% of votes cast in favor of the proposal.

Stockholder Engagement

We value an open dialogue with our stockholders, and we believe that regular communication with our stockholders and other stakeholders is a critical part of enabling our long-term success. In the latter part of 2021 and early 2022, at the Board’s direction, management reached out to 34 stockholders representing approximately 46% of our outstanding stock and engaged with 21 stockholders representing nearly 31% of our outstanding stock. The Chair of the MP&D Committee participated in certain of those calls. We also held calls with both leading proxy advisory firms. During these engagements, we specifically requested feedback regarding leadership changes, our Board, our 2021

2022 Proxy Statement	45

Compensation Discussion and Analysis

say on pay vote, our ESG strategy, progress and disclosures, and our commitment to social justice and equity, along with any topics of interest to our stockholders.

In our meetings with stockholders, we were pleased to hear that most stockholders did not have concerns with the structure of our executive compensation program and continued to provide positive feedback on the comprehensive changes implemented in recent years to align to our evolving business strategy and in response to their input. Executive compensation-related topics discussed with stockholders included our say on pay vote, changes to our MIP and PSU awards, and Compensation Peer Groups. See pages 9-11 of this proxy statement for additional information about stockholder engagement.

Leading Practices in Executive Compensation Programs

The Board is committed to continuing its longstanding practice of soliciting feedback to incorporate stockholder perspectives into our executive compensation program. Our stockholder outreach provides the Board with valuable insights into our stockholders’ perspectives on our executive compensation program and other matters of importance to them. Our pay practices align with our core compensation principles and facilitate our implementation of those principles. They also demonstrate our commitment to sound compensation and governance practices and reflect enhancements made to our executive compensation program in prior years as a result of stockholder input that currently remain in effect.

We apply leading executive compensation practices

   Core Executive Compensation Principles Designed to Support Our “One Company” Business Strategy

   Performance Measures Aligned with Stockholder Interests

   Majority of the Total Compensation Opportunity is Performance-Based

   Limited Long-Term Incentive Grant Values to No More than 150% of Target, Effective with 2022 Awards

   Diversity Metric on the MIP for Senior Executives

   No Excise Tax Gross-Ups

   No Option Repricing

   No Recycling of Shares

   Recoupment Policy and Commitment to Disclose any Recoupment

   Broad Anti-Pledging and Anti-Hedging Policy

   Broad-Based Severance Plan for Executives

   Limited Perquisites and Personal Benefits

   SERP Closed to New Participants; No Executive Officer Participants Effective 2022

   Reconciliation in Proxy Statement of any Non-GAAP Performance Metric to the Most Directly Comparable GAAP Financial Measure

   Double Trigger Vesting of Equity Awards

   Robust Stock Ownership Guidelines

   Two-year Post-vesting Holding Period on Net Shares Resulting from PSUs for NEOs

   No Upward Modifier to any Outstanding PSUs if Our Absolute TSR is Negative

   Dividend Equivalents on RSUs Paid Only When Awards Vest

   Board Committee Oversight of Comprehensive Annual Compensation Program Risk Assessment

2021 Business and Performance Highlights

2021 was an important year for CVS Health. We exceeded our financial goals, we advanced and significantly revised our strategy, and we brought greater value to the people we serve, playing a critical role in the nation’s pandemic response. We are entering 2022 with powerful momentum. We are delivering health care solutions that are personalized, connected and increasingly digital. We are engaging millions of consumers across our businesses and in our community health destinations across America. CVS Health is becoming a bigger part of their everyday health.

Our 2021 performance demonstrates our ability to anticipate, deliver and exceed consumers’ expectations for health care. Consumers are a major force driving change in health care, and we continue to engage successfully with individuals in more places and on their terms, virtually, in the home, and in their local community. Customers and clients continue to realize the superior value we are providing with our integrated health solutions, particularly those that address the most prevalent, costly, and complex health conditions such as diabetes, cancer and chronic kidney disease.

46	CVS Health

Compensation Discussion and Analysis

2021 Business and Performance Results

8.7% Increase in Total Revenue 10% increase to the annual stockholder dividend beginning in 2022

$5.95

GAAP diluted earnings per share (“EPS”) from continuing operations

~8.8%

growth compared to prior year

$2.00

2021 dividend per share

~$2.6
billion

in dividends paid in 2021

101

Consecutive quarters of dividends paid

	$8.40(1) Adjusted EPS 12% growth compared to prior year ~54%(2) Total shareholder return	$18.3 billion cash flows from operations $8.8 billion net repayment of long-term debt
(1)	Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.
(2)	Based on share price appreciation plus dividends from December 31, 2020 to December 31, 2021. The calculation excludes trading commissions; taxes and dividend reinvestments.

For more information on our financial performance and strategy, please refer to our 2021 Annual Report mailed with this proxy statement and available at www.cvshealthannualmeeting.com.

Executive Compensation Program Discussion

Our executive compensation program supports our long-term strategy by tying the vast majority of pay for executives to performance-based metrics aligned to the Company’s growth strategy. We provide three elements of total direct compensation: base salary, annual cash incentive and long-term incentives in the form of stock options and PSUs, which are all described in detail beginning on page 50.

Executive Compensation 2021 Planning and Review Process

The annual cycle of reviewing and developing the Company’s executive compensation program and pay levels is a multi-step process that includes year-round engagement with our stockholders. It also incorporates consideration of our say on pay results, compensation and relative total shareholder return (“rTSR”) peer group information, both short- and long-term Company results compared to objectives, as well as input and guidance from the MP&D Committee’s independent compensation consultant.

2022 Proxy Statement	47

Compensation Discussion and Analysis

When evaluating pay reported in the 2021 Summary Compensation Table (“SCT”), it is important to consider the timing of the compensation decisions and the periods in which they are reported.

●	Annual cash incentive awards were decided and approved by the MP&D Committee in February 2022 and reflect Company and individual performance in 2021 against performance goals that were established in February 2021.
●	Long-term incentive awards reported for 2021 (stock options and PSUs) were granted in April 2021 to all NEOs except for Mr. Guertin, who rejoined the Company in May 2021 and received his grant awards at that time, and Mr. Merlo, who retired from the Company in May 2021 and did not receive a 2021 award. The long-term incentive awards reflect individual performance in 2020 and future potential to drive our corporate strategy and growth.

Executive Compensation Program Enhancements/Decisions

2022 MIP See page 52 for details on the Workforce Diversity Modifier

The MP&D Committee believes that performance indicators, including profitability, customer satisfaction, market comparability and stock price should continue to be factored into our executive compensation program. In order to maintain year-over-year consistency, the 2022 MIP metrics remained unchanged:

80% financial (MIP Adjusted Operating Income)

20% customer service and member satisfaction

Consistent with 2021, the 2022 MIP includes a Workforce Diversity Modifier (downward only) for our most senior leaders.

Long-Term Incentive Program See pages 57-60 for details

In 2021, the MP&D Committee followed its normal cycle for setting goals and targets (see page 49) and has approved several enhancements to the design of our long-term incentives to further align them with stockholder interests:

The Committee continued the positive changes from 2020 of limiting PSU payouts to 200% of target and no upward rTSR modifier if our absolute TSR is negative; and

The 2021 PSU targets did not include the leverage modifier used for 2019 and 2020 PSU awards as the Company was approaching its target leverage ratio and debt repayment would not be a primary focus for 2023 performance.

Beginning in 2022, grant values are capped at 150% of target and a new peer group was selected to better align to the Company’s strategic evolution as a health care company and to address stockholder questions regarding the use of two peer groups.

Compensation Peer Groups See pages 61-62; 70-71 for details

In response to questions from stockholders, in 2021, the MP&D Committee undertook a holistic review of the compensation peer groups in consultation with its independent compensation consultant and determined it is appropriate to return to one diversified peer group in 2022, considering the Company’s evolution into a leading integrated health care company. The 2022 peer group is comprised of the most relevant 19 companies for which we compete for talent and capital and was utilized when the MP&D Committee reviewed and set 2022 compensation levels.

The peer group for the rTSR modifier for the PSUs also has evolved. In light of the Company’s evolving strategy and favorable feedback from stockholders, effective for the 2022 PSU awards, the MP&D Committee eliminated the use of the S&P Consumer Staples comparator group and only will use the S&P Health Care Index.

48	CVS Health

Compensation Discussion and Analysis

Below are highlights of the MP&D Committee’s review and decision-making process for 2021 executive compensation and target-setting for 2022.

FEBRUARY - EARLY MARCH 2021	OCTOBER 2021

Final Pay Decisions

•   Final decisions on the MIP for the 2020 performance year, actual long-term awards determined for 2021 equity grant cycle and base salary changes for 2021. Decisions reflected the assessment of individual executive contribution and performance by the independent directors. The CEO provided recommendations with respect to the other NEOs.

Target Setting

•   The Committee established financial targets and approved individual target incentive award levels for the 2021 MIP and 2022 long-term incentive awards.

•   Compensation peer groups were reviewed with our independent compensation consultant and established for executive compensation benchmarking. The Committee determined it was appropriate to return to one diversified peer group for 2022.

•   Performed annual risk assessment of executive compensation programs.

•   Worked with management to review the executive compensation philosophy and to revise the Company’s core principles to align our new go-forward business strategy.

•   MIP and PSU metrics for 2022 discussed and feedback provided to management.

JANUARY – MARCH 2022	NOVEMBER 2021

•   Pay-for-performance alignment for prior year reviewed.

•   rTSR peer groups for PSUs reviewed with our independent compensation consultant. The Committee determined it was appropriate to revise the Company’s peer group to focus solely on performance relative to the S&P 500 Health Care Index.

•   2019 PSU payouts for the 2019-2021 performance period certified.

•   MIP payouts certified for the completed 2021 fiscal year.

Final Pay Decisions for NEOs

•   Final decisions were made on the MIP for the 2021 performance year. Actual long-term awards were determined for the 2022 annual grant cycle and the Committee approved any base salary changes. Decisions reflected the independent directors’ assessment of individual executive contribution and performance. The CEO provided recommendations with respect to the other NEOs.

Target Setting

•   Approved the design parameters for the 2022 annual equity program

•   The Committee established financial metrics and targets for 2022 incentive programs, to maintain consistency, metrics remained the same

•   Approved NEO individual target incentive award levels for the 2022 MIP and 2023 long-term incentive awards.

•   Reviewed stockholder comments received on our executive compensation program.

•   The Committee continued its discussion of 2022 incentive plan metrics.

•   Total executive compensation market data for our executives was reviewed with our independent compensation consultant.

•   Preliminary 2019 PSU payouts for the 2019-2021 performance period reviewed.

•   Preliminary MIP payouts for the 2021 fiscal year reviewed.

2022 Proxy Statement	49

Compensation Discussion and Analysis

Elements of Our Executive Compensation Program

Our pay-for-performance philosophy places the majority of an executive officer’s compensation at risk and emphasizes long-term incentives tied to individual and Company performance as well as continued service. As a result, the only fixed compensation is base salary, which represents approximately 9% to 14% for the continuing NEOs’ total target compensation in 2021.

The MP&D Committee believes that performance indicators, including profitability, customer satisfaction, market comparability and stock price should be factored into our executive compensation program. By using a variety of pay vehicles and balancing short- and long-term awards, the MP&D Committee believes our executive compensation program supports retention and long-term growth creation because the metrics are measured independently, and no single factor impacts all elements of performance. For 2021, the MIP plan design included a Workforce Diversity Modifier for senior executives because the Committee believes that our workforce should reflect the customers and communities we serve. The modifier (downward only) can reduce the formulaic results of the 2021 MIP by as much as negative 10%.

The table below outlines each element of our executive compensation program for 2021.

2021 Target Compensation

	Base Salary	Annual Cash Incentive (MIP)	PSUs	Stock Options
Performance-based or performance-aligned (~90%)
	Near-Term		Long-Term
Performance Period	Ongoing	Annual	3-year performance period plus 2-year holding period post vesting	4-year ratable vest along with 10-year expiration
Performance Metrics

●   MIP Adjusted Operating Income (80%)

●   Retail Customer Service, Pharmacy Services Segment (“PSS”) Client Satisfaction and Health Care Benefits Member Satisfaction Results (20%)

●   Individual Performance Modifier (0-120%)

●   Workforce Diversity Modifier for senior leaders, including NEOs (downward only, by as much as 10%)

			● 2023 Adjusted EPS (100%) ● rTSR Modifier (+/- 25%); no upward modifier to any outstanding PSUs if our absolute TSR is negative	● Stock price appreciation
NEO Target Pay Mix

50	CVS Health

Compensation Discussion and Analysis

Base Salary

The MP&D Committee annually reviews the base salaries of all executive officers, including the NEOs, and adjusts them periodically as needed by evaluating the evolving responsibilities of the position, the experience of the individual and the marketplace in which we compete for executive talent as defined by our compensation peer groups. Upon consideration of the latest competitive market analysis of our compensation peer groups and input from its independent compensation consultant, the MP&D Committee increased Ms. Lynch’s salary at the time of her promotion to President and CEO of the Company to align her salary with the competitive positioning against peers in that role in comparably sized companies. In addition, the Committee increased salaries for Dr. Lotvin and Mr. Roberts in 2021. Dr. Lotvin completed his first year as EVP and President – Pharmacy Services and the MP&D Committee adjusted his salary in 2021 to align it to the competitive market.

	FY 2021 Annual Base Salary ($)	Percentage Increase
Karen S. Lynch	1,450,000	20.8%
Shawn M. Guertin(1)	1,250,000	—
Troyen A. Brennan(1)	850,000	—
Alan M. Lotvin	1,000,000	17.6%
Jonathan C. Roberts	1,250,000	4.2%
(1)	Mr. Guertin and Dr. Brennan were not Named Executive Officers in 2020.

Annual Cash Incentive

Our NEOs participate in our annual cash incentive program, the MIP, under which they are eligible for a cash award based on the achievement of pre-established financial, operating and individual performance objectives. Awards are paid out, if earned, in the first quarter of the following year based on the following formula:

NEO Base Salary Paid in Performance Year	X	NEO Target Annual Incentive %	X	Corporate Performance %	X	Individual Performance Modifier (0 to 120%)	X	Workforce Diversity Modifier (downward only, by as much as 10%)	=	Final Award Cannot exceed 200% of Target

NEO Target Annual Incentive

In the first quarter of each year, the MP&D Committee approves for each NEO, an annual target bonus amount expressed as a percentage of the NEO’s base salary and individual performance goals and objectives. The current targets are set forth in the 2021 Annual Cash Incentive Award table on page 57. The final award is calculated based on the actual base salary paid during the calendar year, which we call “eligible earnings.”

Rigorous Goal Setting for Corporate Performance

CVS Health is performance driven, and the MP&D Committee believes there is a strong connection between our impressive track record and the corresponding goals that we set for ourselves under the MIP. Our management and the MP&D Committee worked collaboratively to set targets reflective of our ambitious performance goals and to drive long-term value creation for our stockholders. When setting these goals, the MP&D Committee considers factors relevant to the current fiscal year. Financial results from prior years may be used as a reference point, but the MP&D Committee focuses on setting annual goals that reflect current business conditions and expectations and will result in an appropriate pay for performance outcome for the specific fiscal year.

For 2021, the MP&D Committee established Company goals using 2021 MIP Adjusted Operating Income (80% weighting) and retail customer service, pharmacy services client satisfaction and health care benefits member satisfaction results (20% weighting), which emphasizes and reinforces the business objectives of the enterprise. The MP&D Committee established a challenging MIP Adjusted Operating Income target that is consistent with the earnings guidance provided to investors and requires year-over-year growth. Our customer service and client/

2022 Proxy Statement	51

Compensation Discussion and Analysis

member satisfaction metrics ensure that we are providing excellent service and position us to retain and win new business. Customer service and client/member satisfaction performance targets were set based on the previous year’s results with the expectation of continuous improvement in all areas of measurement. Targets were set to maintain or improve actual 2020 results by two hundred basis points.

When setting the 2021 Adjusted Operating Income* target, the MP&D Committee considered the role COVID-19 had on our financial results in the previous fiscal year. COVID-19 impacted our businesses differently and had a net positive impact on our 2020 results, accounting for approximately $545 million in incremental adjusted consolidated operating income. The Health Care Benefits (“HCB”) segment made investments to benefit customers and members, but experienced lower medical costs as members deferred care during the pandemic, while the Retail/LTC and Pharmacy Services segments experienced a negative impact with additional costs incurred to keep our community locations open serving the health care needs of millions of Americans. The Company also launched new products and services to help with the COVID-19 recovery, including the Return Ready® program for COVID-19 testing at companies and universities, and COVID-19 testing and vaccinations.

In light of these results, some of which were the impact of COVID-19 and some the ingenuity of management, the MP&D Committee believed the financial benefit from COVID-19 that was not related to the new testing business should not have been reflected in senior management, including the NEOs, annual cash incentive for 2020. As a result, and as disclosed in last year’s proxy statement, the MP&D Committee exercised negative discretion to reduce these payouts.

In early 2021, the MP&D Committee determined the Adjusted Operating Income goal for 2021 should be established without the unique and unusual financial benefit that COVID-19 delivered in 2020 that was not related to the testing business. As such, the MP&D Committee set a baseline Adjusted Operating Income of $15,500 million for 2020 by removing the $545 million from the actual results. The MP&D Committee then used this as a reference point for establishing the new 2021 goal of $15,745 million, which exceeds the baseline results for 2020. In addition, the MP&D Committee used a collar of 99.5% - 100.5% for the Adjusted Operating Income target such that no amount would be paid in excess of target if the Company did not exceed $15,824 million.

	2020 Results (in millions)	2021 Target (in millions)
Adjusted Operating Income	$ 16,045
COVID-19 Impact Adjusted out of Results and 2020 Bonus Calculation	$ (545)	Target: $15,745 Collar: 99.5% - 100.5%
Baseline Results	$ 15,500
*	Adjusted Operating Income is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

Individual Performance Modifier

Each NEO’s individual performance was evaluated against his or her goals and assigned a value between 0% and 120%. The MP&D Committee did not assign specific weightings to any NEO’s goals. The individual performance modifier cannot exceed 120%, or 20% above what would have been earned based solely on corporate performance. An individual performance modifier of less than 100% will reduce payouts below what would have been earned based solely on Company performance. In all cases, total payouts cannot exceed 200% of target when including Company performance, individual performance and the Workforce Diversity Modifier.

Workforce Diversity Modifier

In addition to our core metrics, a Workforce Diversity Modifier may be applied for senior leadership (SVP and above, including our NEOs) based on CVS Health’s progress in achieving a greater diverse leadership representation during the year. This modifier ranges from minus 10% to zero (no change) and will be applied to the final recommended bonuses, after Company performance and individual modifiers have been determined, to ensure consistency of approach.

52	CVS Health

Compensation Discussion and Analysis

2021 Corporate Performance Results

In determining the funding rate for the Company and our NEOs under the 2021 MIP, the MP&D Committee reviewed the overall financial and operating results of the Company, evaluating them against the MIP performance targets approved by the MP&D Committee in February 2021. In evaluating these results, the MP&D Committee considered the impact of the COVID-19 pandemic on the Company’s financial results, operating performance and business segments. The MP&D Committee also considered the leadership of the management team in maintaining the strong core operational performance of the Company and making significant advancements on its strategic priorities, while seeking to mitigate and develop innovative strategies in response to the COVID-19 pandemic for the Company and its customers, members, colleagues, stockholders and other stakeholders.

Our actual financial results for 2021 did not reflect a financial benefit from COVID-19 of the magnitude we experienced in 2020, primarily driven by deferred utilization. Rather, the Company’s results reflected robust growth across our businesses and the efforts of management and our approximately 300,000 colleagues who engaged millions of customers and members across our businesses and in our community health destinations. Unlike 2020 where COVID-19 kept people from receiving elective health care, in 2021 HCB experienced more normal levels of utilization. Performance of our specialty pharmacy, pharmacy volumes, front store sales and COVID-19-related product sales also contributed to the Company’s performance and our management drove these results through their leadership and business strategy.

The Company performance result was 179.5% for 2021 — based on 2021 MIP Adjusted Operating Income (performance of 109.5% of target, resulting in funding of 200%, weighted at 80%) and customer service and client/ member satisfaction aggregate results (performance of 98.7% of target, resulting in funding of 97.4%, weighted at 20%). The MP&D Committee evaluated the Company’s progress toward workforce diversity in 2021 and based on that evaluation did not apply an adjustment. The MP&D Committee noted the following regarding the Company’s progress: representation increased in all measured dimensions (racial and ethnic diversity/women); the Company progressed workforce representation through hiring and promotion, development of talent, and focusing on retention. While there is still progress to be made, the MP&D Committee determined that management’s efforts and results did not warrant a negative modifier.

*	Dollars in millions. 2021 MIP Adjusted Operating Income, both Target and Actual, are net of the bonus-related expense.

The MP&D Committee evaluates each NEO’s performance and considers the CEO’s input on the performance of each of the other NEOs. In determining the annual cash incentive for Ms. Lynch, the MP&D Committee consulted with the other independent members of the Board. For 2021, the MP&D Committee, with input from Ms. Lynch, assigned a numeric performance result for each NEO’s individual performance against his pre-established goals. The MP&D Committee used its judgment in evaluating each NEO’s performance, which resulted in modifiers from 100% to 120% of what was earned based on Company performance (capped at 200% of each NEO’s target bonus).

2022 Proxy Statement	53

Compensation Discussion and Analysis

With respect to financial performance, the MP&D Committee considered the following results for the NEOs as more fully set forth below. GAAP EPS of $5.95 and Adjusted EPS of $8.40; consolidated operating income of $13.2 billion and consolidated adjusted operating income of $17.3 billion; and segment adjusted operating income which is the principal measure of segment performance. Adjusted EPS and consolidated adjusted operating income are non-GAAP financial measures. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.

Karen S. Lynch	2021 INDIVIDUAL PERFORMANCE ASSESSMENT
Leadership

●  Led Company through a pandemic, engaging millions of consumers across our businesses and in our community health destinations across America, becoming a bigger part of their everyday health

●  Launched new strategy, centered on providing a superior health care experience for consumers that will improve health outcomes and lower costs, widely supported by investors

●  Positioned the Company for sustainable, profitable long-term growth

●  Established clear new Purpose and Heart at Work Behaviors as foundational elements to drive our culture transformation

Business Results

●  Adjusted EPS of $8.40, exceeding prior year by 12%

●  Produced record total revenues of $292.1 billion, representing 8.7% growth year over year

●  Record cash flow from operations of $18.3 billion

●  Stock appreciation- CVS Health stock was up 51% for the year while the S&P 500 was up just under 27%

●  Delivered on the integrated value of the enterprise; added 1.5 million new integrated medical and pharmacy members

●  Prioritized a digital first, technology forward approach and launched new capabilities expanding our reach and engagement across 40 million digital consumers

●  Expanded health services by adding care for chronic conditions and new services including behavioral health

●  Increased members with no-cost or low-cost MinuteClinic plans to over 7.5 million, providing greater access to quality, affordable care

●  More than one-third of COVID-19 vaccines administered were in underrepresented communities

●  Progressed on our long-standing commitment to sustainability with net zero greenhouse gas emissions target verified by Science Based Targets initiative

People

●  Raised the Company’s minimum wage to $15 per hour effective July 2022, with incremental increases to our competitive hourly rates beginning in August 2021

●  Recruited talented leadership in key roles and increased diversity among our 450 top leaders

●  Published our first Strategic Diversity Management Report, along with our EEO-1s

54	CVS Health

Compensation Discussion and Analysis

Shawn M. Guertin	2021 INDIVIDUAL PERFORMANCE ASSESSMENT
Leadership	● Strengthened investor sentiment ● Created strategy implementation office to focus on execution and unlock value ● Integrated internal audit function into Finance and onboarded new leadership
Business Results

●  Adjusted EPS of $8.40, exceeding prior year by 12%

●  Record cash flow from operations of $18.3 billion

●  Repaid net $8.8 billion of long-term debt

●  Held successful 2021 Investor Day conference and led comprehensive stockholder outreach and engagement activities throughout the year including virtual headquarters visits and numerous roadshows

●  Paid $2.6 billion in cash dividends to stockholders; announced dividend increase beginning in 2022

People

●  Improved the diversity of talent in the Finance organization and focused on succession and mobility to foster talent development

●  Expanded the Finance organization’s Diversity Leadership Council and invested in leadership programs

●  Hired and onboarded several senior executives to close key leadership gaps

Troyen A. Brennan	2021 INDIVIDUAL PERFORMANCE ASSESSMENT
Leadership

●  Led Company’s clinical strategy in response to COVID-19, providing deep clinical expertise and guidance

●  Enhanced the medical affairs structure with new talent and emphasis on women’s health and health equity

●  Ensured clinical excellence and use of critical data analytics by each business to support access to quality care and improved outcomes

Business Results

●  Led development and launch of comprehensive COVID-19 insights, predictive analytics, and trends reporting

●  Advanced our local population health care strategy by revitalizing MinuteClinic to emerge as a critical community care provider for COVID-19 and other health care issues

●  Executed on strategy centered on delivering personalized, proactive care for our members by guiding and impacting individual behaviors to drive better health and lower medical costs using data analytics and insights

People

●  Focused on strength and diversity of bench and talent

●  Added top talent Chief Medical Officers for the principal three businesses

●  Created the position and hired CVS Health’s first Chief Health Equity Officer

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Compensation Discussion and Analysis

Alan M. Lotvin	2021 INDIVIDUAL PERFORMANCE ASSESSMENT
Leadership

•   Delivered strong performance and growth of Pharmacy Services business with a unique blend of clinical expertise

•   Led on-going development and expansion of new clinical businesses that support complex and costly treatment for health conditions such as chronic kidney disease

•   Expanded the new process improvement capability across the Company to champion the focus on the consumer experience and drive innovation

Business Results

•   In our Pharmacy Services segment, revenues were $153 billion, exceeding expectations and reflecting growth in specialty pharmacy

•   The segment’s adjusted operating income was over $6.8 billion, exceeding the prior year and reflecting continued strength in the business

•   Delivered industry-leading cost trends and savings, a broad product portfolio, and a commitment to transparency with a client retention rate of 98%

People

•   Focus on strength of bench and talent

•   Broadly engaged the Pharmacy Services workforce through COVID-19 and other external challenges

•   Caremark’s Service Excellence culture is reflected in colleague interactions and improved engagement scores

Jonathan C. Roberts	2021 INDIVIDUAL PERFORMANCE ASSESSMENT
Leadership

•   Powered our strategy with a consumer-centric technology foundation by digitalizing how we work, modernizing our systems, and advancing our cloud strategy to accelerate the speed, flexibility, and launch of new health solutions

•   Executed the IT Modernization project resulting in efficiencies and sustainable savings

Business Results

•   Developed strategies for new businesses and channels to connect consumer experiences and drive revenue such as virtual care and clinical trials business

•   Launched a series of technology-driven programs to improve the efficiency of our processes and simplify the consumer and provider experiences such as launching Intelligent Agent to support vaccine and testing scheduling

People	• Launched Tech University including 22 curated learning paths focusing on Cloud, DevSecOps, Leadership, and Engineering Mindset • Renewed IT Diversity Leadership Council

56	CVS Health

Compensation Discussion and Analysis

The actual payout of each NEO’s 2021 annual cash incentive award, as approved by the MP&D Committee, is set forth in the table below.

2021 Annual Cash Incentive Award

	2021 Eligible Earnings	Target Annual Incentive	Company Performance	Individual Performance Modifier(2)	Workforce Diversity Modifier(3)	Final Award(2)	Final Payout as a % of Target
Karen S. Lynch(1)	$1,429,167	200%	179.5%	120%	—	$5,616,000	200.0%
Shawn M. Guertin	$738,636	175%	179.5%	120%	—	$2,585,000	200.0%
Troyen A. Brennan	$843,750	125%	179.5%	120%	—	$2,109,000	200.0%
Alan M. Lotvin	$962,500	150%	179.5%	115%	—	$2,887,000	200.0%
Jonathan C. Roberts	$1,237,500	175%	179.5%	100%	—	$3,887,000	179.5%
(1)	Ms. Lynch’s 2021 bonus target was pro-rated to 196.5% to reflect her target bonus opportunity increase to 200% in February 2021 as a result of her promotion.
(2)	The MIP has a maximum payout of 200% of target. The application of the individual performance modifiers for Ms. Lynch, Mr. Guertin and Drs. Brennan and Lotvin would have resulted in a payout in excess of 200% of their respective targets. As a result, their final awards were capped at 200% of target.
(3)	The MP&D Committee evaluated the Company’s progress towards workforce diversity in 2021 and based on that evaluation did not apply an adjustment.

Long-Term Incentive Compensation

Each year the MP&D Committee approves long-term incentive compensation awards for employees, including the NEOs. Following the MP&D Committee’s comprehensive review of our executive compensation program, and considering input from our stockholders, it decided to maintain the mix of PSUs and stock options for 2021, as illustrated below.

2021 Long-Term Incentive Target Mix

2021 PSU and Stock Option Awards

The PSU portion of our long-term incentive program features formulaically determined payouts based on performance goals established at the beginning of a three-year performance period. The MP&D Committee approved 2023 Adjusted EPS as the core performance measure for the 2021 PSUs, adjusted by an rTSR modifier as described below. These metrics were selected as they align focus on achieving external growth goals. The PSU leverage ratio modifier, used in 2019 and 2020 PSU awards, was removed as the Company was approaching its target leverage ratio and it would not be a primary focus for 2023 performance.

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Compensation Discussion and Analysis

2021 Long-Term Incentive Decisions	PSU Program Highlights

●  The MP&D Committee followed its traditional process and granted equity awards (options and PSUs) in April 2021

●  Metrics were consistent with prior year, with the exception of the leverage ratio modifier, which was not included in the 2021 PSU metric as the Company was approaching its target leverage ratio and debt repayment would not be a primary focus for 2023 performance

●  Mr. Merlo did not receive any equity awards in 2021

●  Maximum payout is 200%

●  No upward rTSR modifier is applied to PSUs if our absolute TSR is negative

●  PSU award agreements include clawback/ forfeiture in the event of detrimental conduct

●  Two-year post vesting holding period applies during and after employment

2021 PSUs (75% of long-term equity)

Core Metric: 2023 Adjusted EPS*

●  The target, threshold and maximum 2023 Adjusted EPS goals are aligned with the Company’s long-term targets communicated to investors and were set at a level expected to generate strong profitability over the next three years

●  The 2023 Adjusted EPS goal is consistent with our external growth goals and exceeds the 2020 results for Adjusted EPS. In addition, on an absolute dollar basis the target is on a higher trajectory than the 2020 PSU awards

*   Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

Modifier: rTSR (+/- 25%)

●  Measures our share price performance relative to the broad market with which we compete for talent and capital over the three-year performance period (see “Relative TSR Peer Group for 2021-2023 PSU Awards” on page 70)

●  May increase or decrease the percent of payout determined by the 2023 Adjusted EPS performance result

●  The modifier is applied in quartiles on a pro-rata basis providing for a reduced or increased payout for below or above median performance, respectively

●  No upward modifier is applied if our absolute TSR is negative over the performance period

Total payout cannot exceed 200% Net shares earned after the 3-year performance period are subject to an additional 2-year holding period

58	CVS Health

Compensation Discussion and Analysis

2021 PSU Summary

	Threshold	Target	Maximum
Adjusted 2023 EPS Result % Payout
rTSR Modifier
Percentile Result Modifier

2022 PSU and Stock Option Awards

Following the MP&D Committee’s annual review of our executive compensation program, and considering input from our stockholders, it decided to continue with the same mix of PSUs and stock options for 2022. Considering stockholder feedback and a desire for year-over-year consistency, the MP&D Committee decided that the structure of PSUs will remain the same. However, the rTSR peer group has been amended to focus solely on performance relative to the S&P 500 Health Care Index, eliminating the S&P 500 Consumer Staples Index. The shift aligns with our revised strategic direction and reflects how the Company has evolved to a leading integrated health care company. See page 71 for a listing of the Relative TSR Peer Group for 2022-2024 PSU Awards.

Status of Prior PSU Performance Programs

2019 PSUs - Performance was certified by the MP&D Committee in February 2022, following the three-year performance period. Net shares issued upon settlement are subject to a two-year holding period. Maximum payout after calculation (including application of modifiers) cannot exceed 250% of the PSUs awarded. The following summarizes the final payout results and settlement of the 2019 PSU awards granted to the NEOs:

2019 PSUs

●  Performance period 2019-2021

●  Based on 2021 Adjusted EPS* with target set at $ 7.48 - $7.58

●  Subject to two modifiers:

●  2021 PSU Leverage Ratio* modifier (+/- 25%) and

●  rTSR modifier (+/- 25%)

STATUS:

●  2021 Adjusted EPS of $8.40, therefore exceeded 200% maximum payout level prior to applying modifiers

●  2021 PSU Leverage Ratio modifier outperforming the target range increased the payout level by 25%

●  rTSR performance just below median decreased the payout level by 1.4%

PAYOUT = 247.2%

*	Adjusted EPS and 2021 PSU Leverage Ratio are non-GAAP financial measures. See Annex A to this proxy statement for a reconciliation of this and other non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Compensation Discussion and Analysis

2019 PSU Summary

	Threshold	Target	Maximum
Adjusted 2021 EPS Result % Payout
2021 PSU Leverage Ratio Modifier Result Modifier
rTSR Modifier Percentile Result Modifier

2020 PSUs – Performance will be certified in February 2023, following the three-year performance period. Net shares issued upon settlement, if any, are subject to a two-year holding period. Maximum payout after calculation (including application of modifiers) cannot exceed 200% of the PSUs awarded.

2020 PSU Summary

	Threshold	Target	Maximum
Adjusted 2022 EPS Result % Payout
PSU Leverage Ratio Modifier Result Modifier
rTSR Modifier Percentile Result Modifier

60	CVS Health

Compensation Discussion and Analysis

2021 Compensation Peer Groups

2021 Selection Process: The MP&D Committee uses various data sources, including peer groups, to assess financial performance and compensation competitiveness. While the peer groups represent a broad group of potential competitors for executive talent across various industries, peer group data serves as only one reference point for the MP&D Committee in evaluating our compensation program.

For 2021, the MP&D Committee used two compensation peer groups to account for our evolving business, including our size, our diverse business segments and our international presence, which results in our NEOs’ jobs having a greater level of complexity than similar roles at certain of our health care and retail comparator companies. Minor changes were made to the compensation peer groups for 2021 to reflect corporate transactions and better alignment from a size and industry perspective. As a result, the MP&D Committee reviewed pay data from two compensation peer groups (the “2021 Compensation Peer Groups”) when reviewing and setting 2021 compensation levels:

●	Health Care and Retail Group— 19 companies with operations comparable to CVS Health’s, 12 of which are health care organizations and 7 of which are retailers. Full-year 2020 median revenues for the Health Care and Retail Group were $116 billion. CVS Health’s full-year 2021 total revenues of $292.1 billion rank at the 93rd percentile relative to the Health Care and Retail Group.

●	General Industry Group— 30 largest U.S. companies, irrespective of industry, but excluding banks (where compensation frameworks tend to be industry-specific). Full-year 2020 median revenues for the General Industry Group were $135 billion. CVS Health’s full-year 2021 total revenues of $292.1 billion rank at the 93rd percentile relative to the General Industry Group.
Health Care and Retail Comparator Companies

● AmerisourceBergen Corporation ● Anthem, Inc. ● Cardinal Health, Inc. ● Centene Corporation ● Cigna Corporation ● Costco Wholesale Corporation ● HCA Healthcare, Inc.	● The Home Depot, Inc. ● Humana Inc. ● Johnson & Johnson ● The Kroger Co. ● Kaiser Permanente ● Lowe’s Companies, Inc. ● McKesson Corporation	● MetLife, Inc. ● Target Corporation ● UnitedHealth Group Incorporated ● Walgreens Boots Alliance, Inc. ● Walmart Inc.

General Industry Comparator Companies

●  AmerisourceBergen Corporation

●  Anthem, Inc.

●  Apple Inc.

●  AT&T Inc.

●  The Boeing Company

●  Cardinal Health, Inc.

●  Chevron Corporation

●  Centene Corporation

●  Cigna Corporation

●  Comcast Corporation

●  Costco Wholesale Corporation

●  Exxon Mobil Corporation

●  Ford Motor Company

●  General Electric Company

●  General Motors Company

●  The Home Depot, Inc.

●  International Business Machines Corporation

●  Johnson & Johnson

●  The Kroger Co.

●  Marathon Petroleum Corporation

●  McKesson Corporation

●  Microsoft Corporation

●  Phillips 66

●  Target Corporation

●  United Parcel Service, Inc.

●  UnitedHealth Group Incorporated

●  Valero Energy Corporation

●  Verizon Communications Inc.

●  Walgreens Boots Alliance, Inc.

●  Walmart Inc.

2022 Proxy Statement	61

Compensation Discussion and Analysis

2022 Compensation Peer Group

In response to stockholders’ questions, in 2021 the MP&D Committee holistically reviewed the compensation peer groups in consultation with its independent compensation consultant and determined it is appropriate to return to one diversified peer group in 2022, considering that the Company has evolved into a leading integrated health care company. The 2022 peer group is comprised of the most relevant 19 companies for which we compete for talent and capital and was utilized when the MP&D Committee reviewed and set 2022 compensation levels (the “2022 Compensation Peer Group” and, together with the 2021 Compensation Peer Group, the “Compensation Peer Groups”). Full-year 2020 median revenues for the 2022 Compensation Peer Group were $111 billion. CVS Health’s full-year 2021 total revenues of $292.1 billion rank at the 94th percentile relative to the 2022 Compensation Peer Group.

The MP&D Committee will continue to review the Company’s peer group annually.

CVS Health 2022 Compensation Peer Group
● AbbVie Inc. ● AmerisourceBergen Corporation ● Anthem, Inc. ● Bristol-Myers Squibb Company ● Cardinal Health, Inc. ● Centene Corporation ● Cigna Corporation	● HCA Healthcare, Inc. ● Humana Inc. ● International Business Machines Corporation ● Johnson & Johnson ● McKesson Corporation ● Merck & Co., Inc.	● Microsoft Corporation ● Pfizer Inc. ● Target Corporation ● UnitedHealth Group Incorporated ● Walgreens Boots Alliance, Inc. ● Walmart Inc.

Pay Positioning

The MP&D Committee does not target NEOs’ pay to a specified percentile relative to the Compensation Peer Groups, but rather reviews peer group compensation data at the 50th and 75th percentile for each element of compensation, including base salary, target total cash (base salary plus target bonus) and target total compensation (target total cash plus long-term incentive compensation). Individual compensation positioning relative to comparable positions in the Compensation Peer Groups varies by job, and the MP&D Committee considers a number of factors, including market competitiveness, specific duties and responsibilities of the NEO versus those in similar positions at the Compensation Peer Group companies, and succession planning. In addition to this assessment, the MP&D Committee considers Company and individual performance and internal pay equity among the Company’s executive officers in evaluating and determining executive compensation. The MP&D Committee believes it is appropriate to reward the Company’s executive officers with compensation above the competitive median if the rigorous financial targets associated with the Company’s variable pay programs are exceeded in a way that is consistent with the Company’s core values.

Other Compensation Topics

Other Compensation Arrangements and Benefits

The Company maintains broad-based medical and dental benefits, life insurance and short- and long-term disability insurance programs for its full-time employees. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy as our other salaried employees. Financial subsidies to these plans are tiered so that our highest paid colleagues pay the most.

Executive officers may participate in the CVS Health Future Fund 401(k) Plan (the “401(k) Plan”), which is our principal qualified defined contribution, or 401(k), plan. An eligible CVS Health employee may defer up to 75% of his or her total eligible compensation, defined as salary plus annual cash incentive, to a maximum defined by the IRS. In 2021, that maximum was $19,500, plus an additional $6,500 for those age 50 and above. After the first full year of employment, CVS Health will match the employee’s deferral dollar-for-dollar up to a maximum equaling 5% of total eligible compensation subject to IRS limits. CVS Health’s matching cash contributions into the 401(k) Plan for the NEOs who participated are included in the “All Other Compensation” column of the SCT and described in the note 9 following the SCT beginning on page 73.

62	CVS Health

Compensation Discussion and Analysis

The Company also maintains a broad-based severance plan that covers Mr. Guertin, Drs. Brennan and Lotvin and Mr. Roberts. Details of potential payments under that plan can be found in the narrative and tables beginning on page 82. The MP&D Committee reviews the Company’s severance benefits annually with the assistance of its independent compensation consultant to evaluate both their effectiveness and competitiveness. The review for 2021 found the current level of benefits to be within competitive norms for design. Details of hypothetical payments that would have been made to the NEOs upon a change in control on December 31, 2021 and under various termination scenarios; provisions for the treatment of equity awards, supplemental executive retirement plan and other benefits; and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in “Payments/(Forfeitures) Under Termination Scenarios” beginning on page 82.

Deferred Compensation Plan and Deferred Stock Compensation Plan

Eligible executive officers may choose to defer earned and vested compensation into the Deferred Compensation Plan (the “DCP”) and the Deferred Stock Compensation Plan (the “DSP”), which are available to any U.S. employee meeting the plans’ eligibility criteria. The plans are intended to provide retirement savings in a tax-efficient manner and to enhance stock ownership. The DCP offers a variety of investment crediting choices, none of which represents an above-market return. The individual contributions of each of the NEOs during fiscal 2021 to the DCP and the DSP, including earnings on those contributions, any distributions during 2021 and their respective total account balances as of the end of 2021, are shown in the Nonqualified Deferred Compensation table on page 81.

Perquisites and Other Personal Benefits

The Company provides certain other compensation to the Named Executive Officers (see the “All Other Compensation” table in footnote 9 to the SCT beginning on page 73.

We provide the following personal benefits to our NEOs:

●	Home security: An allowance to the NEOs to cover the costs of the installation and maintenance of home security monitoring systems. While the MP&D Committee believes these security costs are business expenses, disclosure of these costs as personal benefits is required.
●	Limited personal use of corporate aircraft: We maintain corporate aircraft that may be used by our employees to conduct Company business. Pursuant to an executive security program established by the Board upon the MP&D Committee’s recommendation, the CEO is required to use our aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use travel time, protect the confidentiality of travel and our business, and enhance the CEO’s personal security. Pursuant to Ms. Lynch’s employment agreement, she will reimburse the Company for any costs of personal air travel that exceed $250,000 per calendar year. Certain other NEOs were also permitted to use our corporate aircraft for personal travel on a very limited basis during fiscal 2021. The cost of such personal use is included in “All Other Compensation” and described in the notes following the SCT. The value of these items is treated as income taxable to the NEOs. The aggregate incremental cost to the Company of providing these personal benefits to each of the NEOs during fiscal 2021 is shown in the SCT beginning on page 72.

Agreements with Named Executive Officers

As previously disclosed, we have an employment agreement with Ms. Lynch (the “Employment Agreement”) and change in control agreements (collectively, the “CIC Agreements”) with Messrs. Guertin and Roberts and Drs. Brennan and Lotvin.

Karen S. Lynch

In connection with Ms. Lynch’s appointment as President and Chief Executive Officer of CVS Health, CVS Health entered into an Employment Agreement with Ms. Lynch, effective February 1, 2021. The Employment Agreement sets forth, among other things, the terms of her employment as President and Chief Executive Officer of CVS Health. The Employment Agreement has no specified term and provides that Ms. Lynch’s employment with CVS Health will be on an at-will basis. Further, pursuant to the Employment Agreement, Ms. Lynch will receive an annualized base salary of at least $1.45 million and will be eligible to participate in CVS Health’s annual bonus plan with a target annual cash incentive opportunity of 200% of her base salary, effective February 1, 2021. Upon a qualifying termination of employment, Ms. Lynch would be entitled to a cash severance payment equal to two times (which is increased

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Compensation Discussion and Analysis

to two-and-a-half times if the qualifying termination of employment occurs within two years following a change in control) the sum of her highest base salary in effect during the six-month period immediately prior to the date of her termination of employment and her target annual bonus opportunity for the year of her termination of employment. Ms. Lynch would also be entitled to a pro-rated annual bonus for the year of her termination of employment and up to 18 months of continued health and benefit plan participation at the same benefit and cost sharing level at which Ms. Lynch and her eligible dependents were participating on the date of her termination of employment. Ms. Lynch will also be treated as retirement eligible under the terms of her equity awards.

Shawn M. Guertin

Mr. Guertin rejoined the Company in May 2021. In accordance with his offer letter dated May 16, 2021, Mr. Guertin’s base salary is $1.25 million and his annual cash incentive target is 175% of his annual base salary. In addition, Mr. Guertin’s target annual equity award compensation is $7.0 million, which for calendar year 2021 is comprised of 75% performance stock units and 25% stock options. Mr. Guertin received that annual award in May 2021. Mr. Guertin also received a one-time cash sign-on bonus of $1.0 million (the “Sign-On Bonus Award”) and a one-time sign-on equity award with a grant date value of $3.0 million (the “Sign-On Equity Award”), which will vest on the third anniversary of the grant date, subject to the terms of the applicable award agreement. Mr. Guertin will be required to repay the Sign-On Bonus Award if CVS Health terminates his employment for cause or if Mr. Guertin voluntarily terminates his employment prior to May 28, 2023. The Sign-On Equity Award will vest in full, with settlement on the original vesting date, in the event Mr. Guertin’s employment is terminated by CVS Health without cause. If Mr. Guertin voluntarily terminates his employment, or if his employment is terminated by CVS Health for cause, prior to the vesting date of the Sign-On Equity Award, the Sign-On Equity Award will be forfeited upon his termination of employment. Mr. Guertin also entered into CVS Health’s customary CIC Agreement for executives and a restrictive covenant agreement which includes, among other things, non-competition and non-solicitation covenants for the 18-month period following his employment with CVS Health.

CIC Agreements with Continuing NEOs

The MP&D Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with our stockholders. The CIC Agreements with the continuing NEOs, other than Ms. Lynch, are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in stockholders’ best interests. The CIC Agreements serve to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which CVS Health requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the CIC Agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The MP&D Committee believes a “double trigger” severance benefit provision is more appropriate, as it provides an incentive for greater continuity in management following a change in control. “Double trigger” benefits require that two events occur in order for severance to be paid, typically a change in control of the Company followed by the executive’s involuntary termination of employment. The 2010 or 2017 ICPs that govern the terms of outstanding equity awards to all NEOs also require a “double trigger” for vesting of equity change in control benefits.

Larry J. Merlo

As previously disclosed, the Company entered into an amended and restated employment agreement with Mr. Merlo on December 22, 2008 and further amended on December 12, 2012. Mr. Merlo retired under the terms of this agreement and did not receive any accelerated payouts or severance pay, he did not receive any equity grants in 2021, and he did not receive any PSUs in 2020. Under his agreement and his applicable equity agreements, he was entitled to the following upon his retirement: (i) base salary through May 31, 2021; (ii) the pro-rated cash portion of his 2021 MIP award; (iii) vesting on the original settlement date of his 2017 RSU; (iv) continued vesting of all outstanding stock options and either a one- or three-year post-retirement exercise period; and (v) pro-rated vesting of his June 2019 PSU award. Mr. Merlo participated in the Company’s DCP and DSP and he received his vested benefits in accordance with the terms of those plans. The table under “Payments/(Forfeitures) Under Termination Scenarios” reflects the retirement provisions of Mr. Merlo’s employment agreement and applicable equity award agreements with CVS Health. Mr. Merlo received a financial planning benefit of up to $15,000 to cover the cost of a financial planner to assist with personal financial and estate planning and a home security allowance to cover the costs of maintenance and monitoring of home security systems. The value of these items was treated as taxable income to Mr. Merlo and is disclosed in the “All Other Compensation” footnote to the SCT.

64	CVS Health

Compensation Discussion and Analysis

Eva C. Boratto

CVS Health entered into a separation agreement with Ms. Boratto on June 9, 2021 (the “Agreement with Ms. Boratto”) to memorialize the terms of her continued service during a transition period and severance pay and benefits following her separation from the Company, which occurred on December 1, 2021 (the “Separation Date”). Ms. Boratto’s separation was treated as termination of employment without cause and therefore eligible for severance. Under the Agreement with Ms. Boratto, the Company agreed to provide Ms. Boratto with 22 months of continued base salary following the Separation Date (the “Salary Continuation Period”) and, subject to a valid COBRA election, participation in the Company’s medical and other health benefit plans and programs that she participated in immediately prior to her Separation Date at Company-subsidized rates for up to 18 months following her Separation Date, subject to the terms and conditions of each such plan or program. Under the Agreement with Ms. Boratto, Ms. Boratto also was entitled to a pro-rated bonus for performance year 2021 based on Company performance and reimbursement of certain expenses in the amount of up to $90,000 in connection with the transition. Ms. Boratto’s stock options, RSUs and PSUs will be treated in accordance with their terms. Based on Ms. Boratto’s age and tenure with the Company at the time of her Separation Date, she was eligible for “Qualified Retirement” treatment under the Company’s equity program, having attained the age and years of service requirements in 2021. As such, her options continue to vest and remain exercisable for up to three-years following her Separation Date, RSUs continue to vest during the Salary Continuation Period and PSUs were pro-rated as of her Separation Date. There was no accelerated vesting of any of Ms. Boratto’s equity.

The Agreement with Ms. Boratto also contains a release of claims against the Company, with customary confidentiality and cooperation covenants, and incorporates by reference any other covenants to which Ms. Boratto already is subject, including the non-competition and non-solicitation covenants set forth in her restrictive covenant agreement, as amended pursuant to the Agreement with Ms. Boratto. Prior to her termination, Ms. Boratto was also a party to the standard CIC Agreement.

The last table under “Payments/(Forfeitures) Under Termination Scenarios” reflects the provisions of the Agreement with Ms. Boratto with respect to her annual bonus and previously granted CVS Health stock options, RSU and PSU awards.

Supplemental Executive Retirement Plan

Mr. Merlo was the last active executive officer in the CVS Health SERP, a legacy program that was closed to new participants in 2010. Mr. Merlo reached the maximum amount of service (30 years) under the SERP in 2010 and did not accrue any additional service credit since that date. Pursuant to the SERP, Mr. Merlo elected to receive the balance of his earned benefit as a lump-sum payment upon his retirement. See the Pension Benefits section and related table beginning on page 80 of this proxy statement for further details.

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Compensation Discussion and Analysis

Key Policies Related to Compensation

Policy on Forfeiture and Recoupment of Incentive Compensation

The MP&D Committee approved an Amended and Restated CVS Health Corporation Recoupment Policy in 2019. The MP&D Committee is empowered to recoup (“clawback”) compensation paid to executive officers, and it expanded this capability to include other executives under its purview. In the event of employee misconduct that causes specified financial or reputational damage, a materially inaccurate performance calculation, or an accounting restatement, the MP&D Committee may seek to clawback paid incentive compensation. The Committee may also cancel outstanding equity-based awards granted to any covered employee if that employee engages in conduct detrimental to the Company.

	Who	When	What
Misconduct Cancellation/ Forfeiture	● Applies to all employees who receive equity-based awards as part of their incentive compensation

●  An employee is terminated for “cause”:

●  willfully and materially breaches any of his or her obligations to the Company with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation;

●  is convicted of a felony involving moral turpitude; or

●  engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his or her duties to the Company, resulting, in either case, in material harm to the financial condition or reputation of the Company.

● All unvested equity awards will be cancelled/forfeited.
Detrimental Conduct	● Applies to all employees who receive PSU awards as part of their incentive compensation

●  Detrimental Conduct. During any period in which PSUs (and any related dividend equivalents) remain outstanding and payable, including the holding period, a participant may not engage in Detrimental Conduct. “Detrimental Conduct” means any one of the following:

●  any conduct that would constitute Cause;

●  the commission of a criminal act by the participant, whether or not performed in the workplace, that subjects, or if generally known, would subject the Company or its subsidiaries to public ridicule or embarrassment;

●  intentional misconduct or conduct not taken in good faith and causing significant reputational harm to the Company or its subsidiaries;

●  Payment of PSUs is specifically conditioned on the requirement that at all times prior to the settlement date, the participant does not engage in Detrimental Conduct.

●  Releasing shares delivered after the holding period is also specifically conditioned on the requirement that at all times prior to such release, the participant does not engage in Detrimental Conduct.

●  If the MP&D Committee determines in its reasonable business judgment that the participant has failed to satisfy such requirements, then all or a portion of the PSUs, or all or a portion of any shares delivered in settlement thereof that are subject to the holding period, as of the date of such determination, shall be cancelled and forfeited as of such date of determination. All such determinations by the MP&D Committee will be final and binding.

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Compensation Discussion and Analysis

	Who	When	What

●  intentional violation, or negligent disregard, of the Company’s or its subsidiaries’ policies, rules and procedures, specifically including, but not limited to any of the participant’s obligations under the Company’s Code of Conduct and workplace policies; or

●  any violation of the participant’s restrictive covenant agreement.

Incentive Compensation Recoupment Policy	● Applies to all of our employees who receive annual cash incentive or long-term incentive awards, including equity-based awards

●  When fraud or material financial misconduct by an employee meaningfully alters financial or operational results used to determine an award amount, as determined by our Board.

●  Applies to fraud or material financial misconduct committed during the performance period for the award amount that is discovered during the performance period or the three-year period following the performance period.

●  Applies to all annual and long-term incentive awards.

●  Allows for recoupment of the entire award, not only excess amounts generated by the executive officer’s fraud or material financial misconduct.

●  Amended in March 2019 to require public disclosure of the circumstances of any recoupment from any executive officer (to the extent doing so would not violate any law or contractual obligations).

Compliance with Restrictive Covenant Agreement	● All employees receiving equity awards	● An employee breaches the terms of their Restrictive Covenant Agreement	● The Company may recover profits from RSUs, PSUs and options that vested in the two-year period prior to the breach.

Anti-Gross-Up Policy

CVS Health maintains a broad policy against tax gross-ups. The only current exception to our anti-gross-up policy is for tax payments that may be due under our broad-based relocation policy, which is applicable to a large number of employees (i.e., those who must relocate upon hire, transfer or promotion).

Insider Trading Policy; Anti-Pledging and Anti-Hedging Policy

A significant percentage of executive compensation has been and continues to be payable in CVS Health common stock. The Board and executive management of CVS Health take seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to trading our stock. All transactions in our stock by any director, executive officer or designated employee who has a significant role in, or access to, our financial reporting process (collectively, “lnsiders”), must be pre-cleared by either the General Counsel, the Corporate Secretary or their designee(s). Insiders are generally prohibited from trading in any of our securities except during periods of varying length beginning shortly after the release of our financial results for each quarter, and Insiders and other employees may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated. In addition, it is our policy that Insiders and all other employees may not engage in any of the following activities with respect to our securities:

●	Trading in our securities on a short-term basis (stock purchased in the open market must be held for at least six months);
●	Purchasing stock on margin or pledging our stock or any stock incentive award as collateral for a loan or margin account;
●	Engaging in short sales of our stock;
●	Buying or selling puts, calls, exchange traded options or other derivative securities based on our stock; or
●	Engaging in any other hedging transactions with respect to our stock, which includes transactions designed to offset any decrease in the market value of equity securities.

2022 Proxy Statement	67

Compensation Discussion and Analysis

Our most senior executives and Board members are generally required to use a 10b5-1 trading plan to sell our stock, and our other executives are encouraged to use 10b5-1 trading plans. A 10b5-1 trading plan is a contract that allows the individual to sell a pre-determined number of shares at a time in the future when pre-determined conditions in the plan are met. However, the Company has extensive guidelines that govern the use of 10b5-1 trading plans, including the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period after the plan is entered into during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of a plan, and pre-approval of plans (and any modification of plans) by the General Counsel or Corporate Secretary.

Stock Ownership Guidelines

The MP&D Committee oversees the Company’s stock ownership guidelines, which require the Company’s directors and executive officers to maintain ownership of a minimum number of shares, in the case of directors, or stock valued at a multiple of annual salary, in the case of executive officers. For additional details, see “Executive Officer and Director Stock Ownership Requirements” on page 104.

Tax Considerations

CVS Health is considered a “covered health insurance provider” as defined in the Internal Revenue Code of 1986, as amended and, as such, the annual limitation on the deductibility of compensation paid to any of our employees, including our NEOs, as well as certain service providers, generally is limited to $500,000 per person. Although the MP&D Committee considers the impact of deductibility and “covered health insurance provider” status, it believes that stockholder interests are best served by not restricting the MP&D Committee’s discretion and flexibility in crafting the Company’s executive compensation program, even if non-deductible compensation expenses could result.

Non-GAAP Financial Measures Used In Compensation Discussion and Analysis

Throughout this CD&A, we refer to various financial measures. Certain of these financial measures are calculated in accordance with U.S. generally accepted accounting principles, or GAAP. However, there are some financial measures that management adjusts and uses to assess our year-over-year performance. These adjusted financial measures are commonly referred to as non-GAAP. An explanation of how we calculate these non-GAAP financial measures is included below. See Annex A to this proxy statement for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

68	CVS Health

Compensation Discussion and Analysis

Adjusted EPS

Adjusted EPS is calculated by dividing adjusted income from continuing operations attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income from continuing operations attributable to CVS Health as income from continuing operations attributable to CVS Health (a GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, gains/losses on divestitures, income associated with the receipt of fully reserved amounts owed to the Company under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 risk corridor program, losses on early extinguishment of debt and the corresponding income tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health. In 2021 and 2020, the Company’s non-GAAP tax provision also excludes certain tax benefits. In 2021, the tax benefits primarily related to the Internal Revenue Service approval of a prior year tax refund claim. In 2020, the Company realized certain tax losses that were able to be used to offset a portion of the taxable gain related to the July 2020 sale of the Company’s Coventry Health Care Workers’ Compensation business, which reduced total tax expense in 2020.

Adjusted Operating Income

Adjusted Operating Income is defined as operating income (a GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments and acquisition purchase price adjustments outside of the acquisition accounting measurement period.

2021 MIP Adjusted Operating Income

MIP Adjusted Operating Income is defined as operating income (a GAAP measure) excluding certain financial items. For the purposes of measuring performance against established targets in any period, when applicable those excluded items include amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period and net realized capital gains in excess of $100 million.

2021 PSU Leverage Ratio

PSU Leverage Ratio is defined as Adjusted Debt divided by adjusted earnings before interest expense, income taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted Debt is defined as short-term debt and total long-term debt, including the current portion of long-term debt (a GAAP measure), plus the present value of future operating lease payments at a discount rate of 8.5% assuming lease payments occur at the end of the year. Adjusted EBITDA is defined as (i) income from continuing operations (a GAAP measure) before interest expense, income taxes, depreciation and amortization, plus (ii) implied interest expense on future operating lease payments at a discount rate of 8.5% assuming lease payments occur at the end of the year, less (iii) other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, loss on early extinguishment of debt and the impact of the Health Insurer Fee (“HIF”).

2022 Proxy Statement	69

Compensation Discussion and Analysis

Relative TSR Peer Groups for 2021-2023 PSU Awards

S&P 500 Health Care

●  Abbott Laboratories

●  AbbVie Inc.

●  ABIOMED, Inc.

●  Agilent Technologies, Inc.

●  Alexion Pharmaceuticals, Inc.

●  Align Technology, Inc.

●  AmerisourceBergen Corporation

●  Amgen Inc.

●  Anthem, Inc.

●  Baxter International Inc.

●  Becton, Dickinson and Company

●  Biogen Inc.

●  Bio-Rad Laboratories, Inc.

●  Boston Scientific Corporation

●  Bristol-Myers Squibb Company

●  Cardinal Health, Inc.

●  Catalent, Inc.

●  Centene Corporation

●  Cerner Corporation

●  Cigna Corporation

●  The Cooper Companies, Inc.

●  Danaher Corporation

●  DaVita Inc.

●  DENTSPLY SIRONA Inc.

●  Dexcom, Inc.

●  Edwards Lifesciences Corporation

●  Eli Lilly and Company

●  Gilead Sciences, Inc.

●  HCA Healthcare, Inc.

●  Henry Schein, Inc.

●  Hologic, Inc.

●  Humana Inc.

●  IDEXX Laboratories, Inc.

●  Illumina, Inc.

●  Incyte Corporation

●  Intuitive Surgical, Inc.

●  IQVIA Holdings Inc.

●  Johnson & Johnson

●  Laboratory Corp of America Holdings

●  McKesson Corporation

●  Medtronic Public Limited Company

●  Merck & Co., Inc.

●  Mettler-Toledo International Inc.

●  PerkinElmer, Inc.

●  Perrigo Company plc

●  Pfizer Inc.

●  Quest Diagnostics Incorporated

●  Regeneron Pharmaceuticals, Inc.

●  ResMed Inc.

●  STERIS Public Limited Company

●  Stryker Corporation

●  Teleflex Incorporated

●  Thermo Fisher Scientific Inc.

●  UnitedHealth Group Incorporated

●  Universal Health Services, Inc.

●  Varian Medical Systems, Inc.

●  Vertex Pharmaceuticals Incorporated

●  Viatris Inc.

●  Waters Corporation

●  West Pharmaceutical Services, Inc.

●  Zimmer Biomet Holdings, Inc.

S&P 500 Consumer Staples

●  Altria Group, Inc.

●  Archer-Daniels-Midland Company

●  Brown-Forman Corporation

●  Campbell Soup Company

●  Church & Dwight Co., Inc.

●  The Clorox Company

●  The Coca-Cola Company

●  Colgate-Palmolive Company

●  Conagra Brands, Inc.

●  Constellation Brands, Inc.

●  Costco Wholesale Corporation

●  The Estée Lauder Companies Inc.

●  General Mills, Inc.

●  The Hershey Company

●  Hormel Foods Corporation

●  The J. M. Smucker Company

●  Kellogg Company

●  Kimberly-Clark Corporation

●  The Kraft Heinz Company

●  The Kroger Co.

●  Lamb Weston Holdings, Inc.

●  McCormick & Company, Incorporated

●  Molson Coors Beverage Company

●  Mondelēz International, Inc.

●  Monster Beverage Corporation

●  PepsiCo, Inc.

●  Philip Morris International Inc.

●  The Procter & Gamble Company

●  Sysco Corporation

●  Tyson Foods, Inc.

●  Walgreens Boots Alliance, Inc.

●  Walmart Inc.

70	CVS Health

Compensation Discussion and Analysis

Relative TSR Peer Group for 2022-2024 PSU Awards

S&P 500 Health Care

●  Abbott Laboratories

●  AbbVie Inc.

●  ABIOMED, Inc.

●  Agilent Technologies, Inc.

●  Align Technology, Inc.

●  AmerisourceBergen Corporation

●  Amgen Inc.

●  Anthem, Inc.

●  Baxter International Inc.

●  Becton, Dickinson and Company

●  Biogen Inc.

●  Bio-Rad Laboratories, Inc.

●  Bio-Techne Corporation

●  Boston Scientific Corporation

●  Bristol-Myers Squibb Company

●  Cardinal Health, Inc.

●  Catalent, Inc.

●  Centene Corporation

●  Cerner Corporation

●  Charles River Laboratories International, Inc.

●  Cigna Corporation

●  The Cooper Companies, Inc.

●  Danaher Corporation

●  DaVita Inc.

●  DENTSPLY SIRONA Inc.

●  Dexcom, Inc.

●  Edwards Lifesciences Corporation

●  Eli Lilly and Company

●  Gilead Sciences, Inc.

●  HCA Healthcare, Inc.

●  Henry Schein, Inc.

●  Hologic, Inc.

●  Humana Inc.

●  IDEXX Laboratories, Inc.

●  Illumina, Inc.

●  Incyte Corporation

●  Intuitive Surgical, Inc.

●  IQVIA Holdings Inc.

●  Johnson & Johnson

●  McKesson Corporation

●  Medtronic Public Limited Company

●  Merck & Co., Inc.

●  Mettler-Toledo International Inc.

●  Moderna, Inc.

●  Organon & Co.

●  PerkinElmer, Inc.

●  Pfizer Inc.

●  Quest Diagnostics Incorporated

●  Regeneron Pharmaceuticals, Inc.

●  ResMed Inc.

●  STERIS Public Limited Company

●  Stryker Corporation

●  Teleflex Incorporated

●  Thermo Fisher Scientific Inc.

●  UnitedHealth Group Incorporated

●  Universal Health Services, Inc.

●  Vertex Pharmaceuticals Incorporated

●  Viatris Inc.

●  Waters Corporation

●  West Pharmaceutical Services, Inc.

●  Zimmer Biomet Holdings, Inc.

●  Zoetis Inc.

2022 Proxy Statement	71

Compensation of Named Executive Officers

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by our CEO, our CFO and each of our three other most highly compensated executive officers, as well as our former CEO and CFO, for services rendered in all capacities during the 2021 fiscal year and the applicable comparable data for the 2020 and 2019 fiscal years.

Name & Principal 2021 Positions(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(7)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Karen S. Lynch President and Chief Executive Officer	2021	1,429,167	—	9,749,990	3,249,997		5,616,000	—	343,258	20,388,412
	2020	1,214,615	—	5,624,957	1,846,381		2,538,000	—	83,963	11,307,916
Shawn M. Guertin Executive Vice President and Chief Financial Officer	2021	738,636	1,000,000	8,249,980	1,749,999	(6)	2,585,000	—	15,615	14,339,230
			—
Troyen A. Brennan Executive Vice President and Chief Medical Officer	2021	843,750	—	4,312,477	1,437,498		2,109,000	—	90,539	8,793,264

Alan M. Lotvin Executive Vice President and President – Pharmacy Services	2021	962,500	—	5,249,995	1,749,990		2,887,000	—	162,075	11,011,560
	2020	831,250	—	3,749,972	1,230,918		1,577,000	—	83,035	7,472,175
Jonathan C. Roberts Executive Vice President and Chief Operating Officer	2021	1,237,500	—	7,499,993	2,499,994		3,887,000	—	230,094	15,354,581
	2020	1,200,000	—	6,374,952	2,092,561		3,024,000	—	309,699	13,001,212
	2019	1,200,000	—	5,624,971	1,874,996		6,127,000		221,413	15,048,380
Larry J. Merlo Former President and Chief Executive Officer	2021	679,167	—	—	—		2,438,000	—	666,905	3,784,072
	2020	1,630,000	—	—	4,185,131		4,694,000	11,875,749	658,942	23,043,822
	2019	1,630,000	—	20,249,968	3,374,998		10,625,000	—	571,783	36,451,749
Eva C. Boratto Former Executive Vice President and Chief Financial Officer	2021	933,333	—	4,499,996	1,499,993		2,513,000	—	439,368	9,885,690
	2020	962,500	—	4,499,966	1,477,098		1,819,000	—	162,589	8,921,153
	2019	850,000	—	3,749,981	1,249,999		3,588,000	—	126,243	9,564,223
(1)	Principal positions at December 31, 2021. On February 1, 2021, Ms. Lynch became President and CEO of CVS Health, and Mr. Merlo became a Strategic Advisor to the Company. Mr. Merlo then retired on May 31, 2021. On May 28, 2021, Mr. Guertin became EVP and CFO of CVS Health and Ms. Boratto resigned as CFO and continued employment with CVS Health in a special senior advisory capacity until December 1, 2021. Ms. Lynch, Mr. Guertin and Drs. Brennan and Lotvin were not NEOs in 2019 and Mr. Guertin and Dr. Brennan were not NEOs in 2020.
(2)	Amount of salary actually received in any year may differ from the annual base salary amount reported due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following an off-cycle promotion.
(3)	In connection with rejoining the Company, Mr. Guertin received a one-time cash sign-on bonus.

72	CVS Health

Compensation of Named Executive Officers

(4)	Included in this column is the full grant date fair value of all PSU awards made to each NEO in the applicable year. The grant date fair value of each grant is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Compensation – Stock Compensation, Topic 718 (“FASB ASC Topic 718”), excluding forfeiture estimates. The grant date fair values for PSU awards granted in 2021 are based upon the probable outcome of the performance conditions associated with these PSU awards as of the grant date and is calculated using a Monte Carlo simulation in accordance with FASB ASC Topic 718. Additional details regarding the grants of stock awards can be found in the Grants of Plan-Based Awards table. Each PSU represents one share of our common stock and upon vesting, will settle in shares, if earned, of CVS Health common stock, net of applicable withholding taxes, and subject to a two-year post-vesting holding period. Mr. Merlo did not receive a PSU award in 2020 or 2021. Vesting of the PSU awards granted to the applicable NEOs on April 1, 2021, other than Mr. Guertin who received his PSU award on May 28, 2021, will occur, if at all, on April 1, 2024, and full vesting generally is subject to continued employment of the applicable NEO through April 1, 2024. In addition, included for Mr. Guertin, is the grant date fair value of his sign-on RSU award, which he received upon rejoining the Company on May 28, 2021 and which cliff vests on May 28, 2024.
The grant date fair value of the PSU awards granted to the NEOs in 2021, assuming the highest level of performance conditions associated with these PSUs occurs (capped at 200% of target):
Name	Grant Date	Grant Date Fair Value Assuming Highest Level of Performance Conditions Achieved(a) ($)
Karen S. Lynch	April 1, 2021	19,499,981
Shawn M. Guertin	May 28, 2021	10,499,987
Troyen A. Brennan	April 1, 2021	8,624,955
Alan M. Lotvin	April 1, 2021	10,499,990
Jonathan C. Roberts	April 1, 2021	14,999,985
Larry J. Merlo(b)	N/A	0
Eva C. Boratto(c)	April 1, 2021	2,999,997
(a)	The maximum PSU payout for the 2021 PSU awards is 200%.
(b)	Mr. Merlo did not receive a PSU award in 2021.
(c)	Reflects the maximum value of pro-rated PSUs. Pursuant to her Separation Agreement, Ms. Boratto’s outstanding PSUs vested on a pro-rated basis through the separation date and will be settled, if earned, on the original vesting date.
(5)	Except for the options granted to Mr. Guertin in 2021, which are discussed in footnote 6 of the SCT, the amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted to each of the NEOs on April 1, 2021, calculated in accordance with FASB ASC Topic 718. These options have an exercise price of $74.30 (the closing price of our common stock on April 1, 2021) and will vest in equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date. The option values were calculated using a modified Black-Scholes Model for pricing options. Refer to our 2021 Annual Report, Notes to Consolidated Financial Statements at Note 11, “Stock Incentive Plans,” for all relevant valuation assumptions used to determine the grant date fair value of these options. Additional details regarding the grants of stock option awards can be found under “2021 PSU and Stock Option Awards” beginning on page 57 and in the Grants of Plan-Based Awards table.
(6)	Represents the grant date fair value of the options granted to Mr. Guertin on May 28, 2021, calculated in accordance with FASB ASC Topic 718. These options have an exercise price of $86.44 (the closing price of our common stock on May 28, 2021) and will vest in equal installments on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date. The option value is calculated using a modified Black-Scholes Model for pricing options. The assumptions used to determine the grant date fair value of these options were:
Dividend yield	2.31%
Expected volatility	27.22%
Risk-free interest rate	1.128%
Expected life (in years)	6.25
Weighted-average grant date fair value	$17.94
(7)	The figures shown include amounts earned in 2021 as annual cash incentive awards (see pages 51-57).
(8)	The amounts reported in this column represent only changes in pension value, as the Company does not pay above-market earnings on deferred compensation. The amount reported for Mr. Merlo under this column for the 2021 fiscal year is reported as zero under applicable SEC regulations because the aggregate change in actuarial present value of his pension benefit was a negative amount (a reduction of $52,157,023). This reflects a distribution of $53,069,900 from the SERP to Mr. Merlo during 2021, as described in the Pension Benefits section and related table beginning on page 80, net of an increase of $912,877 resulting from the fact that Mr. Merlo’s 2020 annual cash bonus amount, received in early 2021, was greater than the bonus amount used in the assumptions to calculate Mr. Merlo’s SERP value at the end of the 2020 fiscal year. The SERP is a legacy plan in which participation has decreased over the years as participants have retired, and the Company has not provided SERP benefits to new participants since 2010. Mr. Merlo was the only executive participant in the SERP.
(9)	Set forth below is additional information regarding the amounts disclosed in the “All Other Compensation” column for 2021.

2022 Proxy Statement	73

Compensation of Named Executive Officers

All Other Compensation – 2021

Name	Perquisites & Other Personal Benefits(A) ($)	Company Contributions to Defined Contribution Plans(B) ($)	Other(C) ($)
Karen S. Lynch	71,577	84,817	186,864
Shawn M. Guertin	15,615	0	0
Troyen A. Brennan	0	88,750	1,789
Alan M. Lotvin	0	126,975	35,100
Jonathan C. Roberts	0	213,075	17,019
Larry J. Merlo	247,286	279,316	140,303
Eva C. Boratto	211,035	137,617	90,716
(A)	The amounts above reflect the following: for Ms. Lynch $21,424 associated with personal use of Company aircraft and $50,153 associated with personal use of a Company car; for Mr. Guertin $15,615 associated with personal use of Company aircraft; for Mr. Merlo, $3,375 for financial planning services, $212 for home security, $30,546 associated with personal use of Company aircraft and $213,153 associated with the payment of accrued vacation in connection with his retirement; and for Ms. Boratto $124,395 associated with the payment of accrued vacation in connection with her separation from CVS Health, $85,417 for base salary continuation payments and $1,223 for COBRA subsidy, in each case paid in 2021. The remainder of any base salary continuation payments and COBRA subsidy due to Ms. Boratto pursuant to her Separation Agreement is subject to her ongoing compliance with certain post-employment restrictive covenants as set forth in her pre-existing restrictive covenant agreement (see page 65 for a description of Ms. Boratto’s Separation Agreement). The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses. The Company determines the amount associated with personal use of a Company car by calculating the incremental cost to the Company based on mileage, lease fees, fuel and driver salary.
(B)	The amounts in this column include Company matching contributions to the 401(k) Plan of $14,500 for each of Drs. Brennan and Lotvin, Messrs. Roberts and Merlo and Ms. Boratto as well as $13,359 for Ms. Lynch. It also includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: for Ms. Lynch, $71,458; for Dr. Brennan, $74,250; for Dr. Lotvin, $112,475; for Mr. Roberts, $198,575; for Mr. Merlo, $264,816; and for Ms. Boratto, $123,117. The Company matching contributions also are reported in the “Cash” lines of the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 82.
(C)	For the NEOs, other than Ms. Boratto, the amounts in this column consist of cash dividend equivalents paid by the Company on certain vested/ released RSUs and distributions of cash dividend equivalent payments from the Deferred Stock Compensation Plan (the “DSP”). Certain cash dividend equivalent payments from the DSP also are reported in the “Stock” lines of the “Aggregate Withdrawals/Distributions” column of the Nonqualified Deferred Compensation table. For Ms. Boratto, the amount includes $90,000 for expense reimbursement and $716 of dividend equivalents.

74	CVS Health

Compensation of Named Executive Officers

Grants of Plan-Based Awards

This table reflects awards granted during 2021 under the 2017 Incentive Compensation Plan of CVS Health Corporation, as amended (the “2017 ICP”), in the respective amounts listed. The MP&D Committee approved all of the 2021 awards.

Grants of Plan-Based Awards – 2021

				Est. Future Payouts Under Non- Equity Incentive Plan Award(2)				Est. Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock	All Other Option		Grant Date
Name	Award Type	Date of Committee Action(1)	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)(4)	Fair Value of Stock and Option Awards ($)(5)
Karen S. Lynch	Stock Options(6)	2/17/2021	4/1/2021									224,604	74.30	3,249,997
	PSUs(7)	2/17/2021	4/1/2021					52,910	132,275	264,550				9,749,990
	Annual Cash			1,404,157	2,808,313	(9)	5,616,626	—	—	—
Shawn M. Guertin	Stock Options(6)	5/12/2021	5/28/2021									97,562	86.44	1,749,999
	PSUs(7)	5/12/2021	5/28/2021					23,235	58,088	116,176				5,249,993
	RSUs(8)	5/12/2021	5/28/2021								34,706			2,999,987
	Annual Cash			646,307	1,292,613	(9)	2,585,226	—	—	—
Troyen A. Brennan	Stock Options(6)	2/17/2021	4/1/2021									99,344	74.30	1,437,498
	PSUs(7)	2/17/2021	4/1/2021					23,402	58,506	117,012				4,312,477
	Annual Cash			527,344	1,054,688	(9)	2,109,376	—	—	—
Alan M. Lotvin	Stock Options(6)	2/17/2021	4/1/2021									120,940	74.30	1,749,990
	PSUs(7)	2/17/2021	4/1/2021					28,490	71,225	142,450				5,249,995
	Annual Cash			721,875	1,443,750	(9)	2,887,500	—	—	—
Jonathan C. Roberts	Stock Options(6)	2/17/2021	4/1/2021									172,772	74.30	2,499,994
	PSUs(7)	2/17/2021	4/1/2021					40,700	101,750	203,500				7,499,993
	Annual Cash			1,082,813	2,165,625	(9)	4,331,250	—	—	—
Larry J. Merlo(10)	Stock Options	—	—									—	—	—

	PSUs	—	—					—	—	—				—
	Annual Cash			679,167	1,358,334	(9)	2,716,668	—	—	—				—
Eva C. Boratto	Stock Options(6)	2/17/2021	4/1/2021									103,663	74.30	1,499,993
	PSUs(7)	2/17/2021	4/1/2021					24,420	61,050	122,100				4,499,996
	Annual Cash			700,000	1,400,000	(9)	2,800,000	—	—	—
(1)	Represents the date the MP&D Committee approved the 2021 grant values for stock options, PSU and RSU awards. Refer to “2021 PSU and Stock Option Awards” beginning on page 57 for a detailed discussion of the PSU awards.
(2)	Represents the threshold, target and maximum payout levels of cash bonuses granted under the 2021 MIP. Performance below the threshold results in no payout. See “Annual Cash Incentive” beginning on page 51 for a discussion of the 2021 MIP metrics and payouts.
(3)	Represents the threshold, target and maximum achievement in order to receive a payout for the applicable award. Performance below the threshold results in no payout. Refer to “2021 PSU and Stock Option Awards” beginning on page 57 for a detailed discussion.
(4)	All options were granted with an exercise price equal to the closing price of our common stock on the date of the grant.
(5)	Refer to our 2021 Annual Report, Notes to Consolidated Financial Statements at Note 11, “Stock Incentive Plans,” and note 6 of the SCT for all relevant valuation assumptions for all grants. Included in this column is the full grant date fair value of the options granted to all of the NEOs on April 1, 2021, other than Mr. Guertin, who received his options on May 28, 2021. The option values are calculated using a modified Black-Scholes Model for pricing options.

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(6)	Represents stock options granted under the 2017 ICP in the respective amounts and on the respective dates listed. These stock options vest on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date.
(7)	Represents PSU awards granted under the 2017 ICP in the respective amounts and on the respective dates listed. For the 2021-2023 cycle, these PSU awards are included in the SCT in the “Stock Awards” column. The PSU award, if earned, is based on the Company’s 2023 Adjusted EPS and will be modified by up to +/- 25% based on CVS Health’s performance as measured by rTSR. The maximum PSU payout for the 2021 PSU awards under “Est. Future Payouts Under Equity Incentive Plan Awards” is 200%, even with the maximum rTSR modifier of +25%. Each vested PSU represents one share of CVS Health common stock and will settle in shares, if earned, of CVS Health common stock, net of taxes, as a result of a determination by the MP&D Committee. The PSU awards do not earn dividend equivalents and have no voting rights. See the discussion of long-term incentive equity awards under “2021 PSU and Stock Option Awards” beginning on page 57 for a discussion of the vesting and payout of these awards based on the MP&D Committee’s determination that the Company has achieved the applicable performance result. Refer to footnote 4 of the SCT beginning on page 72 for a discussion of how the number of vested PSUs will be determined.
(8)	Represents sign-on RSUs granted under the 2017 ICP. These RSUs cliff vest on the third anniversary of the grant date.
(9)	Ms. Lynch’s 2021 annual target bonus opportunity was pro-rated to reflect an increase to her target bonus opportunity to 200% and an increase to her base salary, in each case, occurring on February 1, 2021, in connection with her promotion to President and CEO. Mr. Guertin’s 2021 annual target bonus opportunity was pro-rated to reflect that he rejoined the Company in May of 2021. Mr. Guertin’s 2021 full year target bonus opportunity is 175% of base salary. Drs. Lotvin and Brennan and Mr. Roberts’ 2021 annual target bonus opportunities are pro-rated to reflect the date their respective salaries were increased in April 2021. Mr. Merlo’s 2021 annual target bonus opportunity was pro-rated bonus to reflect the date of his retirement on May 31, 2021. Ms. Boratto’s 2021 annual target bonus opportunity was pro-rated bonus to reflect a merit increase as well as pursuant to the terms of her Separation Agreement.
(10)	Due to his retirement, Mr. Merlo did not receive any equity grants in 2021.

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Outstanding Equity Awards at Fiscal Year-End

This table shows information regarding the outstanding equity awards held by each of our Named Executive Officers under the applicable plan that were outstanding as of December 31, 2021. The unearned PSU awards granted in 2021 and 2020 are shown at target performance, with no adjustment for the rTSR modifier performance in 2021 or for the 2021 PSU Leverage Ratio* modifier performance or rTSR modifier performance in 2020. The 2019 PSUs are shown at maximum, but actual performance for these awards are explained in the footnotes below.

*	2021 PSU Leverage Ratio is a non-GAAP financial measure. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.

Outstanding Equity Awards at 2021 Year-End

		Stock Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)(2)
Karen S. Lynch	2/19/2016	93,989	—	(3)	37.91	2/18/2026
	2/17/2017	192,741	—	(3)	45.91	2/16/2027
	4/1/2019	121,204	121,204	(4)	54.19	4/1/2029
	6/5/2019									260,837	(13)	26,907,945
	4/1/2020	52,799	158,397	(4)	58.34	4/1/2030
	8/31/2020									103,305	(14)	10,656,944
	4/1/2021	—	224,604	(4)	74.30	4/1/2031				132,275	(15)	13,645,489
Shawn M.Guertin	5/28/2021	—	97,562	(5)	86.44	5/28/2031	34,706	(9)	3,580,271	58,088	(16)	5,992,358
Troyen A.Brennan	4/1/2015	47,937	—	(6)	102.26	4/1/2022
	4/1/2016	53,772	—	(6)	104.82	4/1/2023
	4/3/2017	75,134	—	(6)	78.05	4/3/2024	4,805	(10)	495,684
	4/1/2018	—	21,894	(6)	62.21	4/1/2025
	4/1/2019	—	80,803	(4)	54.19	4/1/2029
	6/5/2019									173,892	(13)	17,938,699
	4/1/2020	—	84,478	(4)	58.34	4/1/2030
	8/31/2020									55,096	(14)	5,683,703
	4/1/2021	—	99,344	(4)	74.30	4/1/2031				58,506	(15)	6,035,479
Alan M. Lotvin	4/1/2015	21,386	—	(6)	102.26	4/1/2022
	4/1/2016	27,395	—	(6)	104.82	4/1/2023
	4/3/2017	32,911	—	(6)	78.05	4/3/2024
	4/1/2018	16,905	5,636	(6)	62.21	4/1/2025	5,827	(11)	601,113
	4/1/2019	30,300	40,402	(4)	54.19	4/1/2029
	6/5/2019									86,945	(13)	8,969,246
	4/1/2020	35,199	105,598	(4)	58.34	4/1/2030
	8/31/2020									68,870	(14)	7,104,629
	4/1/2021	—	120,940	(4)	74.30	4/1/2031				71,225	(15)	7,347,571

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Compensation of Named Executive Officers

		Stock Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)(2)
Jonathan C.Roberts	4/1/2015	68,482	—	(6)	102.26	4/1/2022
	4/1/2016	161,318	—	(6)	104.82	4/1/2023
	4/3/2017	200,358	—	(6)	78.05	4/3/2024	12,812	(10)	1,321,686
	4/1/2018	186,098	62,033	(6)	62.21	4/1/2025
	4/1/2019	151,504	151,506	(4)	54.19	4/1/2029
	6/5/2019									326,047	(13)	33,635,009
	4/1/2020	59,838	179,517	(4)	58.34	4/1/2030
	8/31/2020									117,079	(14)	12,077,870
	4/1/2021	—	172,772	(4)	74.30	4/1/2031				101,750	(15)	10,496,530
Larry J. Merlo	4/1/2015	273,929	—	(7)	102.26	4/1/2022
	4/1/2016	286,787	—	(7)	104.82	4/1/2023
	4/3/2017	338,105	—	(7)	78.05	4/3/2024	20,987	(12)	2,165,019
	4/1/2018	—	98,523	(7)	62.21	5/31/2024
	4/1/2019	—	272,710	(7)	54.19	5/31/2024
	6/5/2019									472,770	(13)	48,770,953
	8/30/2019									473,750	(17)	48,872,050
	4/1/2020	—	359,034	(7)	58.34	5/31/2024				—	(18)	—
Eva C. Boratto	4/1/2015	27,392	—	(8)	102.26	4/1/2022
	4/1/2016	21,509	—	(8)	104.82	4/1/2023
	4/3/2017	35,062	—	(8)	78.05	4/3/2024	2,242	(10)	231,285
	4/1/2018	26,272	8,758	(8)	62.21	12/1/2024
	4/1/2019	—	101,004	(8)	54.19	12/1/2024
	6/5/2019									217,365	(13)	22,423,373
	4/1/2020	42,239	126,717	(8)	58.34	12/1/2024
	8/31/2020									55,096	(19)	5,683,703
	4/1/2021	—	77,747	(8)	74.30	12/1/2024				20,350	(19)	2,099,306
(1)	The Company had no equity incentive plan awards that were securities underlying unexercised, unearned options at fiscal year-end, so that column is intentionally omitted from this table.
(2)	The value of the RSUs and PSUs is based on a price of $103.16 per share, which was the closing price of the Company’s common stock on December 31, 2021 the last trading day of the Company’s fiscal year. Each vested RSU and PSU represents one share of Company’s common stock and will settle in shares, if earned (for PSUs), of Company common stock, net of taxes.
(3)	Represents stock appreciation rights (“SARs”) that were granted prior to the Aetna Transaction and expire ten years from the date of grant.
(4)	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire ten years from the date of the grant.
(5)	Represents stock options granted to Mr. Guertin at the time of hire and vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire ten years from the date of the grant.
(6)	These stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire seven years from the date of the grant.

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(7)	Mr. Merlo’s stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire seven years from the date of the grant, except for his 2019 and 2020 option grants, which expire ten years from the date of grant. Pursuant to Mr. Merlo’s employment agreement and the applicable option award agreements, any unvested stock options will continue to vest during the three-year period following his retirement date and he may exercise his stock options, to the extent vested, at any time during such three-year period, but not beyond the original term of the stock option or, with respect to each unvested portion of his stock options, the first anniversary of the vesting date. As a result, the second and the third tranches of the stock option awarded to Mr. Merlo in 2020 will expire on May 31, 2024 and the final tranche will expire on April 1, 2025 (the first tranche vested on April 1, 2021 and has been exercised). The expiration dates listed for these stock options represent the earlier of the original term of the stock options and the three-year anniversary of his retirement date. However, as discussed above, the final tranche of the stock option granted to Mr. Merlo in 2020 will expire on April 1, 2025.
(8)	Ms. Boratto’s stock options vest in one-quarter increments on each of the first, second, third and fourth anniversaries of the grant date and expire seven years from the date of the grant, except for the 2019, 2020 and 2021 option grants, which expire ten years from the date of grant. Pursuant to Ms. Boratto’s Separation Agreement and the applicable option award agreements, any unvested stock options will continue to vest through the third anniversary of her separation date and she may exercise her stock options, to the extent vested, at any time during such three-year period, but not beyond the original term of the stock option. The expiration dates listed for these stock options represent the earlier of the original term of the stock options and the three-year anniversary of her separation date.
(9)	RSUs cliff vest on the third anniversary of the grant date.
(10)	RSUs vest in increments of 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date.
(11)	RSUs cliff vest on the fourth anniversary of the grant date. 200 RSUs were surrendered for payment of FICA taxes due as disclosed in Dr. Lotvin’s Form 4 dated December 28, 2021.
(12)	RSUs vest in increments of 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date. 634 RSUs were surrendered for payment of FICA taxes due upon Mr. Merlo’s retirement, as disclosed in his Form 4 dated June 2, 2021.
(13)	The number of PSUs granted on June 5, 2019 that will vest on April 1, 2022 depends upon the attainment of specified performance goals over a period beginning on January 1, 2019 and ending on December 31, 2021. As of December 31, 2021, actual performance with respect to the 2019 PSUs exceeded target performance levels and therefore pursuant to SEC requirements the number of shares reported with respect to the 2019 PSUs is the number of shares that would be earned assuming maximum performance is achieved (250%). However, the actual payout of the 2019 PSUs was at 247.2% after applying the 2021 PSU Leverage Ratio modifier and the rTSR modifier. (2021 PSU Leverage Ratio modifier is a non-GAAP financial measure. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.) Please see “Status of Prior PSU Performance Programs” beginning on page 59 for a discussion of the MP&D Committee’s determination that the Company surpassed the applicable performance metrics and applied both the 2021 PSU Leverage Ratio and rTSR modifiers. Due to Mr. Merlo’s retirement, his PSU award was pro-rated to reflect his last day of employment.
(14)	Consists of the value of the PSU awards granted on April 1, 2020, which may vest on April 1, 2023. The performance period for these PSUs is January 1, 2020 to December 31, 2022.
(15)	Consists of the value of the PSU awards granted on April 1, 2021, which may vest on April 1, 2024. The performance period for these PSUs is January 1, 2021 to December 31, 2023.
(16)	Represents PSUs granted to Mr. Guertin at the time of hire, which may vest on April 1, 2024. The performance period for these PSUs is January 1, 2021 to December 31, 2023.
(17)	Consists of the value of the PSU award granted on August 30, 2019 in lieu of Mr. Merlo’s annual 2020 PSU award. The number of PSUs granted on August 30, 2019 depends upon the attainment of specified performance goals over a period beginning on January 1, 2019 and ending on December 31, 2021. As of December 31, 2021, actual performance with respect to the 2019 PSUs exceeded target performance levels and therefore pursuant to SEC requirements the number of shares reported with respect to the 2019 PSUs is the number of shares that would be earned assuming maximum performance is achieved (250%). However, the actual payout of the 2019 PSUs was at 247.2% after applying the 2021 PSU Leverage Ratio modifier and the rTSR modifier. (2021 PSU Leverage Ratio modifier is a non-GAAP financial measure. See Annex A to this proxy statement for an explanation and a reconciliation to the most comparable GAAP financial measure.) Please see “Status of Prior PSU Performance Programs” beginning on page 59 for a discussion of the MP&D Committee’s determination that the Company surpassed the applicable performance metrics and applied both the 2021 PSU Leverage Ratio and rTSR modifiers. Vesting of these PSUs granted to Mr. Merlo occurred on May 31, 2021.
(18)	Mr. Merlo did not receive a PSU award in 2020.
(19)	Pursuant to the Separation Agreement, Ms. Boratto’s outstanding PSUs vested on a pro-rated basis through the separation date and will be settled, if earned, on their original vesting dates.

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Compensation of Named Executive Officers

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2021 concerning options exercised and the vesting of previously granted RSUs and PSUs and non-transferable shares for each of the NEOs specified in the table. The value of the shares acquired upon exercise of the options and the shares represented by the vesting of RSUs and PSUs is based on the closing price of our common stock on the date of exercise and the date of vesting, respectively.

Option Exercises and Stock Vested – 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Karen S. Lynch	—	—	126,446	9,931,237
Shawn M. Guertin	—	—	—	—
Troyen A. Brennan	229,192	5,224,718	98,094	7,288,384
Alan M. Lotvin	25,836	221,354	99,988	7,429,027
Jonathan C. Roberts	182,303	5,356,952	186,544	13,860,219
Larry J. Merlo	1,023,651	26,259,766	243,246	18,475,100
Eva C. Boratto	119,885	4,086,904	89,931	6,681,873

(1)	Includes the RSU value deferred by Dr. Lotvin and Mr. Roberts during 2021, which is also included in the “Stock” row of the “Executive Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 82.

Pension Benefits

We maintain an unfunded supplemental executive retirement plan, or SERP, which is designed to supplement the retirement benefits of select executives in lieu of a tax qualified defined benefit plan. The SERP is a legacy plan in which participation has decreased over the years as participants have retired, and the Company has not provided SERP benefits to new participants since 2010. Mr. Merlo was the only active executive officer participating in the SERP at the time of his retirement.

Under the SERP’s benefit formula, participants (including Mr. Merlo and certain retired executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, with no offset for any amounts provided by our tax qualified plans, Social Security or other retirement benefits. Final compensation for purposes of the SERP benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The credited years of benefit service for Mr. Merlo as of the measurement date of December 31, 2021 was 30 years (Mr. Merlo’s years of service are capped at 30, in accordance with the terms of the SERP). Benefits under the SERP formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. Mr. Merlo made an election to receive his distribution payable in the form of a lump sum on account of his termination of employment due to retirement. In connection with Mr. Merlo’s retirement, he received his distribution in two lump sum payments, as described in the Pension Benefit Table below.

Mr. Merlo reached the maximum amount of service under the SERP based on his more than 30 years with the Company. The accumulated value in the Pension Benefits Table and the change in value reflected in the Summary Compensation Table for Mr. Merlo as of the December 31, 2021 measurement date, reflects the decrease in present value of his SERP benefit resulting from the lump sum payout due to his retirement. Mr. Merlo has not accrued any additional service credit under the SERP.

For further information regarding pension assumptions, please see the Note 9, “Pension Plans and Other Postretirement Benefits”, in our 2021 Annual Report.

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Pension Benefits – 2021

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Karen S. Lynch	N/A	—	—	—
Shawn M. Guertin	N/A	—	—	—
Troyen A. Brennan	N/A	—	—	—
Alan M. Lotvin	N/A	—	—	—
Jonathan C. Roberts	N/A	—	—	—
Larry J. Merlo	SERP	30(1)	0(2)	53,069,900(2)
Eva C. Boratto	N/A	—	—	—

(1)	Mr. Merlo was with the Company for more than 30 years, but his years of service were capped at 30 years under the terms of the SERP.

(2)	In 2021, following Mr. Merlo’s retirement in May, he was paid two lump sum payments with one occurring in June in the amount of $14,310,852 and the second occurring in December in the amount of $38,759,048. Mr. Merlo no longer has an accumulated benefit under the SERP. There was a slight increase in his accumulated benefit during 2021 as Mr. Merlo’s 2020 annual cash bonus, received in early 2021, was greater than the bonus amount used in the assumptions to calculate Mr. Merlo’s SERP value at the end of the 2020 fiscal year. This increase was partially offset by the application of mortality table assumptions.

Nonqualified Deferred Compensation

Executive officers and select members of management may participate in the DCP and the DSP. The DCP allows participants to defer payment of a portion of their salary and a portion of their annual cash incentive to facilitate their personal retirement or financial planning. For participants in the DCP, we provide a maximum match of up to 5% of the eligible compensation (base+bonus) that exceeds the IRS earnings limit that applies to 401(k) plans after completion of one year of service.

The investment crediting options for the DCP mirror those offered for the 401(k) Plan. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred compensation accounts.

Under the DSP, participants may elect to defer settlement of RSUs and PSUs beyond the scheduled vesting date. Following vesting, dividends are reinvested during the deferral period. During 2021, Mr. Roberts and Dr. Lotvin deferred portions of their respective equity-based compensation under the DSP. Executive officers are not permitted to defer proceeds of stock option exercises.

The amounts shown in the table below for “Cash” and “Stock” were deferred pursuant to the DCP and the DSP, respectively.

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Compensation of Named Executive Officers

Nonqualified Deferred Compensation – 2021

Name	Type	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Karen S. Lynch	Cash	71,458	71,458	14,361	—	833,559(6)
	Stock	—	—	—	—	—
Shawn M. Guertin	Cash	—	—	—	—	—
	Stock	—	—	—	—	—
Troyen A. Brennan	Cash	74,250	74,250	533,276	—	3,853,608
	Stock	—	—	—	—	—
Alan M. Lotvin	Cash	442,375	112,475	461,592	477,813	2,354,095
	Stock	32,430	—	668,278	—	3,079,446
Jonathan C. Roberts	Cash	728,550	198,575	1,312,365	—	13,476,325
	Stock	797,462	—	12,437,671	11,652	35,039,799
Larry J. Merlo	Cash	268,658	264,816	1,310,842	0	11,771,480
	Stock	—	—	39,810,554	3,794,565	110,346,689
Eva C. Boratto	Cash	137,617	123,117	355,872	—	1,849,281
	Stock	—	—	—	—	—

(1)	The stock contributions for Mr. Roberts represent deferred settlement under the DSP of RSUs and PSUs granted in prior years that vested in 2021. The stock contribution for Dr. Lotvin includes the deferred settlement under the DSP of Performance-Based RSUs granted in 2018.

(2)	All amounts shown are also disclosed in the SCT under All Other Compensation and reflect amounts credited and/or earned in 2021.

(3)	All earnings shown on the Stock line are attributable to dividend equivalents credited as additional deferred RSUs and the change in our common stock price since December 31, 2021.

(4)	All amounts reported are distributions of cash dividend equivalent payments from the DSP, and for Dr. Lotvin and Mr. Merlo, distributions of previously deferred compensation from the DCP and DSP, respectively.

(5)	The following amounts included in this column have been previously reported in the SCTs in our proxy statements since 2007:
	Cash	Stock
Ms. Lynch	$—	$—
Mr. Guertin	—	—
Dr. Brennan	—	—
Dr. Lotvin	260,501	—
Mr. Roberts	6,487,450	14,513,432
Mr. Merlo	5,834,503	20,476,290
Ms. Boratto	411,780	—

(6)	Ms. Lynch’s DCP account balance was inadvertently omitted from the Nonqualified Deferred Compensation table in the Company’s 2021 proxy statement due to an administrative error in connection with the integration of a legacy Aetna deferred compensation plan, in which Ms. Lynch participated, into the DCP. As of December 31, 2020, Ms. Lynch’s DCP account balance was $676,282, which consisted solely of contributions made by Ms. Lynch prior to 2020 under the legacy Aetna deferred compensation plan. No contributions were made to Ms. Lynch’s DCP account in 2020.

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received by each continuing NEO under various termination scenarios, assuming that the termination occurred on December 31, 2021. With respect to Mr. Merlo and Ms. Boratto, the tables reflect the actual amounts received as described in the narrative. Amounts that have been paid or are payable in all events, such as the non-equity incentive plan amounts earned with respect to fiscal year 2021 and disclosed in the “Non-Equity Incentive Plan Compensation” column of the SCT on page 72 and the amounts in the nonqualified deferred compensation plans discussed beginning on page 81, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2021.

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Compensation of Named Executive Officers

The following narrative summarizes potential payments and benefits that may be received by our continuing NEOs pursuant to existing plans, equity award agreements or employment agreements (collectively, the “Agreements”) under various separation scenarios. For Mr. Merlo and Ms. Boratto, the payments and benefits they received in connection with their separation from the Company are described in the narrative disclosure directly above their respective termination tables. All scenarios assume each NEOs’ compliance with post-employment restrictive covenant agreements (“RCAs”).

Benefits and Payments upon Death

In the event of death, NEOs are entitled to a cash incentive award based on the NEO’s target bonus opportunity and accelerated vesting of their outstanding options, RSUs and PSU awards:

●	Unvested options will immediately vest in full, and remain exercisable for a period of one year after NEO’s death, or until the option’s expiration date, whichever occurs first, by the NEO’s beneficiary;

●	Unvested RSUs will become immediately vested and the vesting date shall be the date of death and shall settle within 30 days of death; and

●	Unvested PSUs will become immediately vested based upon target performance as of the date of the NEO’s death, and shall become settled within 30 days of the NEO’s death.

Termination for Cause

Generally, under the Agreements, “Cause” means the NEO’s willful misconduct and, in some cases the NEO’s negligent misconduct, which, in any case, is injurious to the Company. The specific consequences of such behavior are reflected in the Agreements. In the event of termination for Cause, all obligations or commitments under our incentive plans would be canceled or forfeited, including unvested equity grants and cash incentive awards.

Benefits and Payments upon Qualified Retirement or Voluntary Termination

In the event of voluntary termination, all unvested equity awards would be canceled unless the employee is eligible for “Qualified Retirement” treatment. “Qualified Retirement” means a termination of employment on or after attainment of age 55 with at least 10 years of continuous service, or attainment of age 60 with at least five years of continuous service, provided that if the NEO has options and/or PSUs, he or she has provided the Company with at least 90 days advance notice of his or her retirement date. A NEO will also be deemed to have experienced a Qualified Retirement if the Company elects to terminate his or her employment without Cause and he or she has met the age and service requirements set forth above prior to or during the severance period set forth in a severance agreement with the Company. For purposes of this termination scenario in this disclosure, we have assumed that if a NEO has met the age and years of continuous service requirements for Qualified Retirement treatment as of December 31, 2021, he or she has also met the advance notice requirement for Qualified Retirement treatment.

In the event a continuing NEO’s employment with the Company terminates by reason of a deemed Qualified Retirement, outstanding equity awards held by the NEO would be treated as follows:

●	Unvested options will continue to vest during a three-year post-termination period.

●	RSUs will vest on a pro-rata basis as of the NEO’s termination of employment date, except for RSUs held by Mr. Roberts, which would vest in full pursuant to his RSU and RCA agreements.

●	PSUs would vest on a pro-rata basis as of the NEO’s termination of employment date based on actual performance, except for PSUs held by Mr. Roberts, which would vest in full pursuant to his PSU and RCA agreements.

Based on age and tenure with the Company as of December 31, 2021, Drs. Brennan and Lotvin and Mr. Roberts are eligible for Qualified Retirement treatment under the Company’s equity programs and the MIP. Mr. Guertin was not retirement eligible as of December 31, 2021. Pursuant to her Employment Agreement, Ms. Lynch will be treated as retirement eligible under the terms of her equity awards.

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Compensation of Named Executive Officers

Benefits and Payments upon Termination w/o Cause or Constructive Termination w/o Cause Prior to a Change in Control of the Company (“CIC”)

The CVS Health Severance Plan for Non-Store Employees (the “Severance Plan”), which covers executives, including our NEOs (other than Ms. Lynch), was approved by the MP&D Committee as described under “Other Compensation Arrangements and Benefits” on page 63. With respect to each of the continuing NEOs (other than Ms. Lynch), in the event of a termination without Cause or constructive termination prior to a CIC, pursuant to a RCA and the Severance Plan, the NEOs would be eligible to receive up to 18 months of base salary as severance, paid in equal semi-monthly installments, provided that he or she executes a separation agreement with the Company and complies with post-employment restrictive covenants.

Pursuant to Ms. Lynch’s Employment Agreement, upon a qualifying termination of employment, including a termination of employment for “Good Reason”, prior to a CIC, Ms. Lynch would be entitled to a cash severance payment equal to two times the sum of her highest base salary in effect during the six-month period immediately prior to the date of her termination of employment and her target annual bonus opportunity for the year of her termination of employment. Ms. Lynch would also be entitled to a pro-rated annual bonus for the year of her termination of employment and up to 18 months of continued health and benefit plan participation at the same benefit and cost sharing level at which Ms. Lynch and her eligible dependents were participating on the date of her termination of employment. Ms. Lynch’s severance benefits are subject to her execution of a release and compliance with post-employment restrictive covenants. “Good Reason” is defined in her Employment Agreement to mean the occurrence of one or more of the following without Ms. Lynch’s written consent: (a) a reduction by the Company of base salary or target annual bonus opportunity from the level then in effect, except in the event of a ratable reduction affecting all senior officers of the Company; (b) an assignment of any duties that are materially inconsistent with her duties and responsibilities or a material diminution of duties and responsibilities, in each case as such duties and responsibilities were in effect immediately following February 1, 2021; (c) any failure of a successor of the Company to assume and agree to perform the Company’s entire obligations under her Employment Agreement; (d) reporting to any person other than the Board; (e) removal of Ms. Lynch as President and Chief Executive Officer of the Company (other than in connection with a termination of employment for Cause); (f) any action or inaction by the Company that constitutes a material breach of the terms of her Employment Agreement; or (g) the Company’s failure to nominate and recommend Ms. Lynch for re-election to the Board.

In the event of a NEO’s termination without Cause or constructive termination prior to a CIC, outstanding equity awards held by the NEO would be treated as follows:

●	Unvested options (other than those held by Mr. Guertin) will continue to vest during a three-year post-termination period, as they would be entitled to Qualified Retirement treatment under the terms of the awards. Mr. Guertin’s unvested options would continue to vest through the end of the severance period as he is not currently retirement eligible.

●	If the NEO is entitled to severance, unvested RSUs will continue to vest during the applicable severance period.

●	If the NEO is entitled to severance, PSUs (other than those held by Mr. Roberts) would vest on a pro-rata basis as of the NEO’s termination of employment date. For Mr. Roberts’, his unvested PSUs would vest in full pursuant to his PSU and RCA agreements.

Benefits and Payments upon Termination w/o Cause or Constructive Termination w/o Cause After CIC

Ms. Lynch’s Employment Agreement and the CIC Agreements with Messrs. Guertin and Roberts and Drs. Brennan and Lotvin provide that upon a CIC and subsequent termination of employment, all outstanding unvested stock options will vest in full and restrictions will lapse on all RSUs and PSUs (at target achievement levels).

In addition, each continuing NEO (other than Ms. Lynch) would receive a cash severance payment equal to 1.5 times of annual base salary, 1.5 times the then-current annual cash incentive at target and a pro-rated cash incentive bonus at target for the year of termination. Pursuant to Ms. Lynch’s Employment Agreement, upon a qualifying termination of employment within two-years following a CIC, Ms. Lynch’s cash severance payment would increase to two-and-a-half times the sum of her highest base salary in effect during the six-month period immediately prior to the date of her termination of employment and her target annual bonus opportunity for the year of her termination of employment.

84	CVS Health

Compensation of Named Executive Officers

Under their CIC Agreements and Ms. Lynch’s Employment Agreement, any severance benefits would be reduced to avoid the excise tax under Section 280G of the Code if that would give the NEO a better after-tax result.

With respect to the tables below for all NEOs:

●	The value of options is determined by multiplying the number of unvested options outstanding as of December 31, 2021 by the difference between the exercise price and $103.16, the closing price of our common stock on December 31, 2021, the last trading day of our fiscal year. Generally, the option grant agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option term:

●	In the case of constructive termination without cause prior to a CIC, during the severance period;

●	In the case of constructive termination without cause after a CIC, during the remainder of the option term;

●	In the case of a voluntary termination, awards granted in 2017 and later include a 90-day post-termination option exercise period; options granted before 2017 expire immediately upon a voluntary termination;

●	In the case of termination for cause, generally there is no post-termination exercise period; and

●	In the case of Qualified Retirement, during a 3-year post termination exercise period.

●	The value of RSUs is determined by multiplying the number of unvested RSUs as of December 31, 2021 by $103.16, the closing price of our common stock on December 31, 2021, the last trading day of our fiscal year.

●	The value of unvested PSUs assumes (a) no proration for the 2019 PSUs, pro-rated amounts for the outstanding 2020 PSUs (two-thirds) and 2021 PSUs (one-third); (b) a share price of $103.16, the closing price of our common stock on December 31, 2021, the last trading day of our fiscal year; (c) all outstanding performance cycles are achieved and paid at target; and (d) no adjustment for the applicable 2021 PSU Leverage Ratio modifier and/or rTSR modifier.

Karen S. Lynch	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC or Good Reason ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	2,900,000	3,625,000
Bonus(2)	2,900,000	0	0	8,700,000	10,150,000
Vesting (Forfeiture) of Equity
Value of Options	19,516,785	(19,516,785)	17,896,267	17,896,267	19,516,785
Value of RSUs	—	—	—	—	—
Value of PSUs	35,065,631	(35,065,631)	22,416,256	22,416,256	35,065,631
Benefits and Other
Health Insurance	0	0	0	16,421	16,421
Excise Tax Gross-Up	0	0	0	0	0
Total	57,482,416	(54,582,416)	40,312,523	51,928,944	68,373,837

(1)	Pursuant to her Employment Agreement, Ms. Lynch is treated as retirement eligible under the terms of her equity awards.

(2)	Represents annual incentive cash bonus amount at target, calculated using Ms. Lynch’s base salary for the year ending December 31, 2021 and the applicable multiplier described above.

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Compensation of Named Executive Officers

Shawn M. Guertin	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,875,000	1,875,000
Bonus(2)	2,187,500	0	0	0	5,468,750
Vesting (Forfeiture) of Equity
Value of Options	1,631,237	(1,631,237)	0	815,602	1,631,237
Value of RSUs	3,580,271	(3,580,271)	0	3,580,271	3,580,271
Value of PSUs	5,992,358	(5,992,358)	0	1,331,589	5,992,358
Benefits and Other
Health Insurance	0	0	0	7,991	7,991
Excise Tax Gross-Up	0	0	0	0	0
Total	13,391,366	(11,203,866)	0	7,610,453	18,555,607

(1)	Based on his age and tenure with the Company as of December 31, 2021, Mr. Guertin is not eligible for Qualified Retirement treatment under the Company’s equity program.

(2)	Represents annual incentive cash bonus amount at target, calculated using Mr. Guertin’s base salary for the year ending December 31, 2021 and the applicable multiplier described above.

Troyen A. Brennan	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,275,000	1,275,000
Bonus(2)	1,062,500	0	1,062,500	0	2,656,250
Vesting (Forfeiture) of Equity
Value of Options	11,506,854	(11,506,854)	10,790,087	10,790,087	11,506,854
Value of RSUs	495,684	(495,684)	446,064	495,684	495,684
Value of PSUs	18,894,682	(18,894,682)	12,976,393	12,976,393	18,894,682
Benefits and Other
Health Insurance	0	0	0	18,380	18,380
Excise Tax Gross-Up	0	0	0	0	0
Total	31,959,720	(30,897,220)	25,275,044	25,555,544	34,846,850

(1)	Based on his age and tenure with the Company as of December 31, 2021, Dr. Brennan is eligible for Qualified Retirement treatment under the Company’s equity program and MIP.

(2)	Represents annual incentive cash bonus amount at target, calculated using Dr. Brennan’s base salary for the year ending December 31, 2021 and the applicable multiplier described above.

86	CVS Health

Compensation of Named Executive Officers

Alan M. Lotvin	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,500,000	1,500,000
Bonus(2)	1,500,000	0	1,500,000	0	3,750,000
Vesting (Forfeiture) of Equity
Value of Options	10,432,511	(10,432,511)	9,559,929	9,559,929	10,432,511
Value of RSUs	601,113	(601,113)	562,222	601,113	601,113
Value of PSUs	18,039,899	(18,039,899)	10,773,205	10,773,205	18,039,899
Benefits and Other
Health Insurance	0	0	0	25,742	25,742
Excise Tax Gross-Up	0	0	0	0	0
Total	30,573,523	(29,073,523)	22,395,356	22,459,989	34,349,265

(1)	Based on his age and tenure with the Company as of December 31, 2021, Dr. Lotvin is eligible for Qualified Retirement treatment under the Company’s equity program and MIP.

(2)	Represents annual incentive cash bonus amount at target, calculated using Dr. Lotvin’s base salary for the year ending December 31, 2021 and the applicable multiplier described above.

Jonathan C. Roberts	Death ($)	Termination for Cause ($)	Qualified Retirement(1) or Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Cash Severance Value
Base Salary	0	0	0	1,875,000	1,875,000
Bonus(2)	2,187,500	0	2,187,500	0	5,468,750
Vesting (Forfeiture) of Equity
Value of Options	22,991,652	(22,991,652)	21,745,102	21,745,102	22,991,652
Value of RSUs	1,321,686	(1,321,686)	1,321,686	1,321,686	1,321,686
Value of PSUs	36,028,424	(36,028,424)	36,028,424	36,028,424	36,028,424
Benefits and Other
Health Insurance	0	0	0	22,315	22,315
Excise Tax Gross-Up	0	0	0	0	0
Total	65,529,262	(60,341,762)	61,282,712	60,992,527	67,707,827

(1)	Based on his age and tenure with the Company as of December 31, 2021, Mr. Roberts is eligible for Qualified Retirement treatment under the Company’s equity program and MIP.

(2)	Represents annual incentive cash bonus amount at target, calculated using Mr. Roberts’ base salary for the year ending December 31, 2021 and the applicable multiplier described above.

The following table reflects payments and benefits due to Mr. Merlo upon his retirement from the Company on May 31, 2021. Pursuant to his employment agreement, upon retirement, Mr. Merlo is entitled to receive the pro-rata

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Compensation of Named Executive Officers

cash portion of his MIP Award for 2021. In addition, Qualified Retirement is defined in Mr. Merlo’s applicable stock option, PSU and RSU award agreements. Mr. Merlo’s unvested June 2019 PSU award was pro-rated for Qualified Retirement, which resulted in 45,647 PSUs being cancelled. Additionally, in connection with Mr. Merlo’s retirement, he received a distribution of $53,069,900 from the SERP during 2021 as discussed in the Pension Benefits section and related table beginning on page 80. Mr. Merlo received no additional benefits in connection with his retirement.

Larry J. Merlo	Retirement as of May 31, 2021 ($)
Cash Severance Value
Base Salary	0
Bonus	2,438,000
Qualified Retirement Treatment Equity Values
Value of Options	33,481,029
Value of RSUs	2,165,019
Value of PSUs	19,508,381
Benefits and Other
Health Insurance	0
Excise Tax Gross-Up	0
Total	57,592,429

CVS Pharmacy, Inc. entered into the Separation Agreement with Ms. Boratto on June 9, 2021 in connection with her separation from the Company effective December 1, 2021. The following table reflects additional payments and benefits that have been made to Ms. Boratto upon her departure from the Company and estimates of certain amounts that may be payable to Ms. Boratto in the future, subject to her ongoing compliance with the terms of her Separation Agreement, which includes compliance with post-employment restrictive covenants. Ms. Boratto’s stock options, RSUs and PSUs are treated in accordance with the terms of the applicable equity agreement. Based on Ms. Boratto’s age and tenure with the Company at the time of her Separation Date, she was eligible for Qualified Retirement treatment under the Company’s equity program. As such, her options continue to vest and remain exercisable for up to three years following her Separation Date, RSUs continue to vest during her salary contribution period and PSUs were pro-rated as of her Separation Date.

Eva C. Boratto	Termination w/o Cause Prior to CIC as of December 1, 2021 ($)
Cash Severance Value
Base Salary Continuation	1,879,167
Bonus	2,513,000
Qualified Retirement Treatment Equity Values
Value of Options(1)	13,228,040
Value of RSUs(1)	231,285
Value of PSUs(1)	16,752,358
Benefits and Other
Health Insurance	0
Excise Tax Gross-Up	0
COBRA Subsidy Payments(2)	3,670
Expense Reimbursement	90,000
Total	34,697,520

(1)	Based on Ms. Boratto’s age and tenure with the Company at the time of her Separation Date, she was eligible for Qualified Retirement treatment under the Company’s equity program. As such, her options continue to vest and remain exercisable for up to three years following her Separation Date, RSUs continue to vest during the Salary Continuation Period and PSUs were pro-rated as of her Separation Date.

(2)	This amount reflects the total COBRA subsidy payments received by Ms. Boratto between her Separation Date and February 28, 2022, at which time she ceased receiving COBRA benefits.

88	CVS Health

CEO Pay Ratio

We strive to invest in our employees at all levels of the Company by rewarding performance that balances risk and reward. We recognize how vital our colleagues are to our success and strive to offer comprehensive and competitive wages and benefits to meet the varying needs of our colleagues and their families. The benefits and programs include annual bonuses, 401(k) plans, stock awards, an employee stock purchase plan, health care and insurance benefits, paid time off, flexible work schedules, family leave, dependent care resources, colleague assistance programs and tuition assistance, among many others, depending on eligibility. In recognition of the critical role that the attraction and retention of talent plays in the success of our business, during 2021, we also announced a significant investment in our employees through an increase in the Company’s minimum hourly wage to $15.00 an hour effective July 2022, with incremental increases to the Company’s competitive hourly rates beginning in August 2021. The new wage structure also incorporates additional increases beyond the $15.00 minimum, with higher starting hourly rates for roles such as pharmacy technicians and call center representatives. In addition, during 2021 we awarded incremental bonuses to select colleague groups in recognition of their ongoing contributions throughout the COVID-19 pandemic, the most significant of which included bonuses to our pharmacist and distribution center colleagues.

As required by current SEC rules, we are disclosing the ratio of compensation of Ms. Lynch, who served as our CEO for the majority of 2021 and served in that position on December 31, 2021, to that of the employee who was identified on December 31, 2021 as having an annual total compensation that is the median of all of our employees as of that date.

While we are allowed under relevant rules to use the same median employee as we did last year, that employee was promoted during the year to a position that paid substantially more, resulting in an increase of their annual total compensation, and we believed that the employee was no longer an appropriate median employee.

We identified the new median employee by ranking the total compensation based on W-2 information for all employees, excluding Ms. Lynch, who were employed by the Company on December 31, 2021. The population of our approximately 300,000 employees includes many part-time, temporary and seasonal workers. Adjustments were made to annualize the compensation of full-time and part-time employees who were not employed by the Company for the entire year. We did not apply any cost-of-living adjustments as part of the calculation. Consistent with our previous practice, we also excluded employees who joined CVS Health through businesses that we acquired during 2021. As permitted by SEC rules under the de minimis exception, we excluded all of our 1,188 employees located outside the United States, who represent less than 5% of our total employees as follows: Bahrain (1), Bermuda (1), Canada (10), China (118), Hong Kong Special Administrative Region (45), Indonesia (12), India (2), Ireland (11), Kuwait (1), Qatar (1), Singapore (78), South Africa (5), Thailand (344), United Arab Emirates (223) and United Kingdom (336).

Using this methodology, our new median employee was determined to be a full-time employee. The annual compensation for our median employee was $45,010, calculated in accordance with the rules applicable to the SCT which begins on page 72 of this proxy statement. The annual compensation for our median employee includes the Company-paid portion of health benefits plus company contributions to the 401(k) Plan, if applicable. As permitted by SEC rules, the Company elected to annualize the compensation of Ms. Lynch, who became CEO of the Company on February 1, 2021 and was serving as CEO on December 31, 2021, the anniversary of the determination date previously used by the Company for purposes of identifying the median employee. To annualize Ms. Lynch’s compensation for 2021, the following adjustments were made:

●	her base salary was annualized to $1,450,000 (from the $1,429,167 reported in the SCT, which reflected her lower salary during the month of January 2021 before her promotion); and

●	her non-equity incentive plan compensation was annualized to $5,800,000 (from the $5,616,000 reported in the SCT, which reflects her 2021 actual bonus, pro-rated based on her time serving as CEO and the time serving in her prior role).

No annualization was required for the other components of Ms. Lynch’s compensation.

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CEO Pay Ratio

Therefore, for 2021, the annual total compensation for Ms. Lynch was $20,604,192, which is $215,780 higher than the amount shown in our SCT because of the inclusion of Company-paid medical benefits ($10,947) and the annualization of her salary and bonus, as noted above, which are not reflected in the SCT in accordance with SEC rules. The ratio of Ms. Lynch’s annual compensation to that of our median employee for 2021 is 458-to-1.

Given the different methodologies that various public companies use to determine their estimates of pay ratio, including different methodologies, exclusions, estimates and assumptions allowed under SEC rules, and different employment and compensation practices among companies, the ratio reported above should not be used as a basis for comparison between CVS Health and other companies.

90	CVS Health

Stockholder Proposals

Item 4: Stockholder Proposal for Reducing our Ownership Threshold to Request a Special Stockholder Meeting

On or about November 12, 2021 (and later revised on December 3, 2021), the Company received the following proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden represents that he has held at least 50 shares of the Company’s stock for the past year and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “John Chevedden Proposal”) in this proxy statement as they were submitted to us:

Proposal 4 - Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

It is important for 10% of shares to have the right to call for a special shareholder meeting to help make up for our totally useless right to act by written consent. It is worse to have no right at all than to find that a right that is technically on the books is totally useless.

Why would any group of shareholders, who own 25% of our company, find it attractive to do so little as to ask management to look a calendar and come up with a record date for written consent when a fraction of their members (with 15% stock ownership) can compel management to hold a special shareholder meeting?

What group of shareholders who own 15% of our company and can already compel management to hold a special shareholder meeting, would then prefer to take their chances to seek out the support of shareholders who own another 10% of our company - to simply get a record date from management?

To initiate written consent at CVS, 25% of shares now must petition management for the baby step of obtaining a record date.

Once a record date is obtained then shareholders are on a tight schedule to obtain the consent of 51% of shares outstanding which is equal to 70% of the shares that vote at the annual meeting. It would be hopeless to think that shares that do not have the time to vote would have the time to go through the special procedural steps to act by written consent.

This turns into a classic Catch-22 dilemma. In order to get a record date, 25% of shares must give their contact information to management. Thus it is easier than shooting fish in a barrel for management, with free access to the corporate war chest and professional proxy solicitors, to pester the 25% of shares to change their mind and revoke their support for acting by written consent.

Thus while the base of 25% of shares are easily venerable [sic] to management attack with deep pockets company money, shareholders have the formidable task of doubling their number to 51% of shares (which equals 70% of the shares that vote at the annual meeting) in a limited time period with money out of their own pockets.

We need a right for 10% of shares to call for a special shareholder meeting to help make up for our useless right to act by written consent.

Please vote yes:

Proposal 4 - Special Shareholder Meeting Improvement

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Stockholder Proposals

Statement of the Board of Directors Recommending a Vote AGAINST the John Chevedden Proposal

The Board considered the John Chevedden Proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its stockholders.

CVS Health is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. The Company has adopted many leading corporate governance practices, including:

●	the annual election of all directors,

●	majority voting in director elections,

●	separation of the roles of CEO and Chair of the Board, and an Independent Chair,

●	all but one of our director nominees are independent, with only our CEO being non-independent,

●	the right of stockholders to act by written consent;

●	proxy access, and

●	most importantly for purposes of this proposal, the right of stockholders to call special meetings at a 15% threshold.

The Company’s stockholders have had the right to call a special meeting of stockholders since 2010. We value an open dialogue with our stockholders and regularly solicit feedback regarding the governance provisions we have in place. Our stockholders have expressed their satisfaction with our current special meeting threshold. In 2018, over 98% of stockholders who voted (76% of shares outstanding) approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that lowered the threshold required for stockholders to call a special meeting of stockholders from 25% of the voting power of the Company’s outstanding capital stock to 15% of the voting power. This was implemented by the Board, and the Board believes that the stockholder-approved 15% threshold continues to be the appropriate threshold for the right to call a special meeting. Additionally, our threshold to call a special meeting is more shareholder friendly than the average for S&P 500 companies, where less than half of the companies that have a special meeting right have a threshold of 15% or lower.1

In addition, in 2012, the Board presented for stockholder approval an amendment to the Company’s governing documents that strengthened the ability of stockholders to act by written consent. Through this amendment, which was approved by 95% of stockholders who voted (76% of shares outstanding), CVS Health stockholders can take any action permitted to be taken at an annual or special meeting through a written consent of the stockholders, which means stockholders are able to act by written consent with less than unanimous approval.

The Board believes that a special meeting should only be held to cover special or extraordinary events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting. Organizing and preparing for a special meeting involves significant management commitment of time and focus, and imposes substantial legal, administrative and distribution costs. The Board believes that a 10% threshold is too low and would carry a real risk of a relatively small minority of stockholders using the procedure for frequent meeting requests, covering agenda items relevant to their own special interests, which may be of little or no consequence to, and which may not be in the best interests of, 90% of the Company’s stockholders, with attendant significant costs and management distraction.

For these reasons we believe that the threshold for our stockholders’ right to call special meetings should remain at 15%.

The Board unanimously recommends a vote AGAINST the John Chevedden Proposal.

[1]	Fact Set as of December 2021.

92	CVS Health

Stockholder Proposals

Item 5: Stockholder Proposal Regarding Our Independent Board Chair

On or about November 18, 2021, the Company received the following proposal from Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021. Mr. Steiner represents that he has held no less than 100 shares of the Company’s stock for the past year and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “Kenneth Steiner Proposal”) in this proxy statement as they were submitted to us:

Proposal 5 – Independent Board Chairman

The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:

Selection of the Chairman of the Board The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

The Chairman shall not be a former CEO of the company.

This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in 2020. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman.

A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of the lead director duties to the CEO office and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.

The lack of an independent Board Chairman is an unfortunate way to discourage new outside ideas and an unfortunate way to encourage the CEO to pursue pet projects that would not stand up to effective oversight.

Please vote yes:

Independent Board Chairman – Proposal 5

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Stockholder Proposals

Statement of the Board of Directors Recommending a Vote AGAINST the Kenneth Steiner Proposal

The Board considered the Kenneth Steiner Proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its stockholders.

CVS Health currently has an independent Chair of the Board, and has since 2011, when the Board adopted its current leadership structure. Our Corporate Governance Guidelines provide for the Board to retain its flexibility to allocate the responsibilities of the offices of Chair and CEO in any way that is in the best interests of the Company at a given point in time. In accordance with the Corporate Governance Guidelines, the Board periodically reviews and makes a determination as to the appropriateness of its leadership structure in connection with the recruitment and succession of the Chair and/or the CEO, and whether the existing leadership and board structure enable strong independent oversight.

Since May 2011 an independent director has served as Chair of our Board. The Board regularly reviews our leadership structure to ensure the current structure meets the needs of the Company and best serves our stockholders. Most recently in 2021, in connection with the Company’s leadership transition and the appointment of Karen S. Lynch as CEO, the Board determined that the positions of CEO and independent Chair should remain separate. Ms. Lynch’s employment agreement, amended and restated in November 2020, therefore does not provide that she will serve as Chair of the Board. In the event the positions of Chair and CEO were to be combined in the future, the Board would appoint an independent lead director, with broad authority for all Board matters, in order to ensure continued strong independent leadership of our Board. CVS Health had an independent lead director prior to the appointment of our current independent Chair.

Our independent Chair is well versed in the needs of our complex business. He provides strong leadership to our Board and advice to management, and he promotes the involvement of all our directors in decision-making on matters before the Board. The independent Chair also has significant authority for all Board matters. Our independent Chair presides at all meetings of the Board and works with our CEO to set Board meeting agendas and the schedule of Board meetings. In addition, the independent Chair has the following duties and responsibilities:

●	the authority to call, and is required to lead, independent director sessions;

●	the ability to retain independent legal, accounting or other advisors in connection with independent director sessions;

●	the responsibility to facilitate communication and serve as a liaison between the CEO and the independent directors; and

●	the duty to advise the CEO of the informational needs of the Board.

In our regular stockholder engagement, our stockholders have expressed approval of our Board leadership structure. A stockholder proposal regarding our independent board chair, substantially identical to this proposal, was presented to stockholders at our 2020 and 2021 Annual Meetings. At those meetings, over 79% and 75% of the votes cast at the respective meetings were voted against the proposals, reflecting our stockholders’ agreement that our current corporate governance practices, including our current independent Board Chair, meet their expectations. In addition, these practices are in line with the S&P 500, where 59% of companies split the role and 37% had an independent chair in 2021.1

The Board believes that independence from, and oversight of, management is currently maintained effectively through the strong corporate governance practices that are in place, including its independent Chair, the Board’s composition, with all but one of our continuing directors independent, and the Board Committee system, with five standing Committees comprised entirely of independent directors. The Board also believes that it is not in the best interests of the Company to adopt a rigid policy that restricts the discretion of the Board to combine the positions of Chair and CEO in the future if circumstances warrant. Such an action would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chair at any particular point in time. For these reasons, the Board continues to believe that the Kenneth Steiner Proposal is not in the best interests of the Company and its stockholders.

The Board unanimously recommends a vote AGAINST the Kenneth Steiner Proposal.

[1]	2021 Spencer Stuart Board Index.

94	CVS Health

Stockholder Proposals

Item 6: Stockholder Proposal on Civil Rights and Non-Discrimination Audit Focused on “Non-Diverse” Employees

On or about November 23, 2021, the Company received the following proposal from the National Center for Public Policy Research (“NCPPR”), 20 F Street, NW, Suite 700, Washington DC 20001. NCPPR represents that it has held at least 50 shares of the Company’s stock for the past year and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “NCPPR Proposal”) in this proxy statement as they were submitted to us:

Civil Rights and Non-Discrimination Audit Proposal

Resolved: Shareholders of CVS Health Corporation (“the Company”) request that the Board of Directors commission an audit analyzing the Company’s impacts on civil rights and non-discrimination, and the impacts of those issues on the Company’s business. The audit may, in the Board’s discretion, be conducted by an independent and unbiased third party with input from civil rights organizations, public-interest litigation groups, employees, communities in which the Company operates and other stakeholders, of all viewpoints and perspectives. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on the Company’s website.

Supporting Statement: Tremendous public attention has focused recently on workplace and employment practices. All agree that employee success should be fostered and that no employees should face discrimination, but there is much disagreement about what non-discrimination means.

Concern stretches across the ideological spectrum. Some have pressured companies to adopt “anti-racism” programs that seek to establish “racial equity,” which appears to mean the distribution of pay and authority on the basis of race, sex, orientation and ethnic categories rather than by merit.[1] Where adopted, however, such programs raise significant objection, including concern that the “anti-racist” programs are themselves deeply racist and otherwise discriminatory.[2]

Many companies have been found to be sponsoring and promoting overtly and implicitly discriminatory employee-training programs, including Bank of America, American Express, Verizon, Pfizer and, sadly, CVS itself.[3]

This disagreement and controversy create massive reputational, legal and financial risk. If the Company is, in the name of equity, diversity and inclusion, committing illegal or unconscionable discrimination against employees deemed “non-diverse,” then the Company will suffer in myriad ways- all of them both unforgivable and avoidable.

In developing the audit and report, the Company should consult civil-rights and public-interest law groups - but it must not compound error with bias by relying only on left-leaning organizations. Rather, it must consult groups across the spectrum of viewpoints. This includes right-leaning civil-rights groups representing people of color, such as the Woodson Center[4] and Project 21,[5] and groups that defend the rights and liberties of all Americans, not merely the ones that many companies label “diverse.” All Americans have civil rights; to behave otherwise is to invite disaster.

Similarly, when including employees in its audit, the Company must allow employees to speak freely without fear of reprisal or disfavor, and in confidential ways. Too many employers have established company stances that themselves chill contributions from employees who disagree with the company’s asserted positions, and then have pretended that the employees who have been empowered by the companies’ partisan positioning represent the true and only voice of all employees. This by itself creates a deeply hostile workplace for some groups of employees, and is both immoral and likely illegal.

[1]	https://www.sec.gov/Archives/edgar/data/1048911/000120677421002182/fdx3894361-def14a.htm#StockholderProposals88; https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/asyousownike051421-14a8-incoming.pdf; https://www.sec. gov/divisions/corpfin/cf-noaction/14a-8/2021/nyscrfamazon012521-14a8-incoming.pdf; https://www.sec.gov/Archives/edgar/ data/1666700/000119312521079533/d108785ddef14a.htm#rom108785 58

2022 Proxy Statement	95

Stockholder Proposals

[2]	https://www.americanexperiment.org/survey-says-americans-oppose-critical-race-theory/; https://www.newsweek.com/majority-americans-hold-negative-view-critical-race-theory-amid-controversy-1601337; https://www.newsweek.com/coca-cola-facing-backlash-says-less-white-learning-plan-was-about-workplace-inclusion-1570875; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www.city-journal.org/verizon-critical-race-theory-training
[3]	https://www.city-journal.org/bank-of-america-racial-reeducation-program; https://www.city-journal.org/verizon-critical-race-theory-training; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www.foxbusiness.com/politics/ cvs-inclusion-training-critical-race-theory; www.msn.com/en-us/money/other/pfizer-sets-race-based-hiring-goals-in-the-name-of-fighting-sytemic-racism-gender-equality-challenges/ar-AAOiSwj
[4]	https://woodsoncenter.org/
[5]	https://nationalcenter.org/project-21/

Statement of the Board of Directors Recommending a Vote AGAINST the NCPPR Proposal

The Board considered the NCPPR Proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its stockholders.

CVS Health’s commitment to inclusion and belonging is unwavering, and our holistic approach to strategic diversity management aims to be inclusive of every one of our colleagues and our customers who we care for each day. Our focus on diversity, equity and inclusion guides our efforts to make an impact through providing meaningful change to health care alternatives in communities across the country. Collectively, our investment of nearly $600 million over five years, announced in July 2020, is intended to advance employee, community and public policy initiatives that center on health care and workforce inequality faced by Black/African American and other historically disenfranchised communities.

CVS Health’s investment is focused on improving the experience of our colleagues, supporting communities we serve, and using our corporate voice to help shape related public policy to improve access to health care. Our efforts in the following areas are designed to build on our longstanding commitment to diversity:

●	We have formalized an Enterprise Strategic Diversity Management Dashboard to track and monitor our progress in four areas: Workforce Representation, Inclusion and Belonging, Talent Systems, Diverse Marketplace;

●	We are focused on addressing social determinants of health, with an emphasis on increasing access to affordable housing;

●	We have formed and continued alliances with civil rights and social justice organizations to support shared goals;

●	We have tied a portion of senior executive compensation to our progress in increasing diversity in our workforce;

●	We have implemented “Conscious Inclusion” learning experiences across the Company;

●	We have enhanced executive mentoring and sponsorship to support colleagues graduating from our development programs to support their advancement in the Company;

●	We have recommitted to our vendor diversity goals and hold our leaders responsible for vendor relationships responsible for helping us achieve our goals;

●	We have expanded the reach of our “Workforce Initiatives” programs into more non-traditional talent pipelines to better reach underserved communities and talent pools;

●	We have implemented a five-year community investment strategy that includes expanding free health screenings through our “Project Health” beyond our store footprint with eight mobile units, advancing health equity and reducing disparities in the areas of maternal health and food insecurity, and increasing our scholarships and donations to Historically Black Colleges and Universities to support students from historically disenfranchised communities who are pursuing careers in health care:

●	We will continue to invest in and support public policies designed to get at the root causes of systemic inequalities and barriers to affordable health care in under-served communities; and

●	The Board is regularly updated on key talent metrics for the overall workforce, including metrics related to diversity and inclusion, recruiting and talent development programs.

96	CVS Health

Stockholder Proposals

We recognize the importance of transparency and, in 2021, CVS Health published not only its Consolidated EEO-1 Reports, but also its first annual Strategic Diversity Management (“SDM”) Report. We invite stockholders to review our SDM Report to see all that CVS Health has done – and will continue to do – to champion diversity, equity and inclusion throughout our company and the communities in which we work and live. Our SDM Report is found at https://www.cvshealth.com/sites/default/files/cvs-health-sdm-report-2020.pdf.

CVS Health does not make employment decisions based on race, ethnicity or gender; rather, the company hires and promotes the most qualified individuals. More than 24,000 of our colleagues participate in the colleague resource groups (CRGs) that we sponsor. Our Black Colleague Resource Group, among others, have provided invaluable contributions through conversations with senior leaders to share their experiences and provide feedback, insight and guidance. Our CRGs also offer the opportunity to join groups as an ally. In 2020, our CRGs led Let’s Connect virtual sessions to gather colleagues to discuss topics like family care, work-life balance and virtual leadership as well as diversity, equity, inclusion and justice topics like intersectionality. In addition, our CRGs committed to increasing engagement with colleagues by providing educational information, topical webinars and other content-sharing opportunities. Our approach to diversity takes into account the full spectrum of the many populations we serve and the variety of ways our business impacts people – and society at large. As we move forward in this work, we will continue to hold ourselves accountable and strive to create a shared experience to bring our communities together.

CVS Health’s commitment to diversity, equity and inclusion guides our efforts to make an impact through meaningful change, as we work together to be a part of the solution. Accordingly, we believe the audit and subsequent report would not be an effective use of our Company’s resources nor in the best interests of our Company or our stockholders.

The Board unanimously recommends a vote AGAINST the NCPPR Proposal.

2022 Proxy Statement	97

Stockholder Proposals

Item 7: Stockholder Proposal Requesting Paid Sick Leave for All Employees

On or about December 1, 2021, the Company received the following proposal from Trillium ESG Global Equity Fund, 721 NW Ninth Avenue, Suite 250, Portland, OR 97209; on or about December 2, 2021 from VCIM Canadian Equity Fund, 700 815 West Hastings Street, Vancouver, BC V6C 1B4, and on or about December 3, 2021, Portico Benefit Services, 800 Marquette Avenue, Suite 1050, Minneapolis, MN 55402, each submitted the same proposal as a co-filer (collectively, the “Proponents”). The Proponents represent that they each have held at least $2,000 worth of the Company’s stock for the past year and intend to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “Trillium Proposal”) in this proxy statement as they were submitted to us:

Whereas: More than 26 million people working in the private sector have no access to earned sick time, or “paid sick leave” (PSL), for short-term health needs and preventive care.[1] Working people in the United States face an impossible choice when they are sick: stay home and risk their economic stability or go to work and risk their health and the public’s health.

The vast majority (77%) of the lowest earning 10% of American employees do not have access to PSL.[2] 48% of Latinx workers and 36% of Black workers report having no paid time away from work of any kind.[3]

As the COVID-19 pandemic has shown, PSL is a crucial contributor to public health, allowing workers who have been exposed to any illness to quarantine. State and local PSL mandates have been shown to reduce the rate at which employees report to work ill in low-wage industries where employers don’t tend to provide PSL, lowering disease and overall absence rates.[4]

A lack of PSL could pose reputational risk, especially for CVS, whose mission is to “take on many of the country’s most prevalent and pressing health care needs.”[5] After more than 1,700 employees petitioned for PSL and other safety measures, CVS announced in March 2020 that full-time employees have access to PSL, and extended a meager 24 hours of PSL available to part-time employees for the duration of the COVID-19 pandemic. However, its policy for full-time employees is not publicly available and the benefit for part-time employees does not appear to be permanent.[6]

CVS could benefit from all of its employees having permanent access to PSL. The initial cost is relatively low-- providing PSL is estimated to cost employers an average of 2.7 cents per hour of paid work[7]—and PSL both increases productivity[8] and reduces turnover, which in turn reduces costs associated with hiring.[9] This is particularly important for lower-wage industries like retail where turnover is highest. Additionally, proactively establishing PSL for all employees would help prepare CVS for potential regulation. 37 jurisdictions, including 14 states, have adopted PSL laws since 2006.[10]

We believe adopting a comprehensive, permanent, and public PSL policy would help make the future operating environment more equitable and mitigate reputational, financial, and regulatory risk to CVS.

Resolved: shareholders of CVS ask the company to adopt and publicly disclose a policy that all employees, part- and full-time, accrue some amount of PSL that can be used after working at CVS for a reasonable probationary period. This policy should not expire after a set time or depend upon the existence of a global pandemic.

[1]	https://www.bls.gov/ncs/ebs/benefits/2021/employee-benefits-in-the-united-states-march-2021.pdf
[2]	https://www.wsj.com/articles/companies-expand-paid-sick-time-leave-11632413861
[3]	https://www.bls.gov/news.release/leave.t01.htm
[4]	https://voxeu.org/article/pros-and-cons-sick-pay
[5]	https://cvshealth.com/about-cvs-health/our-purpose
[6]	https://cvshealth.com/news-and-insights/press-releases/cvs-health-to-provide-bonuses-add-benefits-and-hire-50000-in; https://www.businessinsider.com/coronavirus-cvs-updates-policies-after-workers-petition-for-sick-leave-2020-3
[7]	https://www.nber.org/system/files/working_papers/w26832/w26832.pdf
[8]	https://voxeu.org/article/pros-and-cons-sick-pay
[9]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5649342/
[10]	https://www.nationalpartnership.org/our-work/resources/economic-justice/paid-sick-days/current-paid-sick-days- laws.pdf

98	CVS Health

Stockholder Proposals

Statement of the Board of Directors Recommending a Vote AGAINST the Trillium Proposal

The Board considered the Trillium Proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its stockholders.

At CVS Health, we have built our business to deliver on our purpose of bringing our heart to every moment of your health. We devote significant time and attention to the attraction, development and retention of knowledgeable, helpful colleagues to deliver the highest levels of service to our customers. Our commitment to them includes a competitive rewards package, an inclusive workplace and programs that support our diverse range of colleagues in rewarding and fulfilling careers. Our Board and our CEO play a leading role in overseeing our human capital strategy, which consists of the following categories: total rewards; diversity, equity and inclusion; colleague development; and health and safety.

Our total rewards program demonstrates how we recognize how vital our colleagues are to our success and strive to offer comprehensive and competitive wages and benefits to meet the varying needs of our colleagues and their families. Our benefits and programs include annual bonuses, 401(k) plans, stock awards, an employee stock purchase plan, health care and insurance benefits, paid time off, flexible work schedules, family leave, dependent care resources, colleague assistance programs and tuition assistance, among many others, depending on eligibility. In response to the COVID-19 pandemic, we provided enhanced benefits, including bonuses to frontline colleagues, dependent care financial assistance, paid sick leave for part-time colleagues and paid time off to colleagues who test positive or are quarantined due to exposure.

We are committed to maintaining colleague health and wellness. As Aetna medical plan members, our colleagues and their covered dependents had access to enhanced offerings to provide immediate support and financial relief during the height of the pandemic in 2020, including:

●	Telemedicine visits at no cost to the member;

●	Waived deductibles for inpatient COVID-19 treatment;

●	Waived early refill limits on prescriptions;

●	Concierge-level outreach for at-risk members; and

●	Our employee assistance plan and counseling benefits, including the addition of peer counseling, which has seen increased usage.

We have also taken a number of steps to support colleagues who may have delayed care, including:

●	Special financial consideration for surgeries that were scheduled to take place in the previous plan year;

●	Premium rebates;

●	Flexible spending account grace periods and rollovers; and

●	Utilized the provisions of the CARES Act to help individuals meeting specific eligibility criteria to withdraw or borrow money from their 401(k) accounts.

At the onset of the pandemic, teams from across the enterprise came together to take care of our colleagues, from a personal and public health perspective, and financially. We implemented new policies to prevent people from coming to work when they were sick and to protect the colleagues who needed to continue to come to work, as well as their families. With our colleagues’ safety, health and well-being as our top priority, our teams pushed aside the typical hurdles a corporation our size faces when implementing major policy shifts and benefits offerings. Instead, we used our size and scale to provide financial support, local resources and increased access to health care for our colleagues.

We updated our paid time off benefits provided in response to the COVID-19 pandemic for eligible colleagues to use until the end of the COVID-19 public health emergency or as otherwise determined by CVS to include Quarantine Paid Leave. Qualified colleagues are eligible for up to five days of Quarantine Paid Leave if they are unable to telework and have been diagnosed with, or have received a presumptive diagnosis of, COVID-19 from a health care professional.

2022 Proxy Statement	99

Stockholder Proposals

Full-time CVS Health colleagues have always had access to paid sick leave. In addition, in March 2020, CVS Health temporarily made 24 hours of paid sick leave available to part-time employees, during the height of the COVID-19 pandemic. This paid sick leave was in addition to the 14-day paid leave the Company is providing for any colleague who tests positive for COVID-19 or needs to be quarantined as a result of potential exposure. Colleague safety has been a focus for CVS Health from the start, and remains our top priority.

The Board believes that the Company’s commitment to its purpose of bringing our heart to every moment of your health begins with its colleagues. Our commitment to them includes a competitive rewards package, which includes an appropriate and competitive paid sick leave policy, and therefore the requested paid sick leave policy for all employees requested by the Proponents is not necessary.

The Board unanimously recommends a vote AGAINST the Trillium Proposal.

100	CVS Health

Stockholder Proposals

Item 8: Stockholder Proposal Regarding a Report on the Public Health Costs of Our Food Business to Diversified Portfolios

On or about December 1, 2021, the Company received the following proposal from The Shareholder Commons, on behalf of Myra Young, 9295 Yorkship Court, Elk Grove, CA 95758. Ms. Young represents that she has held at least $2,000 worth of the Company’s stock for the past year and intends to continue to hold such amount through the date of the Company’s next annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (which we refer to as the “Myra Young Proposal”) in this proxy statement as they were submitted to us:

ITEM 8: Report on Effect of Junk Food Sales on Diversified Portfolios

RESOLVED, shareholders ask that the board commission and publish a report on (1) the link between the public-health costs created by the Company’s food, beverage, and candy business and its prioritization of financial returns over its healthcare purpose and (2) whether such prioritization threatens the returns of diversified shareholders who rely on a productive economy to support their investment portfolios.

Supporting Statement:

The Company’s website emphasizes health:

Our purpose:

Helping people on their path to better health.

This purpose is belied by the unhealthful foods, beverages, and candy that feature prominently on the Company’s store shelves,[1] which are among the top culprits in the obesity epidemic.[2] In its quest for sales, the Company is willing to force customers with type-two diabetes or hypertension to run a gauntlet of sugar and salt to obtain their prescriptions.

The World Health Organization assesses the unpriced social burdens of obesity as almost three percent of global GDP.[3] Yet the Company does not disclose any methodology to address the public-health costs of its “front-store” business, which promotes consumption of chips, soda, cookies, and candy. This is a good strategy for growing profits: on a recent earnings call, the CEO highlighted strong revenue growth in the category that includes these items: “Front store sales [showed] revenue growth of 13%. with volume increases across most front store categories.”[4]

But it is a bad strategy for putting people on a better path to health:

The point of purchase is the setting where people are challenged to either follow through on their long-term goals to stay healthy or are tempted to buy and consume foods that will increase the risk of weight gain, hypertension, diabetes, and cancer.[5]

Promoting junk food isn’t only bad for customers—it hurts most of the Company’s owners as well because a gain in revenue that comes at the expense of public health is a bad trade for most Company shareholders, who are diversified and rely on broad economic growth to achieve their financial objectives. A strategy that increases Company financial returns but that contributes to obesity runs counter to the interests of most Company shareholders: a reduction in GDP created by public-health costs reduces diversified portfolio returns over the long term.[6]

This proposal asks the Board to commission a report that analyzes the trade-offs the Company makes by prioritizing its financial returns over public-health risks and the global economy, taking the perspective of its diversified shareholders, whose portfolios are at risk from public-health threats.

The report will help shareholders determine whether Company policies serve their best interests and whether the Company should prioritize certain public-health issues over financial returns.

2022 Proxy Statement	101

Stockholder Proposals

Please vote for: Report on Effect of Junk Food Sales on Diversified Portfolios – Proposal 8

[1]	https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/youngcvs032221-14a8.pdf
[2]	https://www.hsph.harvard.edu/nutritionsource/healthy-drinks/sugary-drinks/
[3]	https://www.schroders.com/en/sysglobalassets/digital/insights/2019/pdfs/sustainability/sustainex/sustainex-short.pdf
[4]	https://www.fool.com/earnings/call-transcripts/2021/11/03/cvs-health-cvs-q3-2021-earnings-call-transcript/
[5]	https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5406228/
[6]	https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf

Statement of the Board of Directors Recommending a Vote AGAINST the Myra Young Proposal

The Board considered the Myra Young Proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and its stockholders.

CVS Health is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. We are a leading diversified health solutions company, making healthier happen now. In an increasingly connected and digital world, we are meeting people wherever they are and changing health care to meet their needs. Through our health services, plans and community pharmacists, we are pioneering a bold new approach to total health. Making quality care more affordable, accessible, simple and seamless, to not only help people get well, but help them stay well in body, mind and spirit.

Sales of non-health care-related products are not a major part of CVS Health’s long-term business plan. CVS Health offers its customers food and beverages as they are a necessary and natural component of its retail pharmacy business. These products address the complementary needs of our customers and serves to strengthen the role that we seek to serve in the community. We believe that CVS Health nonetheless has a responsibility to use its national footprint to help combat food insecurity in the communities in which we operate. Our Project Health initiative, which provides free health services in underserved communities, now includes health assessment criteria to help provide better access to fresh, healthy and nutritious food to help combat rising rates of severe chronic diseases, including diabetes, obesity, cardiovascular diseases and high blood pressure. Additionally, in connection with our Environmental, Social and Governance (“ESG”) Report, newly renamed Healthy 2030, to reflect our goal to facilitate 65 billion health care interactions by 2030, CVS Health conducts an ESG prioritization assessment in accordance with the Global Reporting Initiative (GRI) Standards. This assessment covered 28 topics, including social determinants of health, which covers family, education, housing and access to fresh, healthier food. Our ESG Report will be available at www.cvshealth.com/reporting, and it includes ample information regarding how CVS is addressing social determinants of health, including food access. For example, CVS Health donated over $150 million in food and cash donations to charities focused on food insecurity in 2021.

The CVS Health retail footprint allows us to improve access to healthier foods in communities across the country. In addition to addressing food insecurity, CVS Health also actively promotes healthier food choices with customers. The Company sends customers who opt in “healthy deals of the week” and personalized e-mail offers, and identifies items that fit nutritional and dietary preferences through its Fit Choices shelf-tagging program, which highlights items as a “Good Source of Protein,” “Heart Healthy,” “Gluten Free,” “Organic,” or “Non-GMO Project Verified.” We also plan to make healthier options more prominent in 3,400 stores when our new planograms are launched in May 2022.

We believe that healthier eating is key to the prevention and management of many chronic diseases. With more than 9,000 CVS Pharmacy locations providing front-store grocery and snack options, we know that these are often convenience items that are a critical part of our product mix. While we want to ensure customer choice, we also know that we are in a position to influence Americans’ dietary habits when they are looking for these convenient and on-the-go options.

We have taken a number of measures to support healthier food choices in our stores:

●	For the last five years, roughly 10% of front checkout space, traditionally occupied by candy, became dedicated to better-for-you snacks, such as protein bars, to help shoppers choose a healthier alternative. We are also piloting a set where 100% of our assisted checkout space is dedicated to better-for-you choices.

102	CVS Health

Stockholder Proposals

●	A large number of our locations also have displays of products supporting dietary trends, including paleo, raw and vegan. These displays, which rotate throughout the year, make it easier to find healthier items in store.

●	In 2021, we continued to expand our Gold Emblem Abound® product line, which is free from artificial flavors, preservatives and artificial trans fats. In addition, each Gold Emblem Abound product has at least one better-for-you characteristic that is called out on the package. The Gold Emblem Abound line has grown in recent years and now includes approximately 130 items.

●	A growing number of our stores, including the approximately 1,200 that feature CVS HealthHUB® locations, have a layout that make better-for-you selections more prominent and easier to find. These stores contain a broader assortment of foods such as salads, fruits and vegetables in an expanded refrigerated section and more prominent displays of healthier food and grab-and-go-snacks.

In addition, in 2021, we launched a new nutrition-based CVS Health initiative that aims to provide a new option for consumers who want to boost their overall health through better food choices. Our Nutrition Coaching & Services program, which is being piloted in three Phoenix-area HealthHUB locations, provides a comprehensive approach to nutrition, focusing on therapeutic diet options tailored to personal tastes and specific chronic conditions. With the power of personalized nutrition, CVS Health can help members and customers make healthy choices.

We continue to engage in meaningful initiatives regarding food and will continue to disclose these measures. Accordingly, we believe the requested report would not be an effective use of our Company’s resources, nor in the best interests of our Company or our stockholders.

The Board unanimously recommends a vote AGAINST the Myra Young Proposal.

2022 Proxy Statement	103

Ownership of and Trading in Our Stock

Executive Officer and Director Stock
Ownership Requirements

CVS Health has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board maintains stock ownership guidelines for all directors, as well as for the officers serving on the Company’s ELT and all corporate-level executive vice presidents and senior vice presidents. Persons subject to the guidelines must achieve compliance with the applicable ownership requirements within five years of becoming subject to the requirements. Our Named Executive Officers, who appear in the SCT beginning on page 72, must maintain ownership levels as set forth in the table below. Ms. Lynch’s requirement was increased from 4x to 7x in connection with her promotion to President and CEO in February 2021. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested RSUs, shares held in the Deferred Stock Compensation Plan and shares purchased through our Employee Stock Purchase Plan. Unexercised stock options do not count toward satisfying the guidelines. The Board believes that these requirements emphasize the importance of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. To further reinforce this commitment, the Board annually reviews this policy and compliance by directors and executives.

Executive Name	Multiple of Salary Required	In Compliance
Karen S. Lynch	7x	Yes
Shawn M. Guertin	4x	Yes
Troyen A. Brennan	4x	Yes
Alan M. Lotvin	4x	Yes
Jonathan C. Roberts	4x	Yes
Larry J. Merlo(1)	7x	Yes
Eva C. Boratto(1)	4x	Yes

(1)	Mr. Merlo and Ms. Boratto were both in compliance with the Executive Officer and Director Stock Ownership Requirements through the date they ceased being members of the ELT, on January 31, 2021 and May 28, 2021, respectively.

All non-employee directors must own a minimum of 10,000 shares of CVS Health common stock, which has a value of $1,044,900 based on the March 14, 2022 closing price of our common stock of $104.49 or approximately 13.5 times the amount of the annual cash retainer ($77,500). Directors must attain this minimum ownership level within five years of being elected to the Board and must retain this minimum ownership level for at least six months after leaving the Board. The current level of stock pay in the director’s mix of annual compensation is intended to facilitate the directors’ ability to meet the ownership level within this timeframe. Each of our directors has timely attained the minimum ownership level.

104	CVS Health

Ownership of and Trading in Our Stock

Share Ownership of Directors and Certain Executive Officers

The following table shows the shares of our common stock beneficially owned, as of March 14, 2022, of each director, each Named Executive Officer appearing in the SCT and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Percent of Common Stock	Rights to Acquire Beneficial Ownership of Shares		Total
Fernando Aguirre	26,912	(1)	*	0		26,912
Eva C. Boratto	115,349		*	483,364	(12)	598,713
Troyen A. Brennan	140,871		*	420,945	(13)	561,816
C. David Brown II	119,120		*	68,765	(14)	187,885
Alecia A. DeCoudreaux	2,970		*	22,207	(15)	25,177
Nancy-Ann M. DeParle	23,402		*	3,313	(15)	26,715
David W. Dorman	147,524	(2)	*	18,742	(15)	166,266
Roger N. Farah	3,821		*	13,971	(15)	17,792
Anne M. Finucane	29,706	(3)	*	7,053	(16)	36,759
Shawn M. Guertin	9,260		*	0		9,260
Alan M. Lotvin	61,833	(4)	*	355,784	(17)	417,617
Edward J. Ludwig	29,413	(5)	*	6,941	(18)	36,354
Karen S. Lynch	163,483	(6)	*	601,471	(19)	764,954
Larry J. Merlo	390,011	(7)	*	1,936,353	(20)	2,326,364
Jean-Pierre Millon	101,530	(8)	*	0		101,530
Jonathan C. Roberts	147,976	(9)	*	1,676,533	(21)	1,824,509
Mary L. Schapiro	11,844		*	10,433	(22)	22,277
William C. Weldon	1,889		*	37,637	(23)	39,526
Tony L. White	37,821	(10)	*	0		37,821
All directors executive officers and former executive officers as a group (25 persons)	1,778,915	(11)	*	7,239,013	(24)	9,017,928

*	Less than 1%.

(1)	Includes 668 shares held by Mr. Aguirre’s spouse and adult children as to which Mr. Aguirre disclaims beneficial ownership.

(2)	Includes 37,700 shares held in a revocable trust of which Mr. Dorman is the sole trustee.

(3)	Includes 25,198 shares held in a revocable trust of which Ms. Finucane and her spouse are co-trustees.

(4)	Includes 492 shares held in UTMA Trusts for the benefit of Dr. Lotvin’s children and for which he disclaims beneficial ownership.

(5)	Includes 11,079 shares held in a revocable trust of which Mr. Ludwig is sole trustee.

(6)	Includes 79,631 shares held in a grantor retained annuity trust (“GRAT”) and 14,738 shares held in a charitable lead annuity trust (“CLAT”). Ms. Lynch is the sole trustee of the GRAT and the sole investment advisor of the CLAT.

(7)	Includes 14,782 held by Mr. Merlo’s spouse as to which Mr. Merlo disclaims beneficial ownership shares, and 7,658 shares held in Mr. Merlo’s IRA that are allocated to Mr. Merlo and as to which he shares voting and investment power.

(8)	Consists of 101,530 shares held in a family trust of which Mr. Millon and his spouse are co-trustees.

(9)	Includes 38,192 shares held in a GRAT of which Mr. Roberts is the sole trustee, and 6,155 shares held by the Trustee of the 401(k) Plan that are allocated to Mr. Roberts and as to which he shares voting and investment power.

(10)	Includes 7 shares held by Mr. White’s spouse as to which Mr. White disclaims beneficial ownership.

(11)	Directors and executive officers as a group have sole voting and investment power over 1,355,368 shares, share voting and investment power with respect to 407,598 shares (including 18,351 shares held by the Trustee of the 401(k) Plan or in an IRA account and allocated to executive officers or former executive officers), and disclaim beneficial ownership of 15,949 shares.

(12)	Includes 268,434 shares that Ms. Boratto has the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options or upon settlement of RSUs that vest and settle within 60 days of March 14, 2022 and 214,930 PSUs that vest on April 1, 2022.

2022 Proxy Statement	105

Ownership of and Trading in Our Stock

(13)	Includes 249,001 shares that Dr. Brennan has the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options or upon settlement of RSUs that vest and settle within 60 days of March 14, 2022 and 171,944 PSUs that will vest on April 1, 2022.

(14)	Consists of 64,986 deferred stock units resulting from shares constituting deferred non-employee director compensation, which do not have current voting rights (“Deferred Director Units”) and are distributable in a lump sum on the date Mr. Brown retires or resigns and 3,779 Deferred Director Units that are distributable in installments beginning on the date Mr. Brown retires or resigns.

(15)	Consists of Deferred Director Units that are distributable in a lump sum on the date the director retires or resigns.

(16)	Consists of 3,942 Deferred Director Units that are distributable in a lump sum on the date Ms. Finucane retires or resigns and 3,111 Deferred Director Units that are distributable in installments beginning on the date Ms. Finucane retires or resigns.

(17)	Includes 239,808 shares that Dr. Lotvin has the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options or upon settlement of RSUs that will vest and settle within 60 days of March 14, 2022 and 85,971 PSUs that will vest on April 1, 2022. Also includes 30,005 deferred stock units resulting from shares that were receivable upon the lapse of restrictions on RSUs or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan, and which do not have current voting rights (“Deferred Officer Units”).

(18)	Consists of 4,063 Deferred Director Units that are distributable in a lump sum on the date Mr. Ludwig retires or resigns and 2,878 Deferred Director Units that are distributable in installments beginning on the date Mr. Ludwig retires or resigns.

(19)	Also includes 343,555 shares that Ms. Lynch has the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options and 257,916 PSUs that will vest on April 1, 2022.

(20)	Includes 1,000,435 shares that Mr. Merlo has the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options or upon settlement of RSUs that will vest and settle within 60 days of March 14, 2022, and 935,918 PSUs that vest on April 1, 2022.

(21)	lncludes 1,012,746 shares that Mr. Roberts has the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options or upon settlement of RSUs that will vest and settle within 60 days of March 14, 2022, 341,392 Deferred Officer Units, and 322,395 PSUs that vest on April 1, 2022.

(22)	Consists of 7,770 Deferred Director Units that are distributable in a lump sum on the date Ms. Schapiro retires or resigns and 2,663 Deferred Director Units that are distributable in installments beginning on the date Ms. Schapiro retires or resigns.

(23)	Consists of 8,087 Deferred Director Units that are distributable in a lump sum on the date Mr. Weldon retires or resigns and 29,550 Deferred Director Units that are distributable in installments beginning on the date Mr. Weldon retires or resigns.

(24)	Includes 3,756,099 shares that executive officers have the right to acquire currently or within 60 days of March 14, 2022, upon the exercise of options or upon settlement of RSUs that will vest and settle within 60 days of March 14, 2022; 426,684 Deferred Officer Units; 189,062 Deferred Director Units; and 2,867,168 PSUs that vest on April 1, 2022.

106	CVS Health

Share Ownership of Principal Stockholders

Share Ownership of Principal Stockholders

We have been notified by the entities in the following table that each is the beneficial owner (as defined by the rules of the SEC) of more than five percent of CVS Health’s outstanding common stock as of December 31, 2021. According to the most recent Schedule 13G filed by each of these beneficial owners with the SEC, these shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned		Percent of Class Owned
Common Stock	BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	93,556,500	(1)	7.10%	(1)
Common Stock	The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	109,236,922	(2)	8.28%	(2)

(1)	Information based on a Schedule 13G/A filed February 1, 2022. BlackRock, Inc. (“BlackRock”) is the parent holding company of a number of subsidiaries that hold CVS Health common stock for the benefit of various investors. BlackRock and/or its subsidiaries have sole voting power with respect to 79,319,806 of these shares and sole dispositive power with respect to all of these shares.

(2)	Information based on a Schedule 13G/A filed February 9, 2022. The Vanguard Group, Inc. (“Vanguard”), directly or through its subsidiaries, holds CVS Health common stock for the benefit of various investors. Vanguard and/or its subsidiaries have sole voting power with respect to none of these shares, shared voting power with respect to 2,104,947 of these shares, sole dispositive power with respect to 103,797,466 of these shares and shared dispositive power with respect to 5,439,456 of these shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, and related regulations require our directors and certain of our officers, and persons who own more than 10% of our common stock, to file with the SEC reports regarding their initial ownership and changes in ownership of our common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Based solely on a review of copies of reports filed with the SEC and written representations by our directors and officers, we believe that during fiscal 2021, all of our directors and officers subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one Form 4 report for certain of our current or former Section 16 officers (each of Lisa G. Bisaccia, Eva C. Boratto, Troyen A. Brennan, James D. Clark, Daniel P. Finke, Alan M. Lotvin, Karen S. Lynch, Larry J. Merlo, Thomas M. Moriarty and Jonathan C. Roberts), related to the initial certification during 2021 of the achievement of performance metrics under their PSU awards that was reported at the time the awards vested, and one Form 4 report for Ms. Lynch reporting a single transaction related to the vesting of an equity award that was filed one day late due to an administrative error.

2022 Proxy Statement	107

Other Information

Information About the Annual Meeting and Voting

The Board of Directors of CVS Health is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 11, 2022 (or at any adjournment of the meeting, referred to as the Annual Meeting). This proxy statement summarizes the information you need to know to vote at the Annual Meeting.

Our proxy statement and proxy card are being mailed or transmitted to stockholders entitled to vote at the Annual Meeting beginning on or about April 1, 2022.

Date, Time and Place of the Annual Meeting

Date and Time May 11, 2022 8:00 a.m. Eastern Time

The Annual Meeting will be held entirely online via live audio webcast due to the public health impact of the COVID-19 pandemic and to support the health and wellness of our stockholders, directors, colleagues and guests. The virtual Annual Meeting will also allow for greater participation by all of our stockholders, regardless of their geographic location. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders.

If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on March 14, 2022 (the record date), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CVS2022 (the “Annual Meeting website”) and logging in by entering the 16-digit control number found on your proxy card, Notice of Internet Availability, or voter instruction form, as applicable.

You may log into the virtual Annual Meeting beginning at 7:45 a.m. Eastern Time on May 11, 2022 and the Annual Meeting will begin promptly at 8:00 a.m. Eastern Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on the Annual Meeting website for assistance.

As always, we encourage you to vote your shares prior to the Annual Meeting.

Place The Annual Meeting will be held exclusively online at www. virtualshareholdermeeting. com/CVS2022
You are entitled to vote at the Annual Meeting and at any adjournment thereof if you were a holder of the Company’s common stock as of the close of business on March 14, 2022.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS Health common stock at the close of business on the record date, which is March 14, 2022. As of the record date, there were 1,313,193,684 shares of common stock outstanding. Each share of CVS Health common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan. Each participant in the 401(k) Plan instructs the Trustee of the 401(k) Plan how to vote his or her shares. As to shares with respect to which the Trustee receive no timely voting instructions, the Trustee votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions. The results of the voting will be held in strict confidence by the Trustee. Please note that the cut-off date by which participants of the 401(k) Plan must submit their vote to the tabulator in order to be counted is 11:59 p.m. Eastern Time on May 8, 2022.

108	CVS Health

Other Information

Types of Ownership of Our Stock

If your shares are registered in your name with CVS Health’s transfer agent, EQ Shareowner Services, you are the “stockholder of record” of those shares. This proxy statement and any accompanying materials have been provided directly to you by CVS Health.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record, which is your “nominee”. As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction card provided by your nominee or by following the nominee’s instructions for voting by telephone or on the Internet.

Voting

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Stockholders of record may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the Annual Meeting and change your vote, if desired.

If you are a beneficial owner, you will receive instructions from your nominee that you must follow in order for your shares to be voted. Many of the institutions that act as nominees offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you owned as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations.

The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items referred to in this proxy statement.

Revoking Your Proxy Card

If you are a stockholder of record, you may revoke your proxy card by:

●	sending in another signed proxy card with a later date;

●	providing subsequent telephone or Internet voting instructions;

●	notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy card; or

●	voting during the virtual Annual Meeting by following the instructions available on the Annual Meeting website.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your nominee.

Virtual Annual Meeting Rules of Conduct

1.	All stockholders must enter the virtual Annual Meeting room through the Annual Meeting website, using their 16-digit control number found on their proxy card or voting information form. To log in, follow the instructions on the Annual Meeting website. If you have trouble logging in or need assistance, please call Broadridge at 844-986-0822 (US) or 303-562-9302 (International).

2.	Recording of the Annual Meeting is strictly prohibited. All webcast lines will be muted upon entering the virtual Annual Meeting.

3.	A webcast playback will be available 24 hours following the completion of the Annual Meeting on the Annual Meeting website.

4.	Only stockholders of record on the record date for the Annual Meeting, March 14, 2022, or their proxy holders, are permitted to attend, vote or submit questions in the virtual Annual Meeting.

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Other Information

5.	In order to use the time of all attendees as effectively as possible, we will address the official business of the Annual Meeting first, strictly following the agenda which will be posted on the Annual Meeting website. There will be a brief business presentation and a question and answer period following the official business portion of the Annual Meeting.

6.	Stockholders will be able to vote during the Annual Meeting by clicking on the “Vote Now” button on the Annual Meeting website. If you have voted your shares prior to the start of the Annual Meeting, your vote will have been received Annual Meeting by the Company’s Inspector of Elections and there will be no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.

7.	Questions or comments may be submitted using the “Ask a Question” area of the Annual Meeting website, during either the official business portion of the Annual Meeting, or during the business presentation and question and answer period following the official business portion of the Annual Meeting. In order for the Company to address as many stockholders as possible, we ask that questions or comments be limited to a maximum of two per stockholder. Please ensure that questions are concise and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

8.	The time allotted to address questions or comments from stockholders during the Annual Meeting is limited. While the Company will address as many questions during this time, questions pertinent to matters in the Agenda that are not answered during the Annual Meeting will be addressed as soon as practical after the Annual Meeting either by, depending upon the subject matter and relevance, engagement or written response posted to the Company’s Investor Relations website at www.investors.cvshealth.com.

9.	The views and concerns of all stockholders are welcome; however, the business purpose of the Annual Meeting will be strictly observed, and the Chair or the Secretary may rule that certain questions or comments are out of order, including: questions that are not related to the business at hand; questions that are not relevant to the business of the Company; questions relating to pending or threatened litigation; and comments or questions that are derogatory in nature, or related to personal matters or personal grievances.

Proxy Solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but we may also solicit by telephone or e-mail. We have hired Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, for a fee of $30,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they so request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under SEC rules, a single annual report and proxy statement or Notice of Internet Availability may be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive, conserves natural resources and reduces mailing and printing expenses for the Company. Nominees with accountholders who are stockholders may be householding our proxy materials. As indicated in the notice previously provided by these nominees to our stockholders, a single annual report and proxy statement or Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement or Notice of Internet Availability, please notify your nominee so that separate copies may be delivered to you. Beneficial owners who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their nominee. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should contact our transfer agent, EQ Shareowner Services, by writing to P.O. Box 64874, St. Paul, MN 55164-0874; by calling toll-free, 877-287-7526; or by e-mailing to stocktransfer@eq-US.com.

110	CVS Health

Other Information

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of the shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

Item 1: Election of Directors

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election and will have no effect.

All other Items	For Items 2, 3, 4, 5, 6, 7 and 8, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

Broker Voting

Under NYSE rules, if the record holder of your shares (usually a nominee) holds your shares in its name, your nominee is permitted to vote your shares on Item 2, Ratification of the Appointment of Our Independent Registered Public Accounting Firm, in its discretion, even if it does not receive voting instructions from you. On all other Items, your nominee is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes.

Stockholder Proposals and Other Business for Our Annual Meeting in 2023

If you want to submit a proposal for possible inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders, you must ensure your proposal is received by us on or before Friday, December 2, 2022 and is otherwise in compliance with SEC rules.

Under our proxy access by-law, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in CVS Health’s by-laws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2023 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than Wednesday, November 2, 2022 and no later than Friday, December 2, 2022.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in our proxy statement, the stockholder must provide notice to the Company as provided in its by-laws. Such notice, including all information required by our by-laws, must be addressed to our Corporate Secretary and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting by 5:00 p.m. Eastern Time, which would be no earlier than Wednesday, January 11, 2023 and no later than Friday, February 10, 2023. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (1) the name and address, as they appear in our books, of the stockholder giving the

2022 Proxy Statement	111

Other Information

notice, (2) the class or series and number of shares of stock of the corporation which are, directly or indirectly, held of record and/or are beneficially owned by such person, the dates such shares were acquired and the investment intent of such acquisition, (3) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (4) any material interest of the stockholder in such business. See “Stockholder Submission of Nominees” on page 21 for a description of the information required for director nominations.

Other Matters

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Website addresses, hyperlinks and QR codes are included for reference only. The information contained on websites referred to and/or linked to in this proxy statement (other than CVS Health’s website to the extent specifically referred to herein as required by the SEC’s rules) is not part of this proxy solicitation and is not incorporated by reference into this proxy statement or any other proxy materials. References to competitors and other companies throughout this proxy statement are for illustrative or comparison purposes only and do not indicate that these companies are CVS Health’s only competitors or are CVS Health’s closest competitors.

112	CVS Health

Annex A

Reconciliation of Certain Amounts to the Most Directly Comparable GAAP Measure

The Company uses non-GAAP financial measures to analyze underlying business performance and trends.

The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures the Company discloses that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

The MP&D Committee has elected to use Adjusted Earnings Per Share (“EPS”), Management Incentive Plan (“MIP”) Adjusted Operating Income and Performance Share Unit (“PSU”) Leverage Ratio, which are non-GAAP financial measures, in connection with assessing and making determinations related to executive compensation matters. The MP&D Committee carefully selected these performance metrics taking into account feedback from our stockholder engagement efforts, and sets goals based on available information. These non-GAAP financial measures include adjustments, which are reviewed by the MP&D Committee, to the most comparable GAAP financial measures to exclude the impact of certain items when these items are not reflective of the Company’s underlying business performance.

Adjusted EPS

Adjusted EPS is calculated by dividing adjusted income from continuing operations attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income from continuing operations attributable to CVS Health as income from continuing operations attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, gains/losses on divestitures, income associated with the receipt of fully reserved amounts owed to the Company under the Patient Protection and Affordable Care Act and the Health Care and Educa tion Reconciliation Act of 2010 (collectiv ely, the “ACA”) risk corridor program, losses on early extinguishment of debt and the corresponding income tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health. In 2021 and 2020, the Company’s non-GAAP tax provision also excludes certain tax benefits. In 2021, the tax benefits primarily related to the Internal Revenue Service (“IRS”) approval of a prior year tax refund claim. In 2020, the Company realized certain tax losses that were able to be used to offset a portion of the taxable gain related to the July 2020 sale of the Company’s Coventry Health Care Workers’ Compensation business (the “Workers’ Compensation business”), which reduced total tax expense in 2020.

2022 Proxy Statement	A-1

Annex A

The following are reconciliations of income from continuing operations to adjusted income from continuing operations attributable to CVS Health and calculations of GAAP diluted EPS from continuing operations and Adjusted EPS for the years ended December 31, 2021 and 2020:

	Year Ended December 31, 2021		Year Ended December 31, 2020
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$7,898		$7,201
Net (income) loss attributable to noncontrolling interests (GAAP measure)	12		(13)
Income from continuing operations attributable to CVS Health (GAAP measure)	7,910	$5.95	7,188	$5.47
Non-GAAP adjustments:
Amortization of intangible assets(1)	2,259	1.70	2,341	1.78
Acquisition-related integration costs(2)	132	0.10	332	0.25
Store impairments(3)	1,358	1.02	—	—
Goodwill impairment(4)	431	0.33	—	—
Acquisition purchase price adjustment outside of measurement period(5)	(61)	(0.05)	—	—
Gain on divestiture of subsidiary(6)	—	—	(269)	(0.20)
Receipt of fully reserved ACA risk corridor receivable(7)	—	—	(307)	(0.23)
Loss on early extinguishment of debt(8)	452	0.34	1,440	1.09
Tax impact of non-GAAP adjustments(9)	(1,316)	(0.99)	(877)	(0.67)
Receipt of fully reserved ACA risk corridor receivable attributable to noncontrolling interest, net of tax(10)	—	—	12	0.01
Adjusted income from continuing operations attributable to CVS Health	$11,165	$8.40	$9,860	$7.50
Weighted average diluted shares outstanding		1,329		1,314

Adjusted Operating Income

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments and acquisition purchase price adjustments outside of the acquisition accounting measurement period. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The

A-2	CVS Health

Annex A

consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. The following is a reconciliation of consolidated operating income to adjusted operating income for the year ended December 31, 2021:

In millions
Operating income (GAAP measure)	$13,193
Non-GAAP adjustments:
Amortization of intangible assets(1)	2,259
Acquisition-related integration costs(2)	132
Store impairments(3)	1,358
Goodwill impairment(4)	431
Acquisition purchase price adjustment outside of measurement period(5)	(61)
Adjusted operating income	$17,312

2021 MIP Adjusted Operating Income

The Company uses MIP Adjusted Operating Income as a measure in the 2021 MIP. The Company defines MIP Adjusted Operating Income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period and net realized capital gains in excess of $100 million. The following is a reconciliation of consolidated operating income to MIP Adjusted Operating Income for the year ended December 31, 2021:

In millions
Operating income (GAAP measure)	$13,193
Non-GAAP adjustments:
Amortization of intangible assets(1)	2,259
Acquisition-related integration costs(2)	132
Store impairments(3)	1,358
Goodwill impairment(4)	431
Acquisition purchase price adjustment outside of measurement period(5)	(61)
Net realized capital gains(11)	(76)
Adjusted operating income	$17,236

2021 PSU Leverage Ratio

The Company defines PSU Leverage Ratio as Adjusted Debt divided by adjusted earnings before interest expense, income taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted Debt is defined as short-term debt and total long-term debt, including the current portion of long-term debt (GAAP measure), plus the present value of future operating lease payments at a discount rate of 8.5% assuming lease payments occur at the end of the year. Adjusted EBITDA is defined as (i) income from continuing operations (GAAP measure) before interest expense, income taxes, depreciation and amortization, plus (ii) implied interest expense on future operating lease payments at a discount rate of 8.5% assuming lease payments occur at the end of the year, less (iii) other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of the acquisition accounting measurement period, loss on early extinguishment of debt and the impact of the repeal of the Health Insurer Fee (“HIF”). The following is a reconciliation of total borrowings to

2022 Proxy Statement	A-3

Annex A

Adjusted Debt and income from continuing operations to Adjusted EBITDA as well as a calculation of Adjusted Debt to Adjusted EBITDA for the year ended December 31, 2021:

In millions
Current-portion of long-term debt (GAAP measure)	$4,205
Long-term debt (GAAP measure)	51,971
Total borrowings	$56,176
Present value of operating leases(12)	16,530
Adjusted Debt	$72,706

In millions
Incoming from continuing operations (GAAP measure)	$7,898
Income tax provision (GAAP measure)	2,522
Interest expense (GAAP measure)	2,503
Depreciation and amortization (GAAP measure)	4,512
EBITDA	17,435
Non-GAAP adjustments:
Implied interest expense on operating leases(13)	1,415
Acquisition-related integration costs(2)	132
Store impairments(3)	1,358
Goodwill impairment(4)	431
Acquisition purchase price adjustment outside of measurement period(5)	(61)
Loss on early extinguishment of debt(8)	452
HIF impact(14)	387
Adjusted EBITDA	$21,549

In millions (except leverage ratio)
Adjusted Debt	$72,706
Adjusted EBITDA	$21,549
Adjusted Debt-to-EBITDA	3.37x

(1)	The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s GAAP consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
(2)	Acquisition-related integration costs relate to the Company’s acquisition of Aetna Inc.
(3)	The store impairment charge relates to the write down of operating lease right-of-use assets and property and equipment in connection with the planned closure of approximately 900 retail stores between 2022 and 2024.
(4)	The goodwill impairment charge relates to the long-term care (“LTC”) reporting unit within the Retail/LTC segment.
(5)	In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period.
(6)	The gain on divestiture of subsidiary represents the pre-tax gain on the sale of the Workers’ Compensation business, which the Company sold on July 31, 2020 for approximately $850 million.
(7)	The Company received $313 million owed to it under the ACA’s risk corridor program that was previously fully reserved for as payment was uncertain. After considering offsetting items such as the ACA’s minimum medical loss ratio rebate requirements and premium taxes, the Company recognized pre-tax income of $307 million in the Company’s consolidated statement of operations.
(8)	During the year ended December 31, 2021, the loss on early extinguishment of debt relates to the Company’s repayment of approximately $2.3 billion of its outstanding senior notes in December 2021 pursuant to its early redemption make-whole provision for such senior notes and the Company’s repayment of approximately $2.0 billion of its outstanding senior notes in August 2021 pursuant to its tender offer for such senior notes. During the year ended December 31, 2020, the loss on early extinguishment of debt relates to the Company’s repayment of $4.5 billion and $6.0 billion of its outstanding senior notes in December 2020 and August 2020, respectively, pursuant to its tender offers for such senior notes.

A-4	CVS Health

Annex A

(9)	The corresponding tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the year ended December 31, 2021, the Company’s non-GAAP tax provision also excludes certain tax benefits primarily related to IRS approval of a prior year tax refund claim. During the year ended December 31, 2020, the Company realized certain tax losses that were able to be used to offset a portion of the taxable gain related to the July 2020 sale of the Workers’ Compensation business, which reduced total tax expense for the year ended December 31, 2020.
(10)	The portion of the ACA risk corridor payment attributable to noncontrolling interest was related to third party ownership interests in the Company’s consolidated operating entities.
(11)	Represents net realized capital gains in excess of $100 million, which are excluded in accordance with 2021 MIP design. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities.
(12)	The following table provides further detail on the present value of operating leases.

Below is a summary of the future minimum lease payments under operating leases as of December 31, 2021(a):

	Operating Leases
In millions	Actual(a)(b)	Present Value(c)
2022	$2,685	$2,475
2023	2,613	2,220
2024	2,398	1,877
2025	2,217	1,600
2026	2,054	1,366
Thereafter(d)	14,103	6,992
Total future lease payments(f)	$26,070	$16,530
Below is a summary of the future minimum lease payments under operating leases as of December 31, 2020(a):

	Operating Leases
In millions	Actual(a)(b)	Present Value(c)
2021	$2,688	$2,477
2022	2,583	2,194
2023	2,496	1,954
2024	2,269	1,637
2025	2,089	1,389
Thereafter(e)	15,017	7,111
Total future lease payments(f)	$27,142	$16,763

(a)	Source: CVS Health Form 10-K for fiscal years 2021 and 2020, Notes to Consolidated Financial Statements, Note 6: “Leases”.
(b)	Future operating lease payments have not been reduced by minimum sublease rentals of $311 million and $306 million as of December 31, 2021 and 2020, respectively, due in the future under noncancelable subleases.
(c)	Discount rate = 8.5%. Operating lease payments are assumed to occur at year-end.
(d)	To capitalize these leases, divide the Thereafter operating lease payments by the 2026 operating lease payments to give the approximate number of years left, at the 2026 level, of lease payments. In this case, $14,103 million/$2,054 million=approximately seven years. Then, use seven years’ worth of operating lease payments of $2,054 million (the 2026 level) to calculate the associated present value.
(e)	To capitalize these leases, divide the Thereafter operating lease payments by the 2025 operating lease payments to give the approximate number of years left, at the 2025 level, of lease payments. In this case, $15,017 million/$2,089 million=approximately seven years. Then, use seven years’ worth of operating lease payments of $2,089 million (the 2025 level) to calculate the associated present value.
(f)	The Company leases pharmacy and clinic space from Target Corporation. Amounts related to such operating leases are reflected above. Pharmacy lease amounts due in excess of the remaining estimated economic life of the buildings are not reflected in this table since the estimated economic life of the buildings is shorter than the contractual term of the pharmacy lease arrangement.

(13)	The following table provides additional information on the implied interest expense on operating leases.

	Year Ended December 31,
In millions	2021	2020
Present value of operating leases(a)	$16,530	$16,763
Average present value of operating leases		16,647
Implied interest expense on operating leases(b)		$1,415

(a)	See 12 above for details on the Present Value of Operating Leases.
(b)	Discount rate = 8.5%. Operating lease payments are assumed to occur at year-end.
(14)	Represents the HIF impact that was included in the original target and later repealed. The Further Consolidated Appropriations Act signed into law on December 20, 2019 repealed the annual fee on health insurance providers for calendar years beginning after December 31, 2020 (fee years after the 2020 fee year).

2022 Proxy Statement	A-5

CVS Health ESG Report Highlights

In a year that continued to pose significant challenges, we remained resilient and unwavering in our commitment to improve health outcomes, accelerate ESG progress, and advance social justice and health equity. As a company, we brought greater value to the people we serve, playing a critical role in the nation’s pandemic response. We continued to deliver increasingly digital and personalized health care solutions that enabled us to lower costs, provide broader access to care and help people live healthier lives.

Our ESG strategy – Healthy 2030 – helps us bring our purpose to life.Across each pillar we’ve set bold long-term goals and ambitious near-term targets to hold ourselves accountable to building a healthier and more equitable future.

Our work to build a healthier 2030 would not be possible without the drive, commitment and heart of each and every one of our approximately 300,000 colleagues. In 2021 and beyond, all of us welcome the opportunity to collaborate with our partners, stockholders and other stakeholders to achieve better outcomes for the planet and our customers, patients, colleagues, and the communities we serve.

Karen S. Lynch

President and CEO

Our ESG Strategy

Healthy 2030

At CVS Health, we share a single, clear purpose: bringing our heart to every moment of your health. In 2021, we continued to execute our purpose through our ESG strategy, Healthy 2030, which will guide our work for the remainder of this decade. Grounded in four pillars – Healthy Business, Healthy People, Healthy Community and Healthy Planet – Healthy 2030 is designed to encompass the breadth of our enterprise and the unique ways that we can leverage our position as a leader in health care to impact the health of the people and communities we serve, our business and our planet.

To read more about our ESG activities, and for our full 2021 Environmental, Social and Governance Report please visit www.cvshealth.com/reporting.

Healthy 2030

Awards & Recognition	Select 2021 ESG Achievements

Corporate Equality Index 2022

Recognized in the Human Rights Campaign Foundation’s Corporate Equality Index

Gold Medal Recipient

S&P Global Sustainability Yearbook 2022

Top 50 Companies for Diversity (#26)

DiversityInc

FORTUNE World’s Most Admired Companies (#32)

Best Corporate Citizens List

by 3BL Media – #11 overall, #1 in Health Care Equipment & Services category

Index Status confirmed

FTSE4Good Index Series

Included in State Street Global Advisors Diversity Index

2021 Dow-Jones Sustainability Index (“DJSI”)

9th straight year on DJSI North America Index and 3rd consecutive year on DJSI World Index

CDP A List

Recognized for the third year in a row for our ongoing climate change leadership

Civic 50 – 5th consecutive year on the list of the 50 most community-minded companies in the U.S., from the Points of Light Institute

Healthy People

42,000+
patients received free health screenings through Project Health

Healthy Business

26,000+
colleagues
participate in at least one of our 16 Colleague Resource Groups

Healthy Planet

33,500 MWh
saved in 2021— more than the energy needed to power 3,000 homes for a year

Healthy Community

$240 million
provided in charitable giving through the CVS Health and Aetna Foundations, corporate grants, in-kind gifts, employee giving and fundraising, and other community investments

$185 million
Invested on affordable housing projects

Committed
to increasing hourly minimum wage across the enterprise to $15 an hour by July 2022

One of seven
initial companies to have a science-based net-zero target validated by SBTi

$2.5 million
worth of colleague volunteer time across the enterprise

Healthier happens together™

Our Purpose Bringing our heart to every moment of your health™
Our Strategy
Our mission at CVS Health is to take on many of the country’s most prevalent and pressing health care needs by understanding and acting on what consumers want and need — personalized, people-centered care that treats them like a human being, not a number.

Our Heart At Work Behaviors™ Putting people first Rise to the challenge Join forces Create simplicity Inspire trust

CVS HEALTH CORPORATION

C/O EQUINITI SHAREOWNER SERVICES

P.O. BOX 64945

ST. PAUL, MN 55164-0945

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 10, 2022 for shares held directly and by 11:59 P.M. ET on May 8, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CVS2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 10, 2022 for shares held directly and by 11:59 P.M. ET on May 8, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D75523-P67248-Z81881	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CVS HEALTH CORPORATION
The Board of Directors recommends you vote FOR each of the Nominees:

1.	Election of Directors		For	Against	Abstain
Nominees:

	1a.	Fernando Aguirre	☐	☐	☐

	1b.	C. David Brown II	☐	☐	☐

	1c.	Alecia A. DeCoudreaux	☐	☐	☐

	1d.	Nancy-Ann M. DeParle	☐	☐	☐

	1e.	Roger N. Farah	☐	☐	☐

	1f.	Anne M. Finucane	☐	☐	☐

	1g.	Edward J. Ludwig	☐	☐	☐

	1h.	Karen S. Lynch	☐	☐	☐

	1i.	Jean-Pierre Millon	☐	☐	☐

	1j.	Mary L. Schapiro	☐	☐	☐

	1k.	William C. Weldon	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of our independent registered public accounting firm for 2022.	☐	☐	☐

3.	Say on Pay, a proposal to approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

4.	Stockholder proposal for reducing our ownership threshold to request a special stockholder meeting.	☐	☐	☐

5.	Stockholder proposal regarding our independent Board Chair.	☐	☐	☐

6.	Stockholder proposal on civil rights and non-discrimination audit focused on “non-diverse” employees.	☐	☐	☐

7.	Stockholder proposal requesting paid sick leave for all employees.	☐	☐	☐

8.	Stockholder proposal regarding a report on the public health costs of our food business to diversified portfolios.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2022 Annual Meeting of Stockholders of CVS Health Corporation and any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement and 2021 Annual Report are
available at www.proxyvote.com and at www.cvshealthannualmeeting.com.

D75524-P67248-Z81881

CVS HEALTH CORPORATION
Annual Meeting of Stockholders
May 11, 2022, 8:00 A.M., ET

This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) Karen S. Lynch and David W. Dorman, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CVS HEALTH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., ET on May 11, 2022, virtually at http://www.virtualshareholdermeeting.com/CVS2022 and any adjournment or postponement thereof.

Additional Voting Instructions for Certain CVS Health Employees: To the extent the undersigned is a participant in the CVS Health Future Fund 401(k) Plan (the “401(k) Plan”), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the 401(k) Plan, to vote as indicated on the reverse side, all shares of CVS Health common stock held in the 401(k) Plan as to which the undersigned would be entitled to give voting instructions if present at the Annual Meeting. Shares held under the 401(k) Plan for which voting instructions are not properly completed, signed, or received in a timely manner (no later than 11:59 P.M., ET, on May 8, 2022), will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. All participant votes will be kept confidential by the trustee(s) of the 401(k) Plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side